Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and among
RIDGEMAR ENERGY OPERATING, LLC,
as Seller,
RIDGEMAR (EAGLE FORD) LLC,
as Company,
CRESCENT ENERGY FINANCE, LLC,
as Buyer,
and
CRESCENT ENERGY COMPANY,
as Parent
Dated as of December 3, 2024

i

v

LIST OF ANNEXES, EXHIBITS AND SCHEDULES

ANNEXES

Annex A-1	Leases
Annex A-2	Wells
Annex A-3	Field Offices

EXHIBITS

Exhibit A	Form of Seller Bring Down Certificate
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Buyer Bring Down Certificate
Exhibit D	Form of R&W Insurance Policy
Exhibit E	Form of Excluded Asset Assignment
Exhibit F	Form of Transition Services Agreement
Exhibit G	R&W Conditional Binder
Exhibit H	Form of Registration Rights Agreement
Exhibit I	Form of Mutual Release
Exhibit J	Form of Assignment and Assumption Agreement (Contracts)

SCHEDULES

Schedule CD	Credit Documents
Schedule EA	Excluded Assets
Schedule I	Inventory
Schedule J	Business Employee Field Bonuses
Schedule PC	Prepaid Property Costs
Schedule PE	Permitted Encumbrances
Schedule SF	Eagle Ford Formation
Schedule 6.4	No Conflicts – Seller
Schedule 6.5	Litigation
Schedule 7.4	No Conflicts – Company
Schedule 7.5	Capitalization
Schedule 7.6	Financial Statements
Schedule 7.7	No Undisclosed Liabilities
Schedule 7.8	Litigation
Schedule 7.10(d)	Extensions for Filing Tax Return
Schedule 7.10(e)	Tax Matters
Schedule 7.10(j)	POA for Company Taxes
Schedule 7.10(l)	Liability for Taxes
Schedule 7.12	Compliance with Laws

Schedule 7.13(a)	Material Contracts
Schedule 7.13(b)	Breaches Under Material Contracts
Schedule 7.14	Outstanding Capital Commitments
Schedule 7.15	Consents and Preferential Rights
Schedule 7.16	Wells
Schedule 7.17	Environmental
Schedule 7.18	Royalties and Working Interest Payments
Schedule 7.19	Imbalances
Schedule 7.20	Advance Payments
Schedule 7.22	Insurance
Schedule 7.23	Bank Accounts; Officers; Powers of Attorney
Schedule 7.25	Permits
Schedule 7.26	Non-Consent Operations
Schedule 7.27	Payout Balances
Schedule 7.28	Suspense Funds
Schedule 7.29	Credit Support Obligations
Schedule 7.30	Lease Status
Schedule 7.32	Rights-of-Way
Schedule 7.33	Indebtedness
Schedule 7.37	Specified Matters
Schedule 7.39	Lease Operating Statements
Schedule 7.40	Certain Transfers
Schedule 9.1	Ordinary Course Development Plan
Schedule 9.10	Post-Closing Retention of Books and Records
Schedule 9.15	Certain Assigned Contracts
Schedule 11.5	Tax Refunds

MEMBERSHIP INTEREST PURCHASE AGREEMENT
THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of December 3, 2024 (the “Execution Date”), is between Ridgemar Energy Operating, LLC, a Delaware limited liability company (“Seller”), Ridgemar (Eagle Ford) LLC, a Delaware limited liability company (“Company”), Crescent Energy Finance, LLC, a Delaware limited liability company (“Buyer”), and Crescent Energy Company, a Delaware corporation (“Parent”). Seller, Company, Buyer and Parent are each sometimes referred to herein as a “Party” and collectively as the “Parties.”
WHEREAS, Seller owns 100% of the issued and outstanding limited liability company interests of the Company (such interests, the “Company Interests”);
WHEREAS, at Closing (as defined below), on the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Company Interests.
NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.1Definitions. The terms defined in this Section 1.1 shall have the meanings set forth below for all purposes under this Agreement.
“280G Stockholder Approval” is defined in Section 9.20.
“2023 Audited Financials” is defined in Section 7.6.
“2026 Contingent Consideration” is defined in Section 2.2(a)(ii).
“2026 Quarterly Contingent Consideration Payment” is defined in Section 2.2(a)(ii).
“2027 Contingent Consideration” is defined in Section 2.2(a)(ii).
“2027 Quarterly Contingent Consideration Payment” is defined in Section 2.2(a)(ii).
“Accounting Firm” is defined in Section 2.7(c).
“Adjustment Amount” means the resulting calculation (which may result in a positive (+) number or negative (–) number) of the amounts set forth in Section 2.3(b)(i) and Section 2.3(b)(ii).

“Affiliate” (and its correlative terms) means, when used with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person; provided, however, that for the purposes of this Agreement: (a) the term “Affiliate” shall not include, and no provision of this Agreement (other than as a Non-Recourse Party or a Party Affiliate for the purposes of receiving the benefit of any waivers or releases made by Buyer pursuant to the express terms of this Agreement) shall be applicable to, (i) Carnelian Energy Capital Management, L.P., a Delaware limited partnership (“CECM”), (ii) Carnelian Energy Capital IV, L.P., a Delaware limited partnership (“Fund IV”), (iii) any fund managed thereby, (iv) any Person that directly or indirectly Controls any Person described in the foregoing subparts (i) through (iii) and (v) except for Ridgemar Energy, LLC and any of its Subsidiaries (including Seller and Company), any Person that is Controlled by, or is under common Control with any Person described in the foregoing subparts (i) through (iii) (collectively with CECM and Fund IV, the “Sponsor Group”); and (b) prior to the Closing, the Company shall be considered an Affiliate of Seller and not Buyer, and following the Closing, the Company shall be considered an Affiliate of Buyer and not Seller; provided, further, that except for Crescent Energy Company and its Subsidiaries, no portfolio company or other Person that is Controlled, managed or advised by any investment fund or other Person that Controls, manages or advises Buyer, or any of such fund’s (or other Person’s) partners, members, managers, equityholders, parallel funds or alternative investment vehicles (including any successor-in-interest of any of the foregoing Persons) shall be deemed to be an “Affiliate” of Buyer for purposes of this Agreement (other than as a Non-Recourse Party or a Party Affiliate for the purposes of receiving the benefit of any waivers or releases made by Seller pursuant to the express terms of this Agreement).
“Affiliate Arrangement” is defined in subclause (n) of the definition of “Material Contract”.
“Affiliate Contract Assignment” is defined in Section 9.15.
“Affiliate Interests” is defined in Section 9.15.
“Aggregate Deductible Amount” means an amount equal to two and one-half percent (2.5%) of the Base Purchase Price.
“Agreement” is defined in the Preamble.
“Allocated Value” is defined in Section 3.1(c).
“Allocation” is defined in Section 2.8.
“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, any state antitrust or unfair competition Laws and all other national, federal, state, foreign or multinational Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, attempted monopolization, restraint of trade, lessening of competition or abusing or maintaining a dominant position.

Antitrust Laws also include any Law that requires one or more parties to a transaction to submit a notification to a Governmental Authority with the authority to review certain transactions to determine if such transactions violate any Antitrust Law.
“Assets” means Company’s right, title and interest in and to all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, all of Company’s bank accounts, receivables and cash, as well as all credits, rebates and refunds, including: (a) all Oil & Gas Assets; (b) (i) all (1) field offices and field office leases (and any associated surface rights or interests), together with all fixtures appurtenant thereto and all Equipment and personal property located thereon and used in connection with the exploration, development or operation of the Oil & Gas Interests or otherwise in connection with the Business of the Company, including those set forth in Annex A-3, and (2) other real and personal property located in or upon such lands and used in connection with the exploration, development or operation of the Oil & Gas Interests, in each case, in which the Company owns an interest; and (c) all motor vehicles, trailers, and similar rolling stock used or held for use in connection with, or related to, the Oil & Gas Interests, but excluding in all instances the Excluded Assets.
“Assignment and Assumption Agreement” is defined in Section 2.9(a)(ii).
“Balance Sheet Date” is defined in Section 7.6.
“Bank Account” is defined in Section 7.23.
“Base Purchase Price” is defined in Section 2.2(a)(i).
“Business” means the ownership and operation by Company of the Assets and other activities conducted by Company that are incidental thereto.
“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required by applicable Law to be closed in Houston, Texas.
“Business Employee” means an individual employed by Seller or its Affiliates (including an individual co-employed by Ridgemar Energy Management LLC and Insperity PEO Services, L.P.) whose primary job duties are to provide services with respect to Company or Assets.
“Business Employee List” is defined in Section 9.12(a).
“Buyer” is defined in the Preamble.
“Buyer Agreements” is defined in Section 9.20.
“Buyer Group” is defined in Section 10.2.
“Buyer Plan” is defined in Section 9.12(c).
“Buyer Prepared Returns” is defined in Section 11.1(b).

“Callon MIPA” is defined in Section 7.42.
“Cash Election Amount” is defined in Section 2.2(a)(i).
“Cash Purchase Price” is defined in Section 2.2(a)(i).
“Casualty Event” is defined in Section 5.1.
“CECM” is defined in subclause (i) of the definition of “Affiliate”.
“Claim Deadline” is defined in Section 3.1(a).
“Claim Notice” is defined in Section 10.5(b).
“Closing” is defined in Section 2.6.
“Closing Adjustment Amount” is defined in Section 2.5.
“Closing Certificate” means a certificate delivered by Seller or Buyer, as applicable, at Closing, in the form of Exhibit A or Exhibit C, as applicable.
“Closing Date” is defined in Section 2.6.
“Closing Payment” means an amount in cash equal to the Closing Purchase Price (i) minus the Performance Deposit, and (ii) if applicable, minus the Defect Deposit.
“Closing Purchase Price” is defined in Section 2.5.
“Closing Statement” is defined in Section 2.5.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Combined Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including with respect to state and local income, franchise, margin and gross receipts Taxes.
“Company” is defined in the Preamble.
“Company Indemnified Parties” is defined in Section 9.7(a).
“Company Interests” is defined in the Recitals.
“Company Taxes” means any Taxes imposed on or with respect to the Company or the Assets; provided, however, that Company Taxes shall not include (i) Flow-Through Income Taxes, (ii) Post-Production Cost Sales Taxes, (iii) Transfer Taxes, (iv) Employee Transaction Expense Taxes, (v) Unpaid Employee Taxes, (vi) Specified Employee Taxes, or (vii) the portion of any Taxes imposed on any Seller Combined Group for any taxable period that is attributable to the Company.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of July 27, 2024, by and between Ridgemar Energy, LLC, a Delaware limited liability company, and Crescent Energy Company, a Delaware corporation.
“Consent” means any consent, approval, authorizations, or permit of, or filing with, or notification to, any Governmental Authority or any other Person which are required to be obtained, made or complied with for or in connection with the sale, assignment and transfer of the Company Interests and the other transactions contemplated by this Agreement and the Related Agreements, including any indirect sale, indirect assignment or indirect transfer of any Asset by virtue of the Company Interests.
“Contingent Consideration” is defined in Section 2.2(a)(ii).
“Contracts” means all contracts, agreements, indentures, commitments, licenses, consensual obligations, arrangements, permits, promises, or understandings, whether written or oral, that are binding on the Company or the Assets or that relate to the ownership or operation of the Assets, excluding (in each case) the Leases, the Excluded Assets and any other instruments creating any interest in any real property.
“Control” (including its derivatives and similar terms) means the ability, directly or indirectly, to direct or cause the direction of the management and policies of any such relevant Person through ownership or voting interest, by contract or otherwise.
“Controlled Group Liability” means any and all liabilities of Seller or any of its ERISA Affiliates (a) under Title IV of ERISA, (b) under or with respect to any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan that is or was subject to Section 412 of the Code or Section 302 or Title IV of ERISA, or any “multiemployer plan” as defined in Section 3(37) of ERISA, (c) under Sections 206(g), 302 or 303 of ERISA, (d) under Sections 412, 414, 430, 431, 436 or 4971 of the Code, (e) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (f) under corresponding or similar provisions of any foreign Laws.
“COPAS” means the COPAS 2005 Accounting Procedure recommended by the Council of Petroleum Accountants Societies, as interpreted by the Council of Petroleum Accountants Societies of North America under MFI-51 2005 COPAS Accounting Procedure.
“Credit Documents” means the RBL together with the agreements and other documents identified on Schedule CD and any amendments, extensions, supplements or replacements or substitute facilities thereof.
“Credit Support” means any cash deposits, guarantees, letters of credit, treasury securities, surety bonds and other forms of credit assurances or credit support.
“Cure Deadline” is defined in Section 3.1(f).
“Cut-off Date” is defined in Section 2.3(a)(vi).

“D&O Insurance” means a directors’ and officers’ insurance and indemnification policy.
“D&O Provisions” is defined in Section 9.7.
“Debt Financing” is defined in Section 9.17(a).
“Debt Financing Sources” is defined in Section 9.17(a).
“Defect Deposit” means an amount in cash equal to the positive remainder (if any) of the following (and for clarity, if the remainder of the amounts described in this definition is less than $0, then for purposes of this definition, such amount shall be deemed to be $0):
(i)the aggregate Title Defect Amounts for all Title Defects that exceed the Title Threshold Amount with respect to all alleged Title Defects asserted by Buyer pursuant to one or more valid Title Defect Notices prior to the Claim Deadline, minus, the aggregate Title Benefit Amounts for all Title Benefits asserted by Seller pursuant to one of more valid Notices of Title Benefits prior to the Claim Deadline, as agreed to by the Parties as of the Closing Date;
(ii)plus, the aggregate Environmental Defect Amounts for all Environmental Defects that exceed the Environmental Threshold Amount with respect to all alleged Environmental Defects asserted by Buyer pursuant to one or more valid Environmental Defect Notices prior to the Claim Deadline;
(iii)minus, the aggregate Title Defect Amounts with respect to any and all Title Defects that Seller and Buyer have agreed is cured prior to Closing;
(iv)minus, the aggregate Environmental Defect Amounts with respect to any and all Environmental Defects that Seller and Buyer have agreed is cured prior to Closing; and
(v)minus, the positive remainder, if any, of (A) the Aggregate Deductible Amount minus, (B) the aggregate Title Defect Amounts with respect to any and all Title Defects that Seller and Buyer have agreed upon prior to Closing minus, (C) the aggregate Environmental Defect Amounts with respect to any and all Environmental Defects that Seller and Buyer have agreed upon prior to Closing.
“Defect Escrow Account” is defined in Section 3.1(f)(i).
“Defensible Title” means that title to the Oil & Gas Interests that, as of the Effective Time and immediately prior to Closing, subject to and except for Permitted Encumbrances, is (i) deducible of record or (ii) in the case of contractual interests held pursuant to joint operating agreements, pooling agreements, unitization agreements or similar agreements, constitutes beneficial title evidenced by unrecorded instruments, written elections, non-consent or forfeiture provisions, and, in each case:
(a)with respect to the Subject Formation for each Well set forth on Annex A-2, entitles the Company to receive not less than the Net Revenue Interest set forth in Annex A-2 for such Well throughout the productive life thereof, except (i) decreases in connection with those operations in which the Company may elect after the Execution Date to be a non-consenting co-owner if and to the extent expressly in accordance with the terms of this Agreement, (ii) decreases resulting from the reversion of interests, to co-owners with respect to operations in which such co-owners elect, after the Execution Date, not to consent, (iii) decreases resulting from the establishment or amendment of pools or units or Orders of any applicable Governmental Authority that concern pooling, unitization, communitization, spacing or density matters (in each case, other than, prior to Closing, by the Company, Seller or any of their Affiliates in violation or breach of Section 9.1(b)(iv) of this Agreement) and, in each case, after the Execution Date, (iv) decreases required to allow other Working Interest owners to make up past Imbalances, (v) as otherwise expressly stated in Annex A-2, or (vi) as may be otherwise caused by Buyer or any of its Affiliates as a joint working interest owner or co-tenant in any of the Oil & Gas Interests;
(b)with respect to the Subject Formation for each Well set forth on Annex A-2, obligates the Company to bear a Working Interest for such Well that is not greater than the Working Interest set forth in Annex A-2 for such Well without increase throughout the productive life of such Well, except (i) increases resulting from contribution requirements with respect to defaulting or non-consenting co-owners under applicable operating agreements or applicable Law, (ii) increases that are accompanied by at least a proportionate increase in the Company’s aggregate Net Revenue Interest for such Well, (iii) as otherwise expressly stated in Annex A-2 or (iii) as may be otherwise caused by Buyer or any of its Affiliates as a joint working interest owner or co-tenant in any of the Oil & Gas Interests;
(c)with respect to the Subject Formation for each Lease set forth on Annex A-1, throughout the productive life thereof, (1) entitles the Company to ownership of not less than the Net Acres set forth on Annex A-1 for such Lease, and (2) entitles the Company to not less than the Net Revenue Interest set forth on Annex A-1 for such Lease, except for, in each case, (i) decreases in connection with those operations in which the Company may elect after the Execution Date to be a non-consenting co-owner if and to the extent expressly in accordance with the terms of this Agreement, (ii) decreases resulting from reversion of interests to co-owners with respect to operations in which such co-owners elect, after the Execution Date, not to consent, (iii) decreases resulting from the establishment or amendment of pools or units or Orders of any applicable Governmental Authority that concern pooling, unitization, communitization, spacing or density matters (in each case, other than, prior to Closing, by the Company, Seller or any of their Affiliates in violation or breach of this Agreement) and, in each case, after the Execution Date, (iv) decreases required to allow other Working Interest owners to make up past Imbalances, (v) as otherwise expressly stated in Annex A-1, or (vi) as may be otherwise caused by Buyer or any of its Affiliates as a joint working interest owner or co-tenant in any of the Oil & Gas Interests; and
(d)is free and clear of all Liens.
“Direct Claim” is defined in Section 10.5(g).
“Dispute” is defined in Section 14.2(a).
“Dispute Notice” is defined in Section 2.7(b).
“Disqualified Individual” is defined in Section 9.20.
“DOJ” is defined in Section 9.6(c).
“Eagle Ford Formation” means the depths specified on Schedule SF.
“Effective Time” means 12:01 a.m. local time in Houston, Texas on October 1, 2024.
“Employee Offer” is defined in Section 9.12(a).
“Employee Transaction Expense Taxes” means the employer portion of any Taxes in respect of transaction, change in control, retention or stay bonuses, severance, incentive, phantom equity or deferred compensation payments or other similar payments or obligations to any current or former employee, officer, director, manager or other individual service provider of Company or its Affiliates due or payable or otherwise arise as a result of or in connection with the execution, delivery or performance of this Agreement or any Related Agreement (including in combination with any other event), or the consummation of the transactions contemplated by this Agreement or any Related Agreement (including in combination with any other event), in each case, to the extent included in the definition of Transaction Expenses.
“Environmental Arbitrator” is defined in Section 4.5(b).
“Environmental Defect” means any violation of or liability under any Environmental Laws with respect to the Assets or any condition (including any Release of Hazardous Substances) that presently requires (or if known, would presently require) Remediation under applicable Environmental Laws; provided, however, the following conditions, matters, Releases and Environmental Liabilities shall be excluded from and in no event constitute an “Environmental Defect”: (a) the presence or absence of NORM (except to the extent constituting a current violation of Environmental Law), (b) Plugging and Abandonment obligations or liabilities as may be required by any Governmental Authority (except to the extent constituting a current violation of Environmental Law), (c) the flaring of natural gas or other gaseous hydrocarbons at permissible levels under applicable Environmental Laws (but excluding, for the avoidance of doubt, any flaring to the extent in excess of permissible levels and/or constituting a current violation of Environmental Law) or (d) the physical condition of any surface or subsurface production equipment (including water or oil tanks, separators or other ancillary equipment) except with respect to equipment (i) that causes or has caused any environmental pollution, contamination or degradation where Remediation is presently required (or if known or disclosed, would be presently required) under Environmental Laws or (ii) the use or condition of which is a violation of Environmental Law.
“Environmental Defect Amount” means with respect to an Environmental Defect, the amount of the Lowest Cost Response of such Environmental Defect (net to the Company’s Working Interest or other ownership interest in the applicable Asset affected thereby, but solely to the extent the Company’s and Buyer’s liability for such Environmental Defect is limited to its Working Interest or other ownership interest in the applicable Asset affected thereby and the remainder of liability for such Environmental Defect is reasonably recoverable from the Third Party Working Interest owners of such Asset).
“Environmental Defect Notice” is defined in Section 4.3(a).
“Environmental Defect Property” is defined in Section 4.3(b)(ii).
“Environmental Laws” means the following: CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it relates to exposure to Hazardous Substances), in each case as amended or in effect as of or prior to the Execution Date, and all similar Laws in effect as of or prior to the Execution Date of any Governmental Authority addressing (i) pollution or pollution control; (ii) public and worker health and safety (to the extent it relates to exposure to Hazardous Substances) and protection of natural resources, the environment or biological resources; or (iii) the disposal or Release or threat of Release of Hazardous Substances.
“Environmental Liabilities” means any and all Losses, Remediation obligations, liabilities, environmental response costs, costs to cure, costs to investigate or monitor, restoration costs, costs of Remediation or removal, settlements, penalties and fines arising out of or related to any violations or non-compliance with any Environmental Laws, including any contribution obligation under CERCLA or any other Environmental Law or responsibilities or obligations incurred or imposed pursuant to any claim or cause of action by a Governmental Authority or other Person, attributable to any Environmental Defects, any failure to comply with Environmental Laws, any Release of Hazardous Substances or any other environmental condition with respect to the ownership or operation of the Assets.
“Environmental Threshold Amount” is defined in Section 4.6(a).
“Equipment” means any wellhead equipment, flowlines, pipelines, compression equipment, injection facilities, saltwater disposal facilities, and other equipment, fixtures or machinery of any kind or character that are used or held for use in connection with the ownership or operation of the Oil & Gas Assets, but excluding the Excluded Assets.
“Equipment Inventory” is defined in Section 2.3(b)(i)(I).
“Equity Interests” means any equity interests or other equity security of any class, any option, warrant, convertible or exchangeable security (including any membership interest, equity unit, partnership interest, trust interest) or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other equity security of any class or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of the Company, or the value of which is linked to the value of any such interest in the Company, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency; provided, however, “Equity Interests” expressly exclude any real property interests or interests in any Hydrocarbon leases, fee minerals, reversionary interests, non-participating royalty interests, executive rights, non-executive rights, royalties and any other similar interests in minerals, overriding royalties, reversionary interests, net profit interests, production payments, and other royalty burdens and other interests payable out of production of Hydrocarbons, including any Oil & Gas Assets.
“Equity Purchase Price” is defined in Section 2.2(a)(i).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, is (or at any relevant time has been or would be) treated as a single employer pursuant to Section 414 of the Code.
“Escrow Account” is defined in Section 2.4.
“Escrow Agent” means J.P. Morgan Chase Bank, N.A.
“Escrow Agreement” means the Escrow Agreement, dated as of the Execution Date, among Buyer, Seller and the Escrow Agent, in the form as mutually agreed by the Parties.
“Examination Period” is defined in Section 3.1(a).
“Excess Amount” is defined in Section 2.7(e).
“Exchange” means the New York Stock Exchange.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Assets” means with respect to Company, the following: (a) the assets and properties, if any, set forth on Schedule EA, (b) the Excluded Records; (c) any and all claims for refunds of, credits attributable to, loss carryforwards with respect to, or similar Tax assets related to (i) subject to Section 11.5, Pre-Effective Time Company Taxes or Post-Production Cost Sales

Taxes or (ii) Flow-Through Income Taxes allocated (or allocable) under applicable Laws to Seller or any direct or indirect owners or Affiliates (other than the Company) of Seller; (d) all trade credits, accounts, receivables and other proceeds, income, or revenues attributable to the Assets with respect to any period of time prior to the Effective Time or which Seller is, in whole or in part, entitled to receive under Section 2.3(a), but excluding in each case the Suspense Funds or any other amounts for which the Base Purchase Price is adjusted upwards pursuant to Section 2.3(b); (e) all audit rights and claims for reimbursements from Third Parties for any and all Property Costs, overhead or joint account reimbursements and revenues associated with all joint interest audits and other audits of any (i) Excluded Assets or (ii) Property Costs under any Contracts or under Law covering periods prior to the Effective Time or for which Seller is, in whole or in part, responsible under Section 2.3(a) (but excluding any such rights pertaining to amounts for which the Base Purchase Price is adjusted upward pursuant to Section 2.3(b)); (f) to the extent not covered in subclause (d) of this definition, any and all claims for refunds or credits owed to Company from any Governmental Authority or Third Party to the extent related or attributable to the period prior to the Effective Time, (g) any proceeds or earnings with respect to any other Excluded Assets; (h) the Seller Names; and (i) any Hedges.
“Excluded Asset Assignment” means, if applicable, an assignment and conveyance of the Excluded Assets from Company to Seller or its designee(s) in the form attached hereto as Exhibit E.
“Excluded Records” means: (a) any and all data, correspondence, materials, descriptions and records relating to the auction, marketing, sales negotiation or sale of the Company Interests or the Assets, including the existence or identities of any prospective inquirers, bidders or prospective purchasers of any of the Assets, any bids received from and records of negotiations with any such prospective purchasers and any analyses of such bids by any Person; (b) corporate, financial, Tax, and legal data and Records (or portions thereof) solely to the extent relating to the businesses of Seller or any Affiliate of Seller generally (other than Company, the Assets or the Business); (c) legal records and legal files of Company with respect to or that relate to this Agreement, any Related Agreement or any of their communications prior to the Closing with respect to the transactions contemplated thereby or hereby, including all work product of and attorney-client communications with any Seller’s or Company’s legal counsel (other than title opinions); (d) records to the extent related to any assets of Third Parties that have been the subject of evaluation by Seller or Company prior to the Execution Date; (e) any reserve reports, valuations, and estimates of any quantities of any Assets, and any pricing assumptions, forward pricing estimates, price decks, or pricing studies related thereto, in each case whether prepared by Company, Seller, or any of their respective Affiliates, or any Third Parties; and (f) all employment Records, personnel files, and other employment-related documents of Seller or its Affiliates.
“Execution Date” is defined in the Preamble.
“Existing Credit Support” is defined in Section 9.13.
“Final Adjustment Amount” means the Adjustment Amount finally determined pursuant to Section 2.7 and that is final and binding on the Parties.

“Final Purchase Price” means the Purchase Price as finally determined pursuant to Section 2.7, subject to the final disbursement of any amounts paid into the Defect Escrow Account pursuant to the terms of this Agreement.
“Financial Statements” is defined in Section 7.6.
“Flow-Through Income Taxes” means U.S. federal Income Taxes and any similar Income Taxes imposed by any state or local Laws on the direct or indirect owners of any entity on a flow-through basis by allocating or attributing to such owners all of such entity’s items of income, gain, loss, deduction and other relevant tax attributes.
“Fraud” means, any actual and intentional misrepresentation or concealment of fact by a Party in the making of the representations and warranties of such Party set forth in Article 6, Article 7 or Article 8, as applicable, or any certificate delivered pursuant to this Agreement, which is made with the actual knowledge (as opposed to imputed or constructive knowledge) by such Party that such representation and warranty was false when made, with the intention of inducing any other Party to enter into this Agreement, which such other Party, in justifiable reliance upon such representation and warranty, entered into this Agreement and suffered actual and material damage or loss as a result thereof. For the avoidance of doubt, “Fraud” does not include (a) constructive fraud, equitable fraud or promissory fraud or (b) any fraud based on constructive knowledge, negligent misrepresentation, recklessness or any similar theory.
“FTC” is defined in Section 9.6(c).
“Fundamental Representations” means (a) the representations and warranties of Seller set forth in Section 6.1, Section 6.2, Section 6.3, Section 6.4(a), Section 6.7, Section 6.8, Section 7.1, Section 7.2, Section 7.3, Section 7.4(a), and Section 7.5; and (b) the representations and warranties of Buyer set forth in Section 8.1, Section 8.2, Section 8.3, Section 8.4(b)(1), Section 8.12, Section 8.13, Section 8.14 and Section 8.18 (in each case, including the corresponding representations and warranties given in the Closing Certificates delivered at Closing by Seller and Buyer).
“Fund IV” is defined in subclause (ii) of the definition of “Affiliate.”
“GAAP” means accounting principles generally accepted in the United States as in effect from time to time.
“Governing Documents” means the documents by which any Person (other than an individual) establishes its legal existence or that govern its internal affairs, including: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of formation and the limited liability company agreement or, if applicable, operating agreement of a limited liability company; (e) any similar charter or operating document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment, modification, restatement, supplement, certificate of designations or instrument similar to any of the foregoing.
“Governmental Authority” means any legislature, court, tribunal, arbitrator, arbitral body (public or private), authority, agency, department, commission, division, board, bureau, branch, official or other instrumentality of the U.S., or any domestic state, county, city, tribal or other political subdivision, governmental department or similar governing entity, and including any governmental, quasi-governmental, regulatory, administrative body or non-governmental body exercising similar powers of authority.
“Hazardous Substances” means any pollutant, contaminant, dangerous or toxic substance, hazardous or extremely hazardous substance or chemical, or any other material, substance or waste defined as “solid waste”, “hazardous waste”, “hazardous substance”, “hazardous material” or “toxic substance” under applicable Environmental Laws, including chemicals, pollutants, contaminants, wastes or toxic substances, which are classified as hazardous, toxic, radioactive or otherwise are regulated by, or form the basis for Losses or liability under, any applicable Environmental Law due to their hazardous, toxic, dangerous or deleterious properties or characteristics, including hazardous substances defined under CERCLA, and petroleum and petroleum byproducts, asbestos and asbestos containing material, radioactive substances and NORM, polychlorinated biphenyls, lead, toxic mold and per- and polyfluoroalkyl substances.
“Hedge” means any future hedge, derivative, swap, collar, put, call, cap, option, or other contract that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including Hydrocarbons or securities.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“HSR Clearance” means the expiration or termination of all applicable waiting periods under the HSR Act (and any extensions thereof) with respect to this Agreement and the Transaction.
“Hydrocarbons” means crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including ethane, propane, iso-butane, nor-butane, gasoline, and scrubber liquids) of any type and chemical composition produced from and attributable to the Oil & Gas Interests or any Royalties applicable to the Oil & Gas Interests.
“Imbalance” means any imbalance at the (a) wellhead between the amount of Hydrocarbons produced from a Well and allocable to the aggregate interests of the Company therein and the aggregate share of production from the relevant Well to which the Company is entitled or (b) pipeline flange between the aggregate amount of Hydrocarbons nominated by or allocated to the Company and the aggregate amount of Hydrocarbons actually delivered on behalf of the Company at that point.
“Imbalance Amount” means, as determined separately for gaseous Hydrocarbons (excluding natural gas liquids), liquid Hydrocarbons (excluding natural gas liquids), and natural gas liquids, (a) the contract price for such product in effect as of the Effective Time, (b) if there is not a contract price in effect as of the Effective Time, the sales price, or (c) if there is not a price described in the preceding clauses (a) and (b) in effect as of the Effective Time for such product, the applicable NYMEX front month index price for such product on the first day of the month in which the Execution Date occurs.
“Inactive Business Employee” is defined in Section 9.12(a).
“Income Taxes” means (i) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes), (ii) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by or calculated with respect to is included in clause (i) above (but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes), or (iii) withholding Taxes measured with reference to or as a substitute for any Tax included in clauses (i) or (ii) above.
“Indebtedness” means, with respect to any Person, at any date, in each case without duplication, (a) all indebtedness or obligations of such Person for borrowed money (or issued or incurred in substitution or exchange for borrowed money), whether short-term or long-term, and whether secured or unsecured, or with respect to deposits or advances of any kind (other than deposits and advances of any Person relating to the purchase of products or services from Company in the ordinary course of business), (b) all obligations or liabilities of such Person evidenced by debentures, notes, bonds, loans or other debt securities, (c) all obligations or liabilities of such Person under or in respect of any letter of credit or similar instruments, including bankers’ acceptance, bank guarantees, surety bonds and performance bonds, whether or not matured, (d) all liabilities or obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations under any capital lease which are recorded as (or should be, in accordance with GAAP, recorded as) a capital lease on the Financial Statements, (f) all obligations or liabilities of such Person for the deferred purchase price for property or services, including “earn-out” payments (whether contingent or otherwise), (g) all guarantees of any obligations of a Person other than Company, whether direct or indirect, contingent or otherwise, by such Person or for which such Person may be liable or for which any assets of such Person may be subject to a Lien, (h) all other obligations of a Person which would be required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with GAAP, and (i) to the extent not (x) included as Transaction Expenses or (y) otherwise included in the Adjustment Amount or Property Costs for which Buyer is responsible pursuant to the terms of this Agreement, all unpaid compensation, including any bonuses or other incentive compensation, severance, unfunded or underfunded compensation, and the employer portion of Taxes in respect thereof, and (j) any interest, premiums, fees (including arranging, administrative, late and default fees), expenses, overdrafts, costs of collection and penalties with respect to any of the foregoing. To the extent any Indebtedness will be retired or discharged at the Closing, Indebtedness shall also include any and all amounts necessary and sufficient to retire such Indebtedness, including principal, scheduled payments, accrued interest and finance charges, and other fees, penalties or payments (prepayment, make-whole or otherwise) necessary and sufficient to retire such Indebtedness at the Closing.
“Indemnified Person” is defined in Section 10.5(a).
“Indemnifying Party” is defined in Section 10.5(a).
“Indenture” means each of (i) that certain Indenture, dated as of May 6, 2021 by and among, Buyer, the guarantors named therein and U.S. Bank Trust Company, National Association, as successor to U.S. Bank National Association, as trustee (the “Trustee”) (as supplemented by the First Supplemental Indenture, dated as of January 14, 2022, the Second Supplemental Indenture, dated as of February 10, 2022, the Third Supplemental Indenture, dated as of April 1, 2022, the Fourth Supplemental Indenture, dated as of April 20, 2022, the Fifth Supplemental Indenture, dated as of October 12, 2022, the Sixth Supplemental Indenture, dated as of March 6, 2023, and as further supplemented from time to time), (ii) that certain Indenture, dated as of February 1, 2023, by and among Buyer, the guarantors named therein and the Trustee (as supplemented by the First Supplemental Indenture, dated as of July 20, 2023, the Second Supplemental Indenture, dated as of September 12, 2023, the Third Supplemental Indenture, dated as of December 8, 2023, the Fourth Supplemental Indenture, dated as of September 3, 2024, and as further supplemented from time to time), (iii) that certain Indenture, dated as of March 26, 2024, by and among Buyer, the guarantors named therein and the Trustee (as supplemented by the First Supplemented Indenture, dated as of September 3, 2024 and as further supplemented from time to time) and (iv) that certain Indenture, dated as of June 14, 2024, by and among Buyer, the guarantors named therein and the Trustee (as supplemented by the First Supplemental Indenture, dated as of September 3, 2024, the Second Supplemental Indenture, dated as of September 9, 2024, and as further supplemented from time to time).

“Independent Environmental Review” is defined in Section 4.1.
“Independent Title Review” is defined in Section 3.1(a).
“Interest Reduction” is defined in the definition of “Permitted Encumbrance”.
“Interim Period” means the period from (and including) the Execution Date to the Closing Date (or, if earlier, the date this Agreement is terminated pursuant to Article 13).
“Knowledge” means the actual knowledge of those individuals specified in clause (a) or (b) below, as the case may be, without any duty of inquiry or independent investigation: (a) in the case of Seller, Preston Powell (Chief Executive Officer), Mina Elmalak (Chief Operating Officer), Elijah Lavicky (Chief Financial Officer), Christy Pontious (Chief Accounting Officer) and James Parker (Vice President of Land and Business Development) and (b) in the case of Buyer, Clay Rynd (Executive Vice President, Investments), Todd Falk (Chief Accounting Officer) and Reid Gallagher.
“Labor Agreement” is defined in subclause (j) of the definition of “Material Contracts”.

“Laws” means all federal, state and local statutes, laws (including common law), rules, regulations, acts, codes, Orders, ordinances, licenses, writs, injunctions, judgments, rulings, subpoenas, awards and decrees or writs and other legally enforceable requirements enacted, adopted, issued or promulgated by any Governmental Authority.
“Leases” means all of the Company’s right, title and interest in and to all oil, gas and/or mineral leases (including all leasehold interests, sublease interests, farmout interests, Royalties and other types of mineral interests) and other similar leasehold and mineral properties and interests, including those set forth on Annex A-1, and including any rights to acquire any of the foregoing.
“Lien” means any lien, mortgage, pledge, charge, collateral assignment, encumbrances, or security interest of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement), and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.
“Lookback Period” is defined in Section 7.12.
“Losses” means all losses, costs, liabilities, obligations, expenses, fines, penalties, interest, payments, charges, expenditures, claims, awards, settlements, judgments, damages, reasonable and documented out-of-pocket attorneys’ fees and reasonable and documented out-of-pocket expenses of investigating, defending and prosecuting litigation.
“Lowest Cost Response” means the response required or allowed under Environmental Laws that Remediates (for current and future use in the same manner as currently used) an Environmental Defect, in the most cost-effective manner (taken as a whole, taking into consideration any direct expenses, liabilities or Losses that are reasonably expected to arise as a result of such response) as compared to any other response that is required or allowed under Environmental Laws. The Lowest Cost Response shall include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of Remediation, if such responses are appropriate and allowed under Environmental Laws, provided that the Lowest Cost Response shall always include any Remediation required by any Environmental Law or by a Governmental Authority under Environmental Law. The Lowest Cost Response shall not include (a) the costs of Buyer’s or any of its Affiliate’s employees, project manager(s) or attorneys; (b) expenses for matters that are ordinary costs of doing business (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Oil & Gas Assets even in the absence of an Environmental Defect); (c) costs and expenses that would not have been required under Environmental Laws as they exist on or prior to the Closing Date; (d) any costs or expenses relating to any obligations to plug, abandon or decommission wells located on or comprising part of the Oil & Gas Assets in the ordinary course of business (except to the extent required to address or correct a current violation of Environmental Law); or (e) the assessment, remediation, removal, abatement, transportation, disposal, or any other corrective actions of any asbestos, asbestos-containing materials or NORM that may be present in or on the Oil & Gas Assets (unless such assessment, remediation, removal, abatement, transportation, disposal, or any other corrective action is currently required by any Environmental Law or any Governmental Authority under Environmental Law).

“Material Adverse Effect” means any event, effect, occurrence, change, condition or circumstance that, individually or in the aggregate, (a) has had or caused, or would be reasonably expected to have or cause a material adverse effect on the Company or the Business or the ownership, operation or financial condition or results of operation of the Company Interests, Company, and/or the Assets, taken as a whole, or (b) prevents or materially delays (or would be reasonably expected to prevent or materially delay) the consummation of the transactions hereunder or is materially adverse to Seller’s or Company’s ability to perform its obligations hereunder or under the Related Agreements to which it is or will be a party; provided, however, that “Material Adverse Effect” shall not include any of the following: any adverse event, effect, occurrence, change, condition or circumstance resulting from or relating to: (i) general changes in Hydrocarbon or other commodity prices; (ii) changes in condition or developments generally applicable to the oil and gas industry in the United States or any area or areas where the Assets are located; (iii) economic, financial, credit or political conditions and general changes in markets, including changes generally in supply, demand, price levels or interest or exchange rates; (iv) acts of God, hurricanes, tornados, meteorological events, storms and pandemics; (v) Orders, acts or failures to act of Governmental Authorities (except as a direct result of any action or inaction that was taken or required to be taken by or on behalf of Seller or its Affiliates); (vi) industry level labor unrest or strikes, civil unrest or similar disorder, terrorist acts, embargo, sanctions or interruption of trade, or any outbreak, escalation or worsening of hostilities or war; (vii) any reclassification or recalculation of reserves in the ordinary course of business; (viii) changes in Laws or GAAP or the interpretation thereof after the Execution Date; (ix)  effects or changes that are cured in full at the sole cost of Seller or no longer exist by the earlier of the Closing and the termination of this Agreement pursuant to Article 13; (x) any effect resulting directly, solely and exclusively from any action taken by Buyer or any Affiliate of Buyer after the date hereof, other than those expressly permitted in accordance with the terms of this Agreement; (xi) action or inaction taken by Seller or any Affiliate of Seller (including Company) with Buyer’s prior written consent or that are otherwise expressly required or prescribed hereunder; (xii) any Casualty Event; (xiii) natural declines in well performance; (xiv) failure of Company to achieve any periodic earnings, revenue expense, sales or other estimated projection, forecast or budget prior to the Closing (provided, that the foregoing exclusion set forth in this clause (xiv) shall not preclude the underlying cause thereof being a Material Adverse Effect, unless otherwise excluded from this definition); (xv) entering into this Agreement or the announcement of the transactions contemplated hereby or the performance of the covenants set forth in Article 9; or (xvi) this Agreement or the Related Agreements; provided that, with respect to a matter described in clauses (i) – (iv) and (vi) above, such event, change, occurrence, or effect may be taken into account in determining whether there has been a Material Adverse Effect only to the extent that such event, change, occurrence, or effect has a materially disproportionate adverse effect on the Company, the Business or the ownership, operation or financial condition or results of operation of the Company Interests, Company and/or the Assets, taken as a whole, as compared to similarly situated participants in the industry in which the Company operates.
“Material Contract” means any Contract (including any amendment, exhibit, schedule, annex, supplement or appendix thereto) to which the Company is a party or Seller or any of its Affiliates (other than the Company) are bound with respect to the Business or the Assets that is one or more of the following types, except for any Contracts that are Plans governed by Section 7.11:
(a)any Contract (other than joint operating agreements, unit operating agreements, or pooling agreements) that can reasonably be expected to result in aggregate payments by the Company of more than Two Hundred Fifty Thousand Dollars ($250,000) during the current or any subsequent calendar year or Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate over the term of the Contract (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
(b)any Contract (other than joint operating agreements, unit operating agreements, or pooling agreements) that can reasonably be expected to result in aggregate revenues to the Company of more than Two Hundred Fifty Thousand Dollars ($250,000) during the current or any subsequent calendar year or Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate over the term of the Contract (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
(c)any Hydrocarbon or produced or fresh water purchase and sale, marketing, transportation, gathering, processing, treating, disposal, blending, supply, storage or similar Contract that is not terminable without penalty upon sixty (60) days’ or less notice;
(d)any (i) Credit Document or (ii) Contract creating or evidencing any Indebtedness for borrowed money of Company;
(e)any Contract that is a joint operating agreement, participation agreement, joint development agreement, unitization or communitization agreement, exploration agreement, acreage dedication agreement (excluding pooling agreement, production sharing agreement, well allocation agreement or similar Contract), carried interest agreement, partnership agreements (including any tax partnership agreement), joint venture agreement, farm-in agreement, farm-out agreement, participation agreement, development agreement, exchange agreement, or any Contract similar to the foregoing where, in each case, to the extent the Company has any remaining material obligation as of the Execution Date;
(f)any Contract that constitutes a lease (other than any Lease) under which Company is the lessor or the lessee of real or personal property, which lease (i) cannot be terminated by Company without penalty upon ninety (90) days’ or less notice and (ii) involves an annual base rental of more than Two Hundred Fifty Thousand Dollars ($250,000) (net to Company);
(g)any (i) Contract that contains, constitutes or provides for an area of mutual interest, or (ii) Contract that purports to prohibit, limit or restrict the manner in which, or the locations in which Company may conduct its business or compete in any jurisdiction, including any Contract that includes non-competition restrictions or that otherwise restricts, limits or prohibits the manner in which, or the locations in which, Company conducts the business relating to the Assets that will be binding on the Assets or Company after the Closing, or purports to restrict, limit or prohibit the location, timing or manner of conducting operations or business, or any agreement that includes such provisions; provided that a Contract shall not constitute a

Material Contract pursuant to this subsection (g) solely because such Contract (A) contains provisions providing for maintenance of uniform interests, preferential purchase agreements or similar preferential agreements, in each case, contained in A.A.P.L. form joint operating agreements customary to the oil and gas industry, (B) is a surface use agreement or similar Contract containing setback provisions or (C) is a confidentiality or similar agreements entered into in the ordinary course of business;
(h)any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which Company or, with respect to the Assets, Seller or its Affiliates, will have any material outstanding obligation after the Effective Time;
(i)any Contract (i) for which the primary purpose is to indemnify another Person or (excluding for purposes of this clause (i), any master services agreements) or (ii) guaranteeing any payment or performance obligation of any Person for which the guaranteed obligations have not been fully paid or performed;
(j)any collective bargaining agreement or other Contract with any union, labor organization, works council or other certified employee representative (each a “Labor Agreement”);
(k)any Hedges;
(l)any Contract for the prior purchase, sale, exchange or similar acquisition or disposition pertaining to any material Assets that (i) was executed within the Lookback Period or (ii) with respect to the Company, has any material outstanding rights or obligations (other than indemnity rights or obligations that customarily survive closing and for which there is no pending or threatened unresolved claim);
(m)any Contract containing (i) call upon, option to purchase, take-or-pay provisions, minimum volume commitments, or similar rights or obligations affecting any Asset or the production of Hydrocarbons therefrom, or (ii) a dedication of production of Hydrocarbons;
(n)any Contract that is (i) between Company (or otherwise binding on the Assets or the Company Interests), on the one hand, and any Affiliate of Seller (other than Company), on the other hand, or (ii) between Company (or otherwise binding on the Assets or the Company Interests), on the one hand, and any director, manager, employee or officer of Seller, Company or any of their respective Affiliates, on the other hand (each, an “Affiliate Arrangement”);
(o)any Contract that (A) is a drilling contract, rig contract or fracturing services contract and would obligate the Company to employ and pay for a drilling rig or frac fleet with respect to the Assets after the Execution Date or (B) would obligate the Company to drill additional wells or to conduct other material operations after Closing;
(p)any Contract where the primary purpose thereof is a seismic, geological or geophysical license or acquisition agreement; or

(q)any Contract which commits the Company to enter into any of the foregoing.
“Net Acres” means, as calculated separately with respect to each Lease, INSOFAR AND ONLY INSOFAR as such Lease covers the depths within the applicable Subject Formation set forth for such Lease on Annex A-1 (or as otherwise expressly depth limited within the applicable Subject Formation as expressly set forth for such Lease on Annex A-1), (a) the number of gross acres of land covered by such Lease as to the applicable Subject Formation set forth for such Lease on Annex A-1, multiplied by (b) the lessor’s undivided fee simple mineral interests (expressed as a percentage) in, on and under the lands covered by such Lease, multiplied by (c) the Company’s aggregate Working Interest in such Lease; provided, however, if items (b) and (c) vary as to different depths or tracts, a separate calculation shall be performed with respect to each such depth or tract.
“Net Revenue Interest” means, (a) with respect to any Well, the Company’s aggregate interest (expressed as a percentage or a decimal) in and to the Hydrocarbons produced and saved or sold from or allocated to the Subject Formation of such Well, or (b) with respect to any Lease, INSOFAR AND ONLY INSOFAR as such Lease covers the depths within the applicable Subject Formation set forth for such Lease on Annex A-1 (or as otherwise expressly depth limited within the applicable Subject Formation as expressly set forth for such Lease on Annex A-1), the Company’s aggregate interest (expressed as a percentage or a decimal) in and to the Hydrocarbons produced and saved or sold from or allocated to such Lease, in each case of items (a) and (b), after giving effect to all Royalties.
“Non-Recourse Parties” means, with respect to any Person, any of such Person’s former, current and future direct or indirect equity holders, management companies, Controlling Persons, directors, officers, employees, agents, incorporators, representatives, consultants, attorneys, Affiliates, members, managers, general or limited partners or assignees (or any former, current or future direct or indirect equity holders, management companies, Controlling Persons, directors, officers, employees, agents, incorporators, representatives, consultants, attorneys, Affiliates, members, managers, general or limited partners or assignees of any of the foregoing), or any financial advisor or lender to such Person (and each such Person a “Non-Recourse Party”).
“NORM” is defined in Section 14.11(d).
“Notice” is defined in Section 14.1(a).
“NYMEX WTI Crude Futures Prices” is defined in Section 2.2(a)(ii)(E).
“NYMEX WTI Crude Price Average” means the arithmetic average of the daily settlement price taken to three (3) decimal places for the “Light Sweet Crude Oil” prompt month contract, stated in U.S. Dollars, as reported by the CME Group (or, if no longer reported by the CME Group, any other applicable successor financial services company proposed by Seller and reasonably acceptable to Buyer) for all days in the applicable calendar quarter (excluding non-trading days).

“Oil & Gas Assets” means, without duplication, all of the Company’s right, title and interest in and to: (a) all Leases held by the Company, and all right, title and interest of the Company attributable or allocable thereto by virtue of any and all pooling, unitization, communitization and operating agreements (including the Leases set forth on Annex A-1); (b) all Wells held by the Company (including the Wells set forth on Annex A-2); (c) all rights and interests in, under or derived from all unitization, communitization and pooling agreements, declarations and orders in effect with respect to any of the Leases or Wells and the units created thereby (the “Units”) (the Oil & Gas Assets as described in clauses (a), (b) and (c) respectively, collectively, the “Oil & Gas Interests”); (d) all of the Company’s right, title and interest in and to (i) all lands covered by or subject to the Oil & Gas Interests, (ii) all Royalties applicable to the Oil & Gas Interests, and (iii) all rights with respect to the use and occupancy of the surface and subsurface depths under such lands; (e) all Contracts related to the Oil & Gas Interests, including any rights of the Company under any joint operating agreement, joint exploration agreement, farmin and farmout agreements, area of mutual interest agreement or similar agreement; (f) all Equipment; (g) all Rights-of-Way; (h) the Hydrocarbons produced from the Oil & Gas Interests or allocated thereto from and after the Effective Time; and (i) all Permits.
“Oil & Gas Interests” is defined in the definition of “Oil & Gas Assets”.
“Order” means any order, award, decision, injunction, judgment, ruling, decree, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Authority.
“Ordinary Course Development Plan” is defined in Section 9.1(b).
“Outside Date” is defined in Section 13.1(c).
“Parent” is defined in the Preamble.
“Parent Class A Common Stock” is defined in Section 8.12(a).
“Parent Credit Agreement” means that certain Credit Agreement dated as of May 6, 2021, among Buyer, Wells Fargo Bank, National Association, as Administrative Agent and certain Lenders party thereto, as such agreement may be amended, restated, amended and restated, extended, supplemented, waived or otherwise modified from time to time or refinanced or replaced from time to time.

“Parent Financial Statements” is defined in Section 8.14(a).
“Parent Equity Plan” means collectively, all equity or equity-based incentive plans and employee stock purchase plans of Parent or its Subsidiaries, in each case, including all applicable award agreements thereunder.
“Parent Guarantee” is defined in Section 14.16.
“Parent Preferred Stock” is defined in Section 8.12(a).
“Parent SEC Documents” is defined in Section 8.14(a).

“Party” and “Parties” are each defined in the Preamble.
“Party Affiliate” is defined in Section 14.10.
“Payment Information” is defined in Section 2.5.
“PC Statement Purchase Price” is defined in Section 2.7(a).
“Performance Deposit” is defined in Section 2.4.
“Permits” means permits, approvals, consents, licenses, franchises, exemptions and other similar authorizations, consents and approvals of or from Governmental Authorities necessary to own or operate the Oil & Gas Assets (other than any Lease).
“Permitted Encumbrance” means any or all of the following:
(a)Royalties to the extent that they do not, individually or in the aggregate (i) reduce the Company’s aggregate Net Revenue Interest or Net Acre ownership in any Oil & Gas Interest below that shown in Annex A-1 or Annex A-2 for such Oil & Gas Interest, or (ii) increase the Company’s aggregate Working Interest in any Oil & Gas Interest above that shown in Annex A-1 or Annex A-2 for such Oil & Gas Interest without a proportionate increase in the Net Revenue Interest (each of (i) and (ii), an “Interest Reduction”);
(b)the terms of all Leases, Contracts, Rights-of-Way, and any other agreements applicable to the Oil & Gas Assets, in each case, which do not, individually or in the aggregate, (i) result in an Interest Reduction or (ii) materially impair or interfere with the ownership, operation or use of the Oil & Gas Interests (as currently owned, used or operated by the Company or its Affiliates);
(c)all (i) rights of first refusal, preferential purchase rights and similar rights with respect to the Assets and (ii) consents, notice requirements and similar restrictions, in each case of clauses (i) and (ii), that are (1) set forth on Schedule 7.15 or (2) not triggered by the Transaction (whether or not set forth on Schedule 7.15), except, in each case, to the extent pertaining to a prior breach of, or failure to comply with, the terms thereof by the Company or its predecessor in title to the Oil & Gas Assets burdened thereby, if such prior breach or failure has resulted in an Interest Reduction;
(d)Liens for Taxes not yet delinquent or, if delinquent, which are being contested in good faith by appropriate actions and, if so contested, are identified on Schedule PE;
(e)Liens created under the terms of the Leases, Contracts or Rights-of-Way that, in each case, are for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, are being contested in good faith by appropriate actions and, if so contested, are identified on Schedule PE;

(f)materialman’s, warehouseman’s, workman’s, carrier’s, mechanic’s, vendor’s, repairman’s, employee’s, contractor’s, operator’s liens, construction liens and other similar liens arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or, if delinquent, are being contested in good faith by appropriate actions and, if so contested, are identified on Schedule PE;
(g)all rights to consent by, and any required notices to, filings with, or other actions of, Governmental Authorities in connection with the sale or conveyance of oil and gas leases or rights or interests therein if they are customarily obtained subsequent to the sale or conveyance of such leases, rights or interests;
(h)(i) the failure to record Leases issued by any Governmental Authority in the real property, conveyance, or other records of the county in which such Leases are located; provided that the instruments evidencing the conveyance of the Company’s interest to the Company from its immediate predecessor in title are recorded with the Governmental Authority that issued any such Lease, or (ii) the delay or failure of any Governmental Authority to approve the assignment of any Lease to such Company or any predecessor in title to such Company, unless such approval has been expressly denied or rejected in writing by such Governmental Authority, in each case of clauses (i) and (ii), except where the failure or omission has resulted or is reasonably likely to result in a Third Party’s actual and valid claim of superior title to the affected Oil & Gas Interest;
(i)except to the extent triggered on or prior to the Closing Date, conventional rights of reassignment arising upon the expiration or final intention to abandon or release any of the Oil & Gas Interests;
(j)easements, rights-of-way, covenants, servitudes, permits, surface leases, conditions, restrictions, and other rights included in or burdening the Oil & Gas Assets for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities, and equipment, in each case, to the extent they do not, individually or in the aggregate (i) result in an Interest Reduction or (ii) materially impair or interfere with the ownership, operation or use of the Oil & Gas Interests (as currently owned, used or operated by the Company or its Affiliates);
(k)rights of any (i) owner or lessee of any oil and gas interests in formations, strata, horizons or depths other than the applicable Subject Formation, which pertain solely to such other formations, strata, horizons or depths, or (ii) common owner of any interest in Assets currently held by Company and such common owner as tenants in common or through common ownership or by contract, in each case, to the extent they do not, individually or in the aggregate (1) result in an Interest Reduction or (2) materially impair or interfere with the ownership, operation or use of the Oil & Gas Interests (as currently owned, used or operated by the Company or its Affiliates);

(l)any Lien, charge, or other encumbrance which is expressly waived by Buyer in writing on or prior to Closing or which is discharged by the Company (or one of its Affiliates) at or prior to Closing;
(m)failure to recite marital status in a document or omissions of successors or heirship or estate proceedings, in each case, unless such failure or omission has resulted or is reasonably likely to result in an actual and valid claim of superior title from a Third Party attributable to such matter;
(n)defects arising out of a lack of a survey or lack of a spousal joinder, unless such survey or joinder is expressly required by applicable Law and that is an actual and valid claim of superior title from a Third Party attributable to such matter;
(o)any Lien, obligation, burden or defect as a consequence of cessation of production, insufficient production, or failure to conduct operations on any of the Oil & Gas Interests held by production, or lands pooled, communitized or unitized therewith, except to the extent (i) the cessation of production, insufficient production or failure to conduct operations is conclusively shown to exist during the fifteen (15) year period immediately prior to the Execution Date and is such that it has given rise to a right of the lessor or other Third Party to terminate the underlying Lease, evidence of which shall be included in a Title Defect Notice, or (ii) the applicable lessor has provided written notice to Seller, the Company or any of their respective Affiliates that (A) it is validly seeking to terminate the lease in question or that Company has forfeited such lease or (B) such Person has an obligation to release leasehold acreage as a result of such cessation of production, insufficient production or failure to conduct operations;
(p)lack of (i) Contracts or rights for the transportation or processing of Hydrocarbons produced from the Assets, (ii) any rights of way for gathering or transportation pipelines or facilities that do not constitute any of the Assets, or (iii) in the case of any well or other operation that has not been commenced as of the Closing Date, any permits, easements, rights of way, unit designations, communitization agreement, production sharing agreement, pooling, proration or production or drilling units not yet obtained, formed, or created;
(q)except to the extent actually resulting in an Interest Reduction, defects based on (i) lack of a division order or an operating agreement covering any Asset (including portions of an Asset that were formerly within a unit but which have been excluded from the unit as a result of a contraction of the unit) or (ii) failure to obtain waivers of maintenance of uniform interest, restriction on zone transfer or similar provisions in operating agreements with respect to assignments in Company’s chain of title to the Asset unless there is an outstanding and pending, unresolved claim from a Third Party with respect to the failure to obtain such waiver;
(r)defects based on or arising out of the failure of Company to enter into, be party to, or be bound by, pooling provisions, a pooling agreement, production sharing agreement, production handling agreement, or other similar agreement with respect to any horizontal Well that crosses more than one Lease or tract, to the extent such Well (i) has been permitted by the applicable Governmental Authority or (ii) the allocation of Hydrocarbons produced from such Well among such Lease or tracts based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such Lease or leasehold tract its share of such production;
(s)all applicable Laws and rights reserved to or vested in any Governmental Authorities (i) to control or regulate any Oil & Gas Asset in any manner, (ii) to assess Tax with respect to the Oil & Gas Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, (iii)  by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Oil & Gas Assets, (iv) to use any Oil & Gas Asset in a manner which does not materially impair the use, ownership or operation of such Oil & Gas Asset for the purposes for which it is currently used, owned or operated as of the Execution Date, or (v) to enforce any obligations or duties affecting the Oil & Gas Assets which are owed to any Governmental Authority, with respect to any franchise, grant, license or permit;
(t)defects based solely on the failure of records in the General Land Office of the State of Texas or any other applicable Governmental Authority to reflect approved communitization or pooling agreements, provided that the instruments evidencing such communitization or pooling agreements have been filed and are awaiting approval with the General Land Office of the State of Texas or any other applicable Governmental Authority, as applicable, unless such failure has resulted, or is reasonably likely to result, in an actual and valid claim of superior title from a Third Party attributable to such matter;
(u)any lien not yet delinquent or, if delinquent, which is being contested in good faith (and, if so contested, is identified on Schedule PE), arising in connection with workers’ compensation, unemployment insurance, pension, or employment Laws or regulations;
(v)defects based solely on (i) a lack of information in the Company’s files or of record, (ii) references to any document if a copy of such document is not in the Company’s files or of record or (iii) the inability to locate an unrecorded instrument of which Buyer has constructive or inquiry notice by virtue of a reference to such unrecorded instrument in a recorded instrument (or a reference to a further unrecorded instrument in such unrecorded instrument), in each case, if no claim has been made under such unrecorded instruments within the last ten (10) years and, in each case of clauses (i), (ii) or (iii), solely to the extent that Seller is not relying on such information, documents, or instruments to vest title to the applicable Oil & Gas Interests in the Company, or any Company’s predecessors in title;

(w)defects based solely on lack of evidence of, or other defects with respect to, authorization, execution, delivery, acknowledgment, or approval of any instrument in the Company’s chain of title, unless such failure has resulted, or is reasonably likely to result, in an actual and valid claim of superior title from a Third Party attributable to such matter;
(x)any matter that has been fully cured, released or waived by or under any Law of limitation or prescription, including adverse possession and the doctrine of laches;
(y)defects arising from unreleased instruments (including prior oil and gas leases and mortgages) that are terminated, have expired on the face of the terms of such instrument or the enforcement of which are barred by applicable statute of limitations;
(z)depth severances that pertain exclusively to a formation other than the Subject Formation for any Lease or Well or that do not, individually or in the aggregate, result in an Interest Reduction;
(aa)the expiration of any Leases by their terms after the Closing Date;
(bb)calls on production under existing Contracts, provided that the holder of such right must pay an index-based price for any production purchased by virtue of such call on production;
(cc)maintenance of uniform interest provisions (i) contained in any Contract to the extent (A) compliance with such provisions has been waived in writing by the parties to such Contract, or (B) Buyer is able to confirm (through review of the records of the Company and/or communications with, and cooperation from, Seller) that such maintenance of uniform interest provisions have been previously violated without the transferring party obtaining waivers, or without a non-transferring party under such Contract having filed a lawsuit or having asserted a claim for breach of such Contract, or (ii) contained in any Lease to the extent the applicable lessor has waived compliance with such provisions in writing or breach of such provisions will not result in a suspension of material rights under such Lease, the right of the lessor to terminate such Lease or the termination of such Lease;
(dd)defects arising from any change in applicable Laws after the Execution Date;
(ee)defects based on Buyer’s change (or desired change) in the surface or bottom hole location, borehole or drainhole path, well or operational plan, or operational technique (including completion or stimulation technique) with respect to any existing Well or any future wells to be drilled on any Oil & Gas Asset;
(ff)defects based solely on Seller’s or Company’s failure to have a title opinion, title insurance policy or survey on any Oil & Gas Asset;

(gg)any defect arising from (i) any Lease having no pooling provision, or an inadequate horizontal pooling provision, or (ii) the absence of any lease amendment or consent by any royalty interest or mineral interest holder authorizing the pooling of any Lease, in each case, except to the extent that the same does not, individually or in the aggregate (1) result in an Interest Reduction or (2) materially impair or interfere with the ownership, operation or use of the applicable Asset (as currently owned, used or operated by the Company or its Affiliates);
(hh)any Lien, obligation, burden, defect, or loss of title resulting from the Company’s or Seller’s conduct of business as expressly provided for in this Agreement;
(ii)any Lien, obligation, burden, or defect that affects only which Person has the right to receive payments with respect to burdens on production with respect to any Oil & Gas Interest (rather than the amount of such burdens on the applicable Oil & Gas Interest) and that does not affect the validity of the underlying Oil & Gas Interest;
(jj)lack of (i) Contracts or rights for the transportation or processing of Hydrocarbons produced from the Oil & Gas Assets, (ii) any rights of way for gathering or transportation pipelines or facilities that do not constitute any of the Oil & Gas Assets, or (iii) in the case of a well or other operation with respect to the Oil & Gas Assets that has not been commenced as of the Closing Date, any permits, easements, rights of way, unit designations, or production or drilling units not yet obtained, formed, or created;
(kk)the terms and conditions of this Agreement or any other document executed pursuant to the terms of this Agreement;
(ll)any matters set forth on Annex A-1, Annex A-2, or Schedule PE; and
(mm)(i) such Title Defects as Buyer may have waived or that Buyer is deemed to have waived pursuant to the express terms of this Agreement or (ii) except in connection with Buyer’s rights under the R&W Insurance Policy, Title Defects that were not properly asserted on or before the Claim Deadline.
“Permitted Parent Securities Liens” is defined in Section 8.13.
“Permitted Securities Lien” means Liens or restrictions on transfer: (a) arising under any applicable federal and state securities Laws, (b) arising pursuant to, or as otherwise expressly set forth in, the Governing Documents of Company, as made available to Buyer prior to the Execution Date, (c) with respect to pre-Closing periods only (and only to the extent fully and finally released as of the Closing without cost, expense or penalty to Buyer or any of its Affiliates, including Company), arising in connection with the Credit Documents or (d) that are fully released from the Company Interests as of Closing without cost, expense or penalty to Buyer or any of its Affiliates (including Company).

“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, unincorporated organization or Governmental Authority.
“Phase I Environmental Site Assessment” is defined in Section 4.2.
“Plan” means: (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA; and (b) each personnel policy, equity option, equity appreciation rights, restricted equity, phantom equity other equity or equity-based, profit sharing, bonus, incentive, commission, vacation policy, severance, termination, separation, deferred compensation, individual consulting or other individual service provider, employment, retention, retirement, pension, profit-sharing, health, welfare, post-employment health or welfare, leave, life insurance, paid time off, deferred compensation, change of control and each other employee benefit or compensation plan, agreement, arrangement, program, practice, policy or contract.
“Plugging and Abandonment,” “Plugged and Abandoned” and “Plug and Abandon” and its derivatives mean all plugging, replugging, abandonment, re-plugging and re-abandonment, equipment removal, disposal, or restoration associated with the properties and assets included in or burdened by the Assets, including all plugging and abandonment, dismantling, decommissioning, Remediation, removal, surface and subsurface restoration, site clearance and disposal of the Wells, well cellars, fixtures, flowlines, pipelines, structures and personal property located on or associated with assets and properties included in the Assets and the lands burdened thereby, the removal and capping of all associated flowlines, field transmission and gathering lines, pit closures, the restoration of the surface, site clearance, any disposal of related waste materials, excluding NORM and asbestos, and obligations to obtain plugging exceptions for any Well with a current plugging exception, all in accordance with all applicable Laws and the requirements of Governmental Authorities, the terms and conditions of the Leases, Units, Rights-of-Way and Contracts.
“Post-Closing Statement” is defined in Section 2.7(a).
“Post-Effective Time Company Taxes” means Company Taxes allocated to any Post-Effective Time Tax Period and the portion of any Straddle Period beginning at the Effective Time determined in accordance with Section 11.4.
“Post-Effective Time Tax Period” means any taxable period beginning at or after the Effective Time.
“Post-Effective Time Texas Franchise Tax Amount” means $111,550; provided that for each day that the Closing is delayed beyond January 31, 2025, such amount shall increase by $917.
“Post-Production Cost Sales Taxes” means any sales, use or similar taxes that are imposed on or with respect to services, the costs of which such services are or were actually taken into account as marketing fees and transportation fees and other post production expenses in the application of Section 2.3(b)(i)(A), Section 2.3(b)(i)(B), or Section 2.3(b)(ii)(A).

“Pre-Effective Time Tax Period” means any taxable period ending before the Effective Time.
“Pre-Effective Time Company Taxes” means Company Taxes allocated to any Pre-Effective Time Tax Period and the portion of any Straddle Period ending immediately prior to the Effective Time determined pursuant to Section 11.4.
“Preferential Right” means any right or agreement that enables any Person to purchase or acquire any Assets or Company Interests or portion thereof as a result of or in connection with (a) the transfer of the Company Interests or direct or indirect change of control of Company, (b) the indirect transfer of any Oil & Gas Assets or (c) the execution of this Agreement or the consummation of the Transaction.
“Proceeding” means any action, claim, investigation, audit, arbitration, suit, litigation or similar legal proceeding at Law or in equity (including any civil, criminal, administrative or appellate proceeding), arbitral action (public or private) or criminal prosecution, or any appeal thereof.
“Property Costs” means, without duplication, all operating expenses (including costs of insurance, rentals, shut-in and similar payments), and capital expenditures (including costs of drilling and completing Wells and costs of acquiring equipment) incurred in the ordinary course of business in connection with the ownership and operation of the Assets, including: any and all costs, expenses, fees and expenditures constituting “Direct Charges” under COPAS and overhead costs, in each case, charged to the Oil & Gas Assets by Third Party operators under joint operating agreements or similar contracts; provided, however, that “Property Costs” do not include any costs and expenses or Losses attributable to (a) to the extent set forth on or described in the Disclosure Schedules, personal injury or death attributable to Company’s operation of the Assets prior to the Effective Time, (b) obligations with respect to Imbalances, (c) obligations to pay Working Interests, Royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, including those held in suspense, (d) to the extent set forth on or described in the Disclosure Schedules or with respect to Seller’s or the Company’s cure or attempt to cure any Title Defect or Environmental Defect asserted by Buyer prior to the Claim Deadline, costs incurred to cure or Remediate, as applicable, title matters, including Title Defects, or environmental matters, including Environmental Defects (in each case of this clause (d), whether such matters are asserted by Buyer or incurred in anticipation of the Transaction), (e) any Company Taxes, Post-Production Cost Sales Taxes, Flow-Through Income Taxes, and Transfer Taxes, (f) subject to the other terms of this Agreement, obligations to pay broker fees and other lease acquisition costs, (g) any payments made or costs or expenses incurred in connection with the cure or attempt to cure any breach of this Agreement or any Related Agreement, (h) to the extent paid by Seller or Company prior to the Closing Date, Third Party claims for breach or violation of any applicable Law, Contract or Lease, including any costs or expenses incurred in connection with the cure or attempt to cure any such breach or violation, (i) obligations with respect to Hedges (including any costs or expenses associated therewith), (j) to the extent paid by Seller or Company prior to the Closing Date, obligations related to the Specified Matters or incurred in connection with Indebtedness, (k) Transaction Expenses, (l)

general and administrative and/or overhead costs and expenses of Seller and its Affiliates with respect to the ownership and operation of the Business or the Assets (provided that, for the avoidance of doubt, “Property Costs” shall include general and administrative and/or overhead costs and expenses, labor, salary, wages and benefit costs that constitute “Direct Charges” under COPAS charged to the Oil & Gas Assets by Third Party operators under joint operating agreements or similar contracts, but exclude any such aforementioned general and administrative and/or overhead costs and expenses, labor, salary, wages and benefit costs that constitute “Direct Charges” under COPAS charged to the Oil & Gas Assets by Affiliate non-Third Party operators under joint operating agreements or similar contracts), and (m) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (a) through (l).
“Purchase Price” is defined in Section 2.2(a)(i).
“Qualified Support” is defined in Section 2.2(a)(ii)(E).
“R&W Conditional Binder” means the conditional binder attached hereto as Exhibit G.
“R&W Insurance Policy” means the buyer-side Representations and Warranties Insurance Policy Number 140002203, along with any buyer-side representations and warranties insurance policies excess of such policy, that are conditionally bound as of the Execution Date pursuant to Section 9.11.
“RBL” means that certain Credit Agreement, dated as of July 22, 2021, by and among Seller, as borrower, Ridgemar Energy Management, LLC, as parent, and BOKF, NA, dba Bank of Texas, as administrative agent, and each of the lenders from time to time party thereto, as amended and in effect as of the Execution Date and as it may be subsequently amended, modified or supplemented from time to time.
“Records” means all books, records, files, data, information, drawings, and maps to the extent (and only to the extent) related to the Company Interests, Company, or the Assets, including electronic copies of all computer records where available, contract files, Company Tax files, easement files, well logs, division order files, title opinions and other title information (including abstracts, evidences of rental payments, maps, surveys, and data sheets), hazard data, and surveys, production records, engineering files, and environmental records, in each case, to the extent disclosure or transfer is not restricted, prohibited or subjected to payment of a fee, penalty or other consideration by any license agreement or other agreement with a Person other than Affiliates of Seller, or by applicable Law (provided that Seller used commercially reasonable efforts to obtain a waiver of any such transfer restriction), or for which consent to transfer has been received or for which Buyer has agreed in writing to pay such fee, penalty, or other consideration, as applicable, but excluding, however, in each case, the Excluded Records.
“Registration Rights Agreement” is defined in Section 2.9(a)(x).

“Related Agreements” means each agreement, document, instrument or certificate contemplated by this Agreement to be executed on or before the Closing in connection with the Transaction.
“Release” means any releasing, discharge, emission, spilling, leaking, pumping, pouring, placing, depositing, injecting, dumping, burying, leaching, migrating, abandoning or disposing into or through the environment of any Hazardous Substance, including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substance.
“Remaining Disputes” is defined in Section 2.7(c).
“Remediate” (and its derivatives) means any remedial, removal, response, investigation, monitoring, cure, construction, closure, disposal, testing, integrity testing or other corrective actions required under Environmental Laws or by a Governmental Authority under Environmental Laws to cure or remove or otherwise address a Release or a violation of or liability under Environmental Law, in each case taking into account permanent or non-permanent remedies or actions, including mechanisms to contain or stabilize Hazardous Substances, including monitoring site conditions, natural attenuation, risk based corrective action, institutional controls or other appropriate restrictions on the Assets, including caps, dikes, encapsulation or leachate collection systems to the extent permitted by Environmental Laws, to the extent such permanent or non-permanent remedies or actions are appropriate and allowed under Environmental Laws or by a Governmental Authority under Environmental Laws; provided, however, “Remediate” shall not include any obligations with respect to Plugging and Abandonment (except to the extent constituting a current violation of Environmental Law). The term “Remediation” shall have correlative meaning.
“Required Consent” means any Consent with respect to which: (a) such Consent is expressly denied in writing by the holder of the Consent; (b) there is a provision within the applicable instrument that such Consent may be withheld in the sole and absolute discretion of the holder thereof; or (c) there is a provision within the applicable instrument expressly stating that an assignment in violation thereof: (i) is void or voidable; (ii) triggers the payment of specified liquidated damages; or (iii) causes termination of the applicable Assets to be assigned. For the avoidance of doubt, “Required Consent” does not include any Consents that, by their terms, cannot be unreasonably withheld (or that contain language to a similar effect) that are not denied in writing.
“Required Parent SEC Documents” is defined in Section 8.14(a).
“Requisite Financial Statement Information” is defined in Section 9.18(a).
“Resale Shelf” is defined in Section 8.17.
“Resolution Period” is defined in Section 2.7(b).
“Restricted Contacts” is defined in Section 9.2.

“Review Period” is defined in Section 2.7(b).
“Ridgemar Parent” means Ridgemar Energy, LLC, the sole member of Seller.
“Right” means any option, warrant, convertible or exchangeable security or other right, however denominated, to subscribe for, purchase or otherwise acquire any Equity Interest of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.
“Rights-of-Way” means all rights-of-way, surface fee rights, fee interests, and other leases, reservations, crossing rights and other easements, servitudes, franchises, permits, licenses, condemnation judgments or awards, surface leases, surface use agreements, subsurface easements, subsurface use agreements and other rights to, or interests in, real property and other similar real property interests held by the Company, used or held for use in connection with the ownership, operation or maintenance of the Oil & Gas Interests.
“Royalties” means any royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, back-in interests and other similar burdens upon, measured by or payable out of production of Hydrocarbons.
“Scheduled Closing Date” is defined in Section 2.6.
“Schedules” means the Schedules to this Agreement dated as of the Execution Date.
“SEC” means the U.S. Securities and Exchange Commission.
“Section 280G Payments” is defined in Section 9.20.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” is defined in the Preamble.
“Seller Combined Group” means any Combined Group with respect to Income Taxes of which each of (a) the Company and (b) Seller or an Affiliate of Seller (other than the Company), is or was a member on or prior to the Closing Date.
“Seller Combined Returns” means any Tax Return of a Seller Combined Group.
“Seller Counsel” is defined in Section 14.12.
“Seller Group” is defined in Section 10.1.
“Seller Names” is defined in Section 9.9.
“Seller Overhead Amount” means an amount equal to One Million Three Hundred Thousand Dollars ($1,300,000) per month for each month during the period from the Effective

Time to the Closing Date, prorated for any partial month based on the number of days in the applicable month.
“Share Price” means $13.75.
“Shortfall Amount” is defined in Section 2.7(f).
“Specified Employee Taxes” means the employer portion of any payroll, social security, unemployment or similar taxes imposed on amounts described in Section 2.3(b)(i)(J) and Section 2.3(b)(ii)(J).
“Specified Matters” is defined in Section 7.37.
“Sponsor Group” is defined in subclause (v) of the definition of “Affiliate.”
“Straddle Period” means any Tax period beginning before and ending after the Effective Time.
“Subject Formation” means, subject to any exceptions or exclusions expressly identified on Annex A-1 or Annex A-2 as to any applicable Well or Lease:
(a)for each producing (or capable of producing) Well, the formation from which such Well is producing;
(b)for each Well that has been drilled but has not been completed, the formation identified for such Well on Annex A-2; and
(c)for each Lease, the Eagle Ford Formation.
“Subject Representation” is defined in Section 14.12.
“Subsidiary” means, with respect to any relevant Person as of the date the determination is being made, any corporation, partnership, limited liability company or other legal entity of which (a) a majority of the Equity Interests entitled to vote are owned directly or indirectly by such Person or (b) such Person otherwise has the power to elect or designate a majority of the board of directors or similar governing body.
“Suspense Funds” means all Royalties and other amounts held in suspense by the Company and its Affiliates that are attributable to revenues from Hydrocarbons produced from interests of Third Parties in the Oil & Gas Interests (including any such amounts attributable to other Working Interest owners’ interest in such assets) that are received by Company or Seller.
“Tax” or “Taxes” means any taxes, assessments and other governmental charges in the nature of a tax imposed by any Governmental Authority, including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, property, branch, capital gains, transfer, value added, sales, use, gross receipts, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, windfall profit, severance, production, estimated or other tax, including any interest, penalty or addition thereto.
“Tax Return” means any return, report, declaration, claim for refund, election, certificate, information return, statement, or any other similar document relating to Taxes, including any schedule or attachment thereto and any amendment thereof or modification or supplement thereto, filed or required to be filed with any Governmental Authority.
“Termination Date” is defined in Section 13.1.
“Termination Time” is defined in Section 2.2(a)(ii)(C).
“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.
“Third Party Claim” is defined in Section 10.5(c).
“Title Arbitrator” is defined in Section 3.1(i)(ii).
“Title Benefit” means any right, circumstance, or condition that operates to (a) increase the aggregate Net Revenue Interest of the Company in the Subject Formation of any Lease or Well above that shown for the Subject Formation of such Lease or Well on Annex A-1 or Annex A-2, as applicable, (b) increase the aggregate Net Acre ownership of the Company in the Subject Formation of any Lease above that shown for the Subject Formation of such Lease on Annex A-1 to the extent such increase is not accompanied by at least a proportionate decrease in the Company’s aggregate Net Revenue Interest for such Lease from that set forth on Annex A-1, or (c) decrease the aggregate Working Interest of the Company in the Subject Formation of any Lease or Well below that shown for the Subject Formation of such Lease or Well on Annex A-1 or Annex A-2, as applicable, without a proportionate or greater than proportionate decrease in the Company’s Net Revenue Interest for the Subject Formation of such Lease or Well from that set forth on Annex A-1 or Annex A-2, as applicable.
“Title Benefit Amount” is defined in Section 3.1(e).
“Title Benefit Property” is defined in Section 3.1(e).
“Title Defect” means any Lien, charge, encumbrance, obligation, defect or other matter that causes the Company’s aggregate title to any Lease or Well set forth on Annex A-1 or Annex A-2 to be less than Defensible Title.
“Title Defect Amount” is defined in Section 3.1(g).
“Title Defect Notice” is defined in Section 3.1(a).
“Title Defect Property” is defined in Section 3.1(d)(ii).
“Title Records” is defined in Section 3.1(a).

“Title Threshold Amount” is defined in Section 3.1(g)(vi)(A).
“Transaction” means the transactions contemplated by this Agreement and the Related Agreements.
“Transaction Expenses” means (a) all fees, costs and expenses (including investment banking fees, legal fees, accounting fees and other advisory fees, costs and expenses), in each case, incurred prior to the Closing by Company, or for which Company is responsible, in connection with the preparation for, negotiating of, execution of, consummation of or performance under the transactions contemplated by this Agreement and the Related Agreements, and the general sales process of the Company and the Assets (including any fees, costs or expenses incurred in connection with the marketing of the Company and the Assets for sale and any sales process with any Person other than Buyer and its Affiliates); (b) (i) all transaction, change in control, retention or stay bonuses, severance, incentive, phantom equity or deferred compensation payments or other similar payments or obligations to any current or former employee, officer, director, manager or other individual service provider of Company or its Affiliates due or payable or otherwise arise as a result of or in connection with the execution, delivery or performance of this Agreement or any Related Agreement (including in combination with any other event), or the consummation of the transactions contemplated by this Agreement or any Related Agreement (including in combination with any other event), and (ii) any employee annual bonuses payable by Company; and (c) fifty percent (50%) of the fees and costs charged by the Escrow Agent hereunder; but excluding, in each case, any fees, costs or expenses incurred by Company that Buyer is expressly responsible for or is expressly required to bear or reimburse Seller or Company for pursuant to the terms of this Agreement, including (if applicable) pursuant to the terms hereof or any Related Agreement.
“Transferred Employee” is defined in Section 9.12(b).
“Transfer Taxes” is defined in Section 11.2.
“Transition Services Agreement” is defined in Section 2.9(a)(x).
“Triggering Event” is defined in Section 2.2(a)(ii)(E).
“Trustee” is defined in the definition of “Indenture”.

“Units” is defined in the subclause (c) of the definition of “Oil & Gas Assets”.
“Unpaid Employee Taxes” means the employer portion of any payroll, social security, unemployment or similar taxes imposed on unpaid amounts in respect of outstanding unpaid obligations for severance, deferred compensation and bonuses or other incentive compensation, in each case, to the extent included in the definition of Indebtedness; provided that Unpaid Employee Taxes shall not include Specified Employee Taxes.
“Waived Benefits” is defined in Section 9.20.

“Wells” means all of the Company’s aggregate right, title and interest in and to the oil, gas, CO2, water, injection and disposal wells, used or held for use, whether producing, shut-in, plugged or abandoned, including those Wells set forth on Annex A-2.
“Working Interest” means, with respect to each Oil & Gas Interest (limited to the applicable Subject Formation for such Oil & Gas Interest), the percentage interest in and to such Oil & Gas Interest that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Oil & Gas Interest, but without regard to the effect of any Royalties.
Section 1.2Construction. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. Words in the singular or the plural include the plural or the singular, as the case may be. All references herein to Articles, Sections, preamble, recitals, paragraphs and Schedules shall be deemed to be references to Articles, Sections, preamble, recitals, paragraphs and Schedules of this Agreement unless the context otherwise requires. All Schedules, Annexes and Exhibits attached hereto are made a part of this Agreement for all purposes. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof”, “herein”, “hereunder”, and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless expressly provided to the contrary, the word “or” is not exclusive. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. Unless otherwise expressly provided herein, any statute or Law defined or referred to herein means such statute or Law as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. The terms “dollars” or “$” mean dollars in the lawful currency of the United States of America. The terms “day” and “days” mean and refer to calendar day(s). Each accounting term not defined herein, and each accounting term partly defined herein to the extent not defined, will have the meaning given to it under GAAP and COPAS standards as in effect on the Execution Date. The use of the phrase “ordinary course of business” or other derivations thereof shall mean “ordinary course of business consistent with past practice” including with respect to magnitude and frequency. Wherever in this Agreement there is a consent right of a Party or a reference to the “satisfaction” or “sole discretion” of a Party, such Party shall be entitled to consider solely its own interests (and not the interests of any other Person) or, at its sole election, any such other interests and factors as such Party desires. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any reference in this Agreement to “made available” shall include any document or other item of information that was provided or made available to Buyer or any of its Non-Recourse Parties or its or their representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transaction.

ARTICLE 2
PURCHASE AND SALE TRANSACTION
Section 2.1Purchase and Sale. At the Closing, on the terms and subject to the conditions set forth in this Agreement, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller, the Company Interests, free and clear of all Liens, except for Permitted Securities Liens.
Section 2.2Purchase Price.
(a)The aggregate consideration for the Company Interests to be purchased by Buyer pursuant to this Agreement will consist of:
(i)Nine Hundred and Five Million Dollars ($905,000,000), which amount shall consist of (subject to the proviso below): (A) Eight Hundred and Five Million Dollars ($805,000,000) in cash (the “Cash Purchase Price”) and (B) a number of shares of Parent Class A Common Stock (rounded up to the nearest whole share) equal to (1) One Hundred Million Dollars ($100,000,000), divided by (2) the Share Price (such Parent Class A Common Stock, the “Equity Purchase Price,” and together with the Cash Purchase Price, the “Base Purchase Price”), as such amount may be adjusted pursuant to Section 2.3, Section 2.5 and Section 2.7 (the “Purchase Price”); provided that, at Buyer’s sole discretion, no later than 11:59 p.m. C.T. on the Execution Date, upon written notice to Seller (which, for the avoidance of doubt, may be satisfied via email delivery), Buyer may elect to pay up to $25,000,000 of the Equity Purchase Price in cash (such amount in cash, the “Cash Election Amount”) in lieu of the issuance of Parent Class A Common Stock equal to such Cash Election Amount (calculated based on the Share Price), and such Cash Election Amount shall be added to the Cash Purchase Price; and
(ii)In the event Closing occurs,
(A)with respect to calendar year 2026, for each calendar quarter during such calendar year 2026 in which the NYMEX WTI Crude Price Average for such calendar quarter (x) is equal to or exceeds Seventy Dollars ($70.00), but is less than Seventy-Five Dollars ($75.00), Seller shall earn, and Buyer shall pay to Seller via wire transfer of immediately available funds to the account designated by Seller no later than the tenth (10th) Business Day of the immediately succeeding calendar quarter, as additional consideration for the sale of the Company Interests, a payment equal to Fifteen Million Dollars ($15,000,000) with respect to such calendar quarter or (y) is equal to or exceeds Seventy-Five Dollars ($75.00), Seller shall earn, and Buyer shall pay to Seller via wire transfer of immediately available funds to the account designated by Seller no later than the tenth (10th) Business Day of the immediately succeeding calendar quarter, as additional consideration for the sale of the Company Interests, a payment equal to Thirty Million Dollars ($30,000,000) with respect to such calendar quarter (each such payment attributable to calendar year 2026, a “2026 Quarterly Contingent Consideration Payment,” and all such earned 2026 Quarterly Contingent Consideration Payments, the “2026 Contingent Consideration”); and
(B)with respect to calendar year 2027, for each calendar quarter during such calendar year 2027 in which the NYMEX WTI Crude Price Average for such calendar quarter is equal to or exceeds Seventy Dollars ($70.00), Seller shall earn, and Buyer shall pay to Seller via wire transfer of immediately available funds to the account designated by Seller no later than the tenth (10th) Business Day of the immediately succeeding calendar quarter, as additional consideration for the sale of the Company Interests, a payment equal to Twelve Million Five Hundred Thousand Dollars ($12,500,000) with respect to such calendar quarter (each such payment attributable to calendar year 2027, a “2027 Quarterly Contingent Consideration Payment,” and all such earned 2027 Quarterly Contingent Consideration Payments, the “2027 Contingent Consideration,” and together with the 2026 Contingent Consideration, the “Contingent Consideration”).
(C)If at any time from and after the Closing Date until the date on which all Contingent Consideration that is due hereunder has been paid in full (the “Termination Time”), a Triggering Event has occurred, Parent shall promptly, but in no event later that fifteen (15) Business Days thereafter, cause Qualified Support to be obtained in favor of Seller and continue to maintain such Qualified Support in full force and effect at all times during the duration of the Triggering Event.
(D)Within thirty (30) days after the end of each calendar quarter ending June 30 and December 31 and prior to the Termination Time, commencing with the calendar quarter ending December 31, 2025, Parent shall deliver to Seller a certificate signed by a duly authorized officer of Parent stating that, to such officer’s actual knowledge, no Triggering Event has occurred as of the end of the preceding calendar quarter. In the event such certificate is not provided within the time period specified above, Seller shall have the right to request in writing that Parent deliver such certificate within ten (10) Business Days of receipt by Parent of such notice. Failure on the part of Parent to deliver such notice prior to the end of such ten (10) Business Day period shall result in Parent becoming immediately upon demand by Seller obligated to provide Qualified Support in favor of Seller.
(E)For purposes of this Section 2.2(a)(ii), the following terms shall have the meanings set forth below:
(a)“NYMEX WTI Crude Futures Price” means, with respect to a time of determination, the arithmetic average, taken to three (3) decimal places, of the “Light Sweet Crude Oil” futures contracts for delivery in each month during any calendar quarter during calendar years 2026 and 2027, stated in U.S. dollars, as reported, as of such time of determination, by the CME Group (or, if no longer reported by the CME Group, any other applicable successor financial services company proposed by Seller and reasonably acceptable to Buyer).
(b)“Qualified Support” shall mean one or more of (i) a standby letter of credit in favor of Seller, in form and substance reasonably acceptable to Seller or (ii) an amount in cash, deposited by Buyer or any of its Affiliates in a third party escrow account in favor of Seller, that, in each case of the foregoing clauses (i) or (ii), are in an aggregate amount equal to the amount of the aggregate of any Contingent Consideration that may become due to Seller hereunder.
(c)“Triggering Event” means (A) the occurrence of any of the following events: (i) any “Event of Default” arising as a result of a failure to make scheduled principal or interest payments when due under the Parent Credit Agreement or any Indenture (or a corresponding term in the event the Parent Credit Agreement or an Indenture is supplemented, refinanced or replaced with a customary reserve-based lending facility, term loan or indenture) that is not remedied within the time periods specified for remedy therein; (ii) the filing by Parent or any of its Subsidiaries of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under the U.S. Bankruptcy Code, or filing an answer consenting to or acquiescing in any such petition; (iii) the making by Parent or any of its Significant Subsidiaries (as such term is defined in the Parent Credit Agreement) of a general assignment for the benefit of its creditors; (iv) the expiration of 90 days after the filing of an involuntary petition under the U.S. Bankruptcy Code seeking the appointment of a receiver for the assets of Parent or any of its Subsidiaries, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other insolvency law, unless the same shall have been vacated, set aside or stayed; or (v) the occurrence of the board of directors (or similar governing body of Parent or any of its Subsidiaries (or any committee thereof) or of any directors (or similar governing body or any Person having Control) of any Parent or any of its Subsidiaries (or any committee thereof) adopting a resolution authorizing the filing of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under the U.S. Bankruptcy Code and (B) at such time of occurrence of any of the foregoing events, the NYMEX WTI Crude Futures Price for any calendar quarter during calendar years 2026 or 2027 exceeds $66.50.
(b)The Base Purchase Price shall be adjusted by the Closing Adjustment Amount for purposes of Closing, as provided in Section 2.3 and Section 2.5, and by the Final Adjustment Amount after the Closing, as provided in Section 2.7. For the avoidance of doubt, all adjustments to the Base Purchase Price pursuant to Section 2.3, Section 2.5 and Section 2.7 shall be without duplication of any duplicative remedy under this Agreement, including pursuant to any other adjustments set forth in Section 2.3, Section 2.5 or Section 2.7.

Section 2.3Effective Time; Proration of Costs and Revenues; Adjustment Amount.
(a)Subject to the other terms and conditions of this Agreement:
(i)The Company Interests shall be transferred from Seller to Buyer at the Closing, but certain financial benefits and burdens of the Oil & Gas Assets shall be transferred effective as of the Effective Time, as described below; provided that, for the avoidance of doubt, the Closing shall be treated for federal Income Tax purposes as the time when the Company Interests are transferred from Seller to Buyer.
(ii)As between Buyer and Seller, for purposes of calculating the Adjustment Amount pursuant to this Section 2.3, subject to the occurrence of Closing and except for any amounts for which the Base Purchase Price has been adjusted pursuant to Section 2.3(b) (or for which amounts have been netted from the revenues or Hydrocarbon volumes for which the Base Purchase Price has been adjusted pursuant to Section 2.3(b)):
(A)Buyer shall be entitled to all revenues, production, proceeds, income, accounts receivable, and products earned from or attributable to the Assets and the Business from and after the Effective Time, and to all other income, proceeds, receipts, and credits earned with respect to the Assets or the operation of the Business from and after the Effective Time (provided that, notwithstanding the preceding, Seller and its Affiliates shall be entitled to all proceeds of cash calls and billings and other funds received for the account of Third Parties with respect to any of the Oil & Gas Assets operated by Seller or its Affiliates for all periods prior to the Closing Date, but only to the extent that such proceeds and funds are actually used by Seller (or its Affiliate) to pay for expenditures on behalf of such Third Parties in Seller’s (or its Affiliate’s) role as operator of the Assets prior to the Closing Date, in which case, Buyer (and the Company) shall not be burdened by any such expenses through an upward adjustment to the Purchase Price or otherwise);
(B)Buyer shall also be responsible for (and entitled to any refunds with respect to) all Property Costs which are incurred from and after the Effective Time;
(C)Seller shall be entitled to all revenues, production, proceeds, income, accounts receivable, and products earned from or attributable to the Assets prior to the Effective Time, and to all other income, proceeds, receipts, and credits earned with respect to the Assets or the operation of the Business prior to the Effective Time and to proceeds from cash calls and billings and other funds received for the account of Third Parties for all periods prior to the Closing Date, as described in Section 2.3(a)(ii)(A) above, but only to the extent that such proceeds and funds are actually used by Seller (or its Affiliate) to pay for expenditures on behalf of such Third Parties in Seller’s (or its Affiliate’s) role as operator of the Assets prior to the Closing Date, in which case, Buyer (and the Company) shall not be burdened by any such expenses through an upward adjustment to the Purchase Price or otherwise; and
(D)Seller shall also be responsible for (and entitled to any refunds with respect to) all Property Costs which are incurred prior to the Effective Time.
(iii)Should Buyer or the Company receive after Closing any income, proceeds, revenue, or other amounts with respect to the Assets to which Seller is entitled under this Section 2.3(a), Buyer shall, and shall cause the Company to, fully disclose, account for, and promptly remit the same to Seller. If, after Closing, Seller receives any income, proceeds, revenue, or other amounts with respect to the Assets or the Company to which Seller is not entitled pursuant to this Section 2.3(a), Seller shall fully disclose, account for, and promptly remit the same to Buyer (or its designee).
(iv)Should Buyer or the Company pay after Closing any Property Costs for which Seller is responsible under this Section 2.3(a), Seller shall reimburse Buyer (or its designee) promptly after receipt of an invoice with respect to such Property Costs, accompanied by copies of the relevant vendor or other invoice and proof of payment.
(v)Should Seller pay after Closing any Property Costs for which Seller is not responsible under this Section 2.3(a), Buyer shall, or shall cause the Company to, reimburse Seller promptly after receipt of an invoice with respect to such Property Costs, accompanied by copies of the relevant vendor or other invoice and proof of payment.
(vi)From and after the date that is nine (9) months following the Closing Date (the “Cut-off Date”), (1) Seller shall not have (x) any further entitlement to amounts earned from the sale of Hydrocarbons produced from or attributable to the Assets and other income earned with respect to the Assets or (y) any further responsibility for Property Costs incurred with respect to the Assets and (2) Buyer’s obligations to remit any such amounts set forth in clause (x) above to Seller shall terminate.
(vii)As used in this Section 2.3, “earned” and “incurred” shall be interpreted in accordance with GAAP and COPAS standards. For purposes of allocating production (and proceeds and accounts receivable with respect thereto) under this

Section 2.3(a), (A) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Assets when they pass through the inlet flange of the pipeline connecting into the storage facilities into which they are run or, if there are no such storage facilities, when they pass through the LACT meters or similar meters at the initial point of entry into the pipelines through which they are transported from the field and (B) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Assets when they pass through the delivery point sales meters (or other custody transfer meters, whichever is closest to the Well) on the pipelines through which they are transported. In order to accomplish the foregoing allocation of production, the Parties shall rely upon (1) the gauging, metering and strapping procedures which were conducted by Seller or the Company on or about the Effective Time and (2) data and information provided by Third Party operators (if applicable) of the Assets; provided that, if any such data or information has not been provided by a Third Party operator as of the relevant time, then Seller shall make a reasonable good faith estimate of such allocations or adjustments, as applicable, based on the best data and information available to Seller at such time. Seller shall, and shall cause the Company to, utilize reasonable interpolative procedures to arrive at an allocation of production from or attributable to the Assets when exact meter readings or gauging and strapping data are not available. Rights-of-way fees, insurance premiums, and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at and after the Effective Time. In each case, Buyer (on behalf of the Company) shall be responsible for the portion allocated to the period at and after the Effective Time, and Seller shall be responsible for the portion allocated to the period before the Effective Time.
(b)The Adjustment Amount shall be calculated, without duplication, as follows:
(i)increased by the following amounts:
(A)to the extent that such amounts have been received by Buyer or any of its respective Affiliates (including after Closing the Company) and not remitted, distributed, or paid to Seller or any of its Affiliates (including prior to Closing the Company), the aggregate amount of: (1) all proceeds from the sale of Hydrocarbons produced from or attributable to the Oil & Gas Assets prior to the Effective Time, in each case, net of (to the extent not previously deducted from the proceeds actually received by Buyer (or the Company after Closing)): (I) Third Party Working Interest owners revenues, Royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, (II) marketing fees and transportation fees, and other post-production expenses (including Post-Production Cost Sales Taxes but excluding Company Taxes and Flow-Through Income Taxes) charged by Third Parties and (III) gravity adjustments for which there is no payment in connection with the sale of such Hydrocarbons; and (2) any other amounts to which Seller is entitled pursuant to Section 2.3(a);
(B)to the extent the proceeds thereof have not been received by Seller or its Affiliates (including, prior to Closing, the Company), an amount equal to the market value of all Hydrocarbons attributable to the Oil & Gas Assets in storage or existing in stock tanks above the flange (excluding tank bottoms), pipelines (excluding linefill) and/or plants (including inventory), in each case that are, as of the Effective Time, (x) upstream of the pipeline connection or (y) upstream of the sales meter, the value to be based upon the applicable contract price in effect as of the Effective Time (or, if there is no contract price, then the market price in effect as of the Effective Time in the field in which such Hydrocarbons were produced or if actually sold prior to the date of determination, the proceeds actually recovered by Buyer (or the Company after Closing) attributable to such sale), net of: (1) amounts payable as Third Party Working Interest owners revenues, Royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets; (2) marketing fees and transportation fees, and other post-production expenses charged by Third Parties (including Post-Production Cost Sales Taxes but excluding Company Taxes and Flow-Through Income Taxes); and (3) gravity adjustments for which there is no payment in connection with the sale of such Hydrocarbons;
(C)the aggregate amount of all Property Costs to the extent attributable to the Oil & Gas Assets that are incurred at and after the Effective Time but that have been paid or economically borne by Seller (or the Company prior to the Closing), but excluding any amounts previously reimbursed to Seller pursuant to Section 2.3(a);
(D)to the extent set forth on Schedule PC, the amount of all prepaid Property Costs paid by Seller (or the Company prior to Closing) with respect to the ownership or operation of the Oil & Gas Assets after the Effective Time;

(E)to the extent there are any positive Imbalances to which the Company is entitled with respect to the Oil & Gas Assets as of the Effective Time, as complete and final settlement of all such Imbalances, the sum of (1) the product of the underproduced and/or overdelivered volumes of gaseous Hydrocarbons (excluding natural gas liquids) multiplied by the applicable Imbalance Amount for such volumes of gaseous Hydrocarbons, (2) the product of the underproduced and/or overdelivered volumes of liquid Hydrocarbons (excluding natural gas liquids) multiplied by the applicable Imbalance Amount for such volumes of liquid Hydrocarbons and (3) the product of the underproduced and/or overdelivered volumes of natural gas liquids multiplied by the applicable Imbalance Amount for such volumes of natural gas liquids;
(F)(1) the amount of all Post-Effective Time Company Taxes that are paid or otherwise economically borne by Seller, its Affiliates (other than the Company) or any of Seller’s direct or indirect owners, and (2) the amount of all Post-Effective Time Company Taxes that are paid or otherwise economically borne by the Company prior to Closing;
(G)an amount equal to the product of (1) the Seller Overhead Amount multiplied by (2) the number of months between the Effective Time and the Closing Date (prorated for any partial months);
(H)to the extent paid or incurred by Seller (or Company prior to Closing), the cost of the tail policy obtained in accordance with Section 9.7(c);
(I)the amount set forth on Schedule I for the tubing casing, inventory, equipment and materials listed thereon (collectively, “Equipment Inventory”) that was incurred by the Company or its Affiliates prior to the Effective Time, except to the extent any such Equipment Inventory is utilized in-line with the operation of the Assets between the Effective Time and Closing and constitutes a Property Cost for which the Purchase Price is adjusted pursuant to Section 2.3(b)(i)(C); provided that Buyer shall have the right, exercisable within ten (10) Business Days after the Execution Date by written notice to Seller, to elect to exclude any such Equipment Inventory from the Assets, in which case such excluded Equipment Inventory shall, for all purposes of this Agreement, constitute an Excluded Asset and the adjustment pursuant to this Section 2.3(b)(i)(I) shall be proportionately reduced to account for such excluded Equipment Inventory;
(J)an aggregate amount equal to fifty percent (50%) of the amounts set forth on Schedule J for each Business Employee set forth therein that does not become a Transferred Employee;
(K)the Post-Effective Time Texas Franchise Tax Amount; and
(L)any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Parties as an upward adjustment to the Adjustment Amount;
(ii)decreased by the following amounts:
(A)to the extent that such amounts have been received by Seller (or the Company prior to Closing) and not remitted or paid to Buyer (or the Company after Closing), the aggregate amount of (1) all proceeds from the sale of Hydrocarbons produced from or attributable to the Oil & Gas Assets at and after the Effective Time (including the sale of Hydrocarbons contained in stock tanks, pipelines and/or plants (including inventory) as of the Effective Time, for which an upward adjustment to the Base Purchase Price was made pursuant to Section 2.3(b)(i)(B)), in each case, net of (to the extent not previously deducted from the proceeds actually received by Seller (or the Company prior to Closing)): (I) amounts payable as Third Party Working Interest owners revenues, Royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, (II) marketing fees and transportation fees, and other post-production expenses charged by Third Parties (including Post-Production Cost Sales Taxes but excluding Company Taxes and Flow-Through Income Taxes), and (III) gravity adjustments for which there is no payment in connection with the sale of such Hydrocarbons, and (2) any other amounts to which Buyer is entitled pursuant to Section 2.3(a);
(B)the aggregate amount of all Property Costs to the extent attributable to the Oil & Gas Assets that are incurred prior to the Effective Time but that have been paid or economically borne by Buyer (or the Company after the

Closing), but excluding any amounts previously reimbursed to Buyer (or the Company) pursuant to Section 2.3(a);
(C)to the extent there are any negative Imbalances for which the Company is responsible for as of the Effective Time, as complete and final settlement of all such Imbalances, the sum of (1) the product of the overproduced and/or underdelivered volumes of gaseous Hydrocarbons (excluding natural gas liquids) multiplied by the applicable Imbalance Amount for such volumes of gaseous Hydrocarbons, (2) the product of the overproduced and/or underdelivered volumes of liquid Hydrocarbons (excluding natural gas liquids) multiplied by the applicable Imbalance Amount for such volumes of liquid Hydrocarbons and (3) the product of the overproduced and/or underdelivered volumes of natural gas liquids multiplied by the applicable Imbalance Amount for such volumes of natural gas liquids;
(D)subject to the terms of Article 3, the aggregate amount of all finally determined Title Defect Amounts pursuant to Section 3.1(f)(ii) or Section 3.1(i) less the aggregate amount of all finally determined Title Benefit Amounts which have been determined pursuant to Section 3.1(e) or Section 3.1(i);
(E)subject to the terms of Article 4, the aggregate amount of all finally determined Environmental Defect Amounts pursuant to Section 4.4(a)(i) or Section 4.5;
(F)the amount of all Transaction Expenses that Company is obligated to pay on or after Closing that are outstanding as of the Closing (to the extent such amounts are not satisfied in full out of the proceeds of the Closing Payment);
(G)(1) the amount of all Pre-Effective Time Company Taxes that are paid or otherwise economically borne by Buyer or any of its Affiliates (other than the Company), and (2) the amount of all Pre-Effective Time Company Taxes that are paid or otherwise economically borne by the Company after the Closing Date;
(H)the amount of the Suspense Funds as of the Closing (other than any such amounts that are held in and remain in the bank accounts of the Company at Closing);

(I)the amount of all Indebtedness of the Company outstanding as of immediately prior to the Closing, in each case, to the extent not paid off, satisfied, released or waived at Closing;
(J)an aggregate amount equal to fifty percent (50%) of the amounts set forth on Schedule J for each Business Employee set forth therein that becomes a Transferred Employee; and
(K)any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Parties as a downward adjustment to the Adjustment Amount.
(c)For the avoidance of doubt, the Adjustment Amount shall be a single positive (+) number or negative (–) number determined by netting each amount calculated pursuant to Section 2.3(b)(i) and Section 2.3(b)(ii), without duplication.
(d)Notwithstanding anything to the contrary contained herein, if, at any time on or after the Execution Date and prior to the Closing, (1) Parent makes (i) any Parent Class A Common Stock dividend or distribution, (ii) subdivision or split of any Parent Class A Common Stock, (iii) combination or reclassification of Parent Class A Common Stock into a smaller number of shares of Parent Class A Common Stock or (iv) issuance of any Equity Interests by reclassification of Parent Class A Common Stock (including any reclassification in connection with a merger, consolidation or business combination in which Parent or any acquiror, as applicable, is the surviving Person) or (2) any merger, consolidation, combination, or other transaction is consummated pursuant to which Parent Class A Common Stock is converted to cash or other Equity Interests, then the Share Price and the number of shares of Parent Class A Common Stock to be issued to Seller pursuant to this Agreement shall be equitably and proportionately adjusted to reflect such change to provide the same economic effect as contemplated by this Agreement prior to such action, including, for the avoidance of doubt, in the cases of clauses (1)(iii) and (2) to provide for the receipt by Seller, in lieu of any Parent Class A Common Stock, the same number Equity Interests and/or the amount of cash received in exchange for each share of Parent Class A Common Stock in connection with any such transaction described in clauses (1)(iii) and (2) hereof; provided, however that in the event of any Parent Class A Common Stock dividend or distribution pursuant to subclause (1)(i), such amounts in respect of such dividend or distribution shall be treated as an upward adjustment to the Cash Purchase Price pursuant to this Agreement. An adjustment made pursuant to the foregoing shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, split, combination or reclassification. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Class A Common Stock shall be issued as part of the Equity Purchase Price, no dividend or distribution with respect to the Parent Class A Common Stock shall be payable on or with respect to any fractional share and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, at Closing, Buyer shall pay to Seller an amount in cash determined by multiplying (x) the Share Price by (y) the fraction of a share (rounded to the nearest hundredth when expressed in decimal form) of Parent Class A Common Stock to which the Seller or the Seller’s designees would otherwise be entitled to receive pursuant hereto.
Section 2.4Performance Deposit. On the Execution Date, Buyer shall deliver to the Escrow Agent, by wire transfer of immediately available funds into an interest bearing escrow account (the “Escrow Account”), established pursuant to the Escrow Agreement, a cash deposit equal to ten percent (10%) of the Base Purchase Price (together with any interest or income accrued thereon, the “Performance Deposit”). The Performance Deposit shall be held and disbursed by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement. In the event there is a Closing, then on the Closing Date the entirety of the Performance Deposit shall be applied as a credit towards the Closing Purchase Price and shall be disbursed as provided in the Closing Statement. If this Agreement is terminated prior to the Closing in accordance with Article 13, then the distribution of the Performance Deposit shall be governed by the terms of Section 13.2.
Section 2.5Closing Statement. At least five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement setting forth (a) Seller’s good faith estimate of the Purchase Price at Closing (the “Closing Purchase Price”), including its calculation (on an accrual basis) of the Adjustment Amount (the “Closing Adjustment Amount”) and each component thereof in reasonable detail, and the resulting Closing Payment, and (b) the list of names of the accountholders, amounts to be paid, designated account(s) and instructions for the wire transfers (the “Payment Information”) of funds as set forth in Section 2.9(b)(ii) (such statement, as described in (a) and (b), collectively, the “Closing Statement”). Notwithstanding anything to the contrary in this Agreement, at Closing, all adjustments to the Base Purchase Price (whether positive or negative) shall be made in cash (increasing or decreasing the Cash Purchase Price). None of Buyer or any of its Affiliates or any other member of the Buyer Group shall have liability to Seller or any of its Affiliates, any other Person set forth in the Payment Information or any other Person for relying on the Payment Information, including the payment of any amounts payable by Buyer or its Affiliates pursuant to this Agreement, in each case, in accordance with the Payment Information. The Payment Information may not be modified after delivery of the Closing Statement to Buyer except pursuant to a written instruction from Seller. Buyer and its Affiliates and representatives shall be entitled to rely, without any independent investigation or inquiry, on any such modified Payment Information. Concurrently with the delivery of the Closing Statement, Seller shall deliver to Buyer reasonable documentation in the possession of Seller or any of its Affiliates to support the calculations for which adjustments are proposed or made in the Closing Statement delivered by Seller and a reasonably detailed explanation of any such adjustments and the reasons therefor. Within three (3) Business Days after its receipt of the Closing Statement, Buyer may submit to Seller in writing any objections or proposed changes thereto and Seller shall consider all such objections and proposed changes in good faith. The Closing Purchase Price agreed to in writing by Seller and Buyer prior to Closing, or, absent such agreement, delivered in the Closing Statement by Seller in good faith and absent manifest error, will be the amount to be paid by Buyer to Seller at the Closing.

Section 2.6Closing. The consummation of the purchase and sale of the Company Interests pursuant to this Agreement (the “Closing”) shall take place electronically and remotely, on January 31, 2025 (the “Scheduled Closing Date”), or if all conditions to Closing set forth in Article 12 have not been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions that by their terms are required to be or can only be satisfied at Closing, but subject to the satisfaction or waiver of such conditions) by the Scheduled Closing Date, the third (3rd) Business Day after the conditions set forth in Article 12 have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions) or on such other date as Seller and Buyer mutually agree in writing (the date upon which the Closing actually occurs, the “Closing Date”). The Closing shall be deemed effective for all purposes as of 12:01 a.m. Central Time on the Closing Date. All actions to be taken and all documents and instruments to be executed and delivered at Closing shall be deemed to have been taken, executed and delivered simultaneously and, except as permitted hereunder, no actions shall be deemed taken nor any document and instruments executed or delivered until all actions have been taken and all documents and instruments have been executed and delivered.
Section 2.7Post-Closing Adjustment.
(a)No sooner than the date that is ninety (90) days after the Closing Date, but in no case later than the date that is one hundred fifty (150) days after the Closing Date, Buyer shall deliver to Seller a statement (the “Post-Closing Statement”) setting forth in reasonable detail Buyer’s good faith calculation of (i) the Adjustment Amount, including each component thereof (but excluding any adjustments with respect to disputed Title Defects, Title Defect Amounts, Title Benefits, Title Benefit Amounts, Environmental Defects or Environmental Defect Amounts), and (ii) the resulting calculation of the adjusted Purchase Price (excluding any adjustments with respect to disputed Title Defects, Title Defect Amounts, Title Benefits, Title Benefit Amounts, Environmental Defects or Environmental Defect Amounts, the “PC Statement Purchase Price”). Concurrently with the delivery of the Post-Closing Statement, Buyer shall deliver to Seller reasonable documentation in the possession of Buyer or any of its Affiliates to support the calculations for which adjustments are proposed or made in the Post-Closing Statement delivered by Buyer, and a reasonably detailed explanation of any such adjustments and the reasons therefor.
(b)Seller shall have thirty (30) days after Seller’s receipt of the Post-Closing Statement (the “Review Period”) within which to review Buyer’s calculation of the PC Statement Purchase Price. If Seller disputes any component of the PC Statement Purchase Price (including the Adjustment Amount set forth in the Post-Closing Statement, but excluding any adjustments with respect to disputed Title Defects, Title Defect Amounts, Title Benefits, Title Benefit Amounts, Environmental Defects or Environmental Defect Amounts), Seller shall notify Buyer in writing of its objection to the PC Statement Purchase Price prior to the expiration of the Review Period, together with a reasonable description of the basis for and dollar amount of such disputed components, together with reasonable documentation in the possession of Seller supporting such disputed components (a “Dispute Notice”). The PC Statement Purchase Price

shall become final, conclusive and binding on the Parties, and be considered the Final Purchase Price for all purposes of this Agreement (other than adjustments with respect to disputed Title Defects, Title Defect Amounts, Title Benefits, Title Benefit Amounts, Environmental Defects or Environmental Defect Amounts), unless Seller delivers to Buyer a Dispute Notice prior to the expiration of the Review Period. If Seller timely delivers a Dispute Notice, (i) any amounts in the PC Statement Purchase Price (excluding any adjustments with respect to disputed Title Defects, Title Defect Amounts, Title Benefits, Title Benefit Amounts, Environmental Defects or Environmental Defect Amounts) not objected to by Seller in the Dispute Notice shall be final, conclusive and binding on the Parties, and (ii) Buyer and Seller shall, within fifteen (15) days following Buyer’s receipt of such Dispute Notice (the “Resolution Period”), use commercially reasonable efforts to attempt to mutually resolve in writing their differences with respect to any remaining items set forth in the Dispute Notice and any such mutual resolution shall be final, conclusive and binding on the Parties.
(c)If, at the conclusion of the Resolution Period, any items set forth in any Dispute Notice (but excluding any adjustments with respect to disputed Title Defects, Title Defect Amounts, Title Benefits, Title Benefit Amounts, Environmental Defects or Environmental Defect Amounts) remain in dispute (the “Remaining Disputes”), then Buyer and Seller shall submit all such Remaining Disputes to KPMG International Limited (or such other nationally recognized accounting firm the Parties may mutually select) for resolution; provided, that if KPMG International Limited has not confirmed that it will arbitrate such disputes and the Parties do not agree on another accounting firm within ten (10) days following the request from the Parties for KPMG International Limited to arbitrate such disputes, the Houston, Texas, office of the American Arbitration Association shall select a nationally recognized accounting firm without a material relationship to Seller or Buyer to arbitrate such disputes. The appointed accounting firm shall be the “Accounting Firm”, and within five (5) Business Days after appointment of the Accounting Firm the Parties shall deliver to the Accounting Firm their written position with respect to such Remaining Disputes. The Accounting Firm, once appointed, shall have no ex parte communications with the Parties concerning the Remaining Disputes. The Accounting Firm shall determine, based solely on the submissions by Seller and Buyer, and not by independent review, only the Remaining Disputes and shall choose Seller’s position or Buyer’s position with respect to each matter addressed in a Dispute Notice, in each case, in accordance with this Agreement. The Accounting Firm may not award damages, interest or penalties to any Party with respect to any matter. The Parties shall request that the Accounting Firm make a decision with respect to all Remaining Disputes within forty-five (45) days after the submission of the Remaining Disputes to the Accounting Firm, as provided above, and in any event as promptly as practicable. The final determination with respect to all Remaining Disputes, and the resulting determinations of the Adjustment Amount and the Purchase Price, shall be set forth in a written statement by the Accounting Firm delivered simultaneously to Seller and Buyer and shall, absent manifest error, be final, conclusive and binding on the Parties and enforceable against the Parties in any court of competent jurisdiction, without right of appeal, as the Final Adjustment Amount and the Final Purchase Price, respectively. Buyer and Seller shall promptly execute any reasonable engagement letter requested by the Accounting Firm and shall each cooperate fully with the Accounting Firm, including, by providing the information, data and work papers used by each Party to prepare and/or calculate the Final

Purchase Price, making its personnel and accountants available to explain any such information, data or work papers, so as to enable the Accounting Firm to make such determination as quickly and as accurately as practicable. Each Party shall bear its own legal fees and other costs in presenting any Remaining Disputes to the Accounting Firm. The fees, costs and expenses of the Accounting Firm pursuant to this Section 2.7(c) shall be borne one half (1/2) by Seller, on the one hand, and one half (1/2) by Buyer, on the other hand. For the avoidance of doubt, the Adjustment Amount used to determine the Final Purchase Price shall be deemed to be the Final Adjustment Amount (excluding any adjustments with respect to disputed Title Defects, Title Defect Amounts, Title Benefits, Title Benefit Amounts, Environmental Defects or Environmental Defect Amounts).
(d)From and after the date Buyer delivers to Seller the Post-Closing Statement until the Final Purchase Price is finally determined pursuant to this Section 2.7, Seller, its Affiliates and their respective auditors, accountants, counsel and other representatives shall be permitted reasonable access (during normal business hours and upon reasonable advance notice) to the Company and its auditors, accountants, personnel, books and records and any other documents or information reasonably requested by Seller (including the information, data and work papers used by Buyer and/or the Company’s auditors or accountants to prepare and calculate the Final Purchase Price) solely and exclusively for the purpose of reviewing the Post-Closing Statement and determining the Final Purchase Price, and for no other purpose.
(e)If the Purchase Price as adjusted by the Final Adjustment Amount exceeds the Purchase Price as adjusted by the Closing Adjustment Amount (such excess amount, if any, the “Excess Amount”), within five (5) Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.7, Buyer shall pay to Seller, in immediately available funds, an aggregate amount equal to the Excess Amount in accordance with wiring instructions delivered to Buyer by Seller.
(f)If the Purchase Price as adjusted by the Final Adjustment Amount is less than the Purchase Price as adjusted by the Closing Adjustment Amount (such shortfall amount, if any, the “Shortfall Amount”), within five (5) Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.7, Seller shall pay to Buyer, in immediately available funds, an aggregate amount equal to the Shortfall Amount in accordance with wiring instructions delivered to Seller by Buyer.
(g)Any payments made pursuant to this Section 2.7 shall be deemed an adjustment to the Purchase Price, to the extent permitted by applicable Law.
Section 2.8Tax Treatment; Purchase Price Allocation. The Parties agree that the sale of the Company Interests will be treated for U.S. federal and applicable state and local income tax purposes as a taxable sale of all of the assets of the Company by Seller to Buyer. No Party or any Affiliate thereof shall take a position inconsistent with the preceding sentence for any purpose unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or corresponding provision of applicable U.S. state or local Law. Seller and Buyer shall use commercially reasonable efforts to agree upon an allocation of the Purchase Price and any other items properly treated as consideration for U.S. federal income tax purposes with respect to the assets of the Company among the six categories of assets specified in Part II of IRS Form 8594 (Asset Acquisition Statement under Section 1060) in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder within thirty (30) days after the determination of the Final Purchase Price (the “Allocation”). If Seller and Buyer reach an agreement with respect to the Allocation, (i) Seller and Buyer shall use commercially reasonable efforts to update the Allocation in a manner consistent with Section 1060 of the Code following any adjustment to the purchase consideration for Tax purposes pursuant to this Agreement, and (ii) Seller and Buyer shall, and shall cause their respective Affiliates to, report consistently with the Allocation, as adjusted, on IRS Form 8594 (Asset Acquisition Statement Under Section 1060), which Seller and Buyer shall timely file with the IRS, unless otherwise required by a change in applicable Law occurring after the date the Seller and Buyer agree to the Allocation; provided, however, that (i) to the extent Seller and Buyer cannot mutually agree on the Allocation, each Party shall be entitled to determine its own allocation and file its IRS Form 8594 consistent therewith and (ii) neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation.
Section 2.9Deliveries at Closing.
(a)At the Closing, Seller or the Company, as applicable, shall deliver, or cause to be delivered, the following:
(i)to Buyer, a duly executed Closing Certificate from an authorized Person of Seller and the Company, in the form attached hereto as Exhibit A, dated as of the Closing Date, certifying that the conditions set forth in Section 12.2(a) and Section 12.2(b) have been satisfied;
(ii)to Buyer, a counterpart of the Assignment and Assumption Agreement in the form attached hereto as Exhibit B, duly executed by Seller (the “Assignment and Assumption Agreement”);
(iii)to the Escrow Agent, a joint written instruction duly executed by Seller, instructing Escrow Agent to distribute to Seller, in accordance with wiring instructions delivered to Buyer by Seller, an amount equal to the Performance Deposit;
(iv)to Buyer, a duly completed and properly executed IRS Form W-9 of Seller (or if Seller is disregarded as an entity separate from another Person that is not disregarded for U.S. federal income Tax purposes, such other Person);
(v)to Buyer, a counterpart of the Closing Statement, duly executed by Seller;
(vi)to Buyer, (i) releases of all Liens securing Indebtedness under any Credit Documents that are burdening the Company Interests and/or the Assets, (ii) authorizations to file UCC-3 termination statements, mortgage releases and other applicable terminations or releases, in each case, in form and substance reasonably satisfactory to Buyer, in all applicable jurisdictions to evidence the release of all Liens securing Indebtedness under the Credit Documents that are burdening the Company Interests and/or the Assets and (iii) all instruments and agreements, in each case, in form and substance reasonably satisfactory to Buyer reasonably required to effect and file of record the release of all Liens securing Indebtedness under any Credit Documents that are burdening the Company Interests, and/or the Assets;
(vii)to Buyer, written resignations and releases (effective as of Closing) of each of the managers, officers and directors, as applicable, of the Company, in their capacity as such, in form and substance reasonably acceptable to Buyer;
(viii)one or more counterparts of those Excluded Asset Assignments, each in the form of Exhibit E, from the Company to Seller or one or more of its designees, duly executed by Company and Seller (or its designee), as required to transfer the Excluded Assets from the Company;
(ix)to Buyer, a counterpart of a mutual release in the form attached hereto as Exhibit I (the “Mutual Release”), duly executed by Seller;
(x)to Buyer, a counterpart of the transition services agreement in the form attached hereto as Exhibit F (the “Transition Services Agreement”), duly executed by Seller;
(xi)to Buyer, a counterpart of the registration rights agreement in the form attached hereto as Exhibit H (the “Registration Rights Agreement”), duly executed by Seller and/or its designees
(xii)if applicable, to Buyer, a counterpart of the Affiliate Contract Assignment, duly executed by Seller and its applicable Affiliates;
(xiii)to Buyer, for the Assets operated by Seller or its Affiliates (other than the Company), (A) such regulatory documentation on forms prepared by Seller and reasonably acceptable to Buyer as are necessary to designate the Company (or Buyer’s designee, as applicable) as operator of such Wells and (B) to the extent required by any applicable joint operating agreement, resignation of operator notices, prepared by Buyer and reasonably acceptable to Seller; and
(xiv)to Buyer, all other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement and any Related Agreement, as may be reasonably requested by Buyer.
(b)At the Closing, Buyer shall deliver the following:
(i)to Seller, a duly executed Closing Certificate from an authorized Person of Buyer, in the form attached hereto as Exhibit C, dated as of the Closing Date,

certifying that the conditions set forth in Section 12.3(a) and Section 12.3(b) have been satisfied;
(ii)to Seller, by wire transfer of immediately available funds to the account(s) designated by Seller in the Closing Statement, an amount equal to the Closing Payment;
(iii)to Seller, a counterpart of the Assignment and Assumption Agreement, duly executed by Buyer;
(iv)to the Escrow Agent, a joint written instruction duly executed by Buyer, instructing Escrow Agent to distribute to Seller in accordance with wiring instructions delivered to Buyer by Seller an amount equal to the Performance Deposit;
(v)to the extent applicable, to the Escrow Agent, by wire transfer of immediately available funds to the account designated by the Escrow Agent in accordance with the Escrow Agreement, an amount equal to the Defect Deposit;
(vi)to Seller, a counterpart to the Closing Statement, duly executed by Buyer;
(vii)to Seller, evidence, reasonably satisfactory to Seller, that Buyer has procured the R&W Insurance Policy, as required under Section 9.11;
(viii)to Seller, a counterpart of the Mutual Release, duly executed by Buyer;
(ix)to Seller, a counterpart of the Transition Services Agreement, duly executed by Buyer;
(x)if applicable, to Seller and/or its designees, (A) the issuance by Parent of the Equity Purchase Price and (B) evidence reasonably satisfactory to Seller of such issuance;
(xi)if applicable, to Seller, evidence reasonably satisfactory to Seller that the shares of Parent Class A Common Stock comprising the Equity Purchase Price have been approved and authorized for listing on the Exchange;
(xii)to Seller, a counterpart of the Registration Rights Agreement, duly executed by Parent; and
(xiii)to Seller, all other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement and any Related Agreement, as may be reasonably requested by Seller.
Section 2.10Withholding. Buyer and Buyer’s Affiliates, representatives, and agents shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this

Agreement to Seller or any other Person such amounts as are required to be withheld and paid over to the applicable Governmental Authority under the Code, or any applicable Law; provided, that other than with respect to any Taxes required to be deducted or withheld as a result of the failure of Seller to deliver the form described in Section 2.9(a)(iv), Buyer will, prior to any deduction or withholding with respect to amounts payable to any Person, use commercially reasonable efforts to (i) notify Seller in writing of any anticipated withholding reasonably in advance of any such deduction or withholding, along with a description of the legal basis therefor and (ii) reasonably cooperate with Seller to minimize the amount of any applicable withholding to such affected Person to the extent permitted under applicable Law. To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the appliable payee in respect of which such deduction or withholding was made.
ARTICLE 3
TITLE MATTERS
Section 3.1Independent Title Review.
(a)Buyer Independent Examination. Subject to the other provisions of this Section 3.1, Buyer shall have the right during the period (the “Examination Period”) from the Execution Date until 5:00 p.m. Central Time on January 2, 2025 (such time, the “Claim Deadline”) to conduct, or cause its representatives to conduct, land and title due diligence on the Oil & Gas Interests, independently on its own behalf and account, including by engaging Third Party land service providers (“Independent Title Review”), and shall have the right, by delivery of a Notice to Seller that complies with Section 3.1(d) on or before the Claim Deadline (a “Title Defect Notice”), to assert the existence of alleged Title Defects with respect to the Oil & Gas Interests. No claims for Title Defects may be submitted after the Claim Deadline, and any matters that may otherwise constitute Title Defects, but for which Buyer has not delivered a Title Defect Notice to Seller prior to the Claim Deadline, shall be deemed to have been waived by Buyer for all purposes of asserting a Title Defect under this Article 3 (but without limiting or waiving any rights or remedies of Buyer under the R&W Insurance Policy). During the Interim Period, and subject to Buyer’s obligations and the limitations expressly set forth in this Agreement, including those set forth in Section 9.1(d), Section 9.1(e) and Section 14.11, Seller shall deliver to Buyer, or provide (or cause to be provided to) Buyer reasonable online access to, electronic copies of records regarding title to the Oil & Gas Interests (other than any Excluded Records) that are (x) in the possession or control of Seller or the Company (or their respective Affiliates) and (y) currently maintained in electronic format, which such records may include abstracts and title opinions, land agreements and files, division order paydecks and any other underlying materials (collectively, the “Title Records”); provided, that with respect to any Title Records for which an electronic copy thereof is not available to Seller or Company (or their respective Affiliates), Seller shall provide (or cause to be provided to) Buyer and its representatives access to the physical copies of such Title Records as promptly as practicable to the extent such Title Records are in Seller’s or Company’s (or their respective Affiliates’) possession. Subject to Buyer’s obligations and the limitations expressly set forth in this

Agreement, including those set forth in Section 9.1(d), Section 9.1(e) and Section 14.11, during the Interim Period, Seller shall, upon twenty-four (24) hours’ advance notice from Buyer, provide (or cause to be provided to) Buyer and its representatives (accompanied by Seller or its representatives, at Seller’s sole discretion) reasonable access during normal business hours to Seller’s and the Company’s (and their respective Affiliates’) facilities, Title Records and other books and records in connection with Buyer’s Independent Title Review. In order to give Seller an opportunity to commence reviewing and curing alleged Title Defects asserted by Buyer, Buyer shall use commercially reasonable efforts to give Seller, on or before the end of every other calendar week during the Examination Period, written notice of all alleged Title Defects discovered by Buyer during such two calendar week period, which notice may be preliminary in nature and may be supplemented prior to the Claim Deadline (and which notices shall not constitute Title Defect Notices for purposes of this Agreement unless they are expressly identified as such and comply with the terms of Section 3.1(d)); provided that Buyer’s right to assert a Title Defect pursuant to this Article 3 shall not be prejudiced or restricted in any way by any failure to provide such preliminary notice. The fees, costs, and expenses incurred by Buyer in conducting its Independent Title Review or any other due diligence investigation shall be borne solely by Buyer.
(b)During the Examination Period, Buyer shall maintain at its sole expense and with insurers reasonably satisfactory to Seller, policies of insurance of the types and in the amounts sufficient to cover the obligations and liabilities of Buyer under Section 9.1(e). Coverage under all insurance required to be carried by Buyer hereunder will (i) be primary insurance and (ii) list Seller and the Company as additional insureds. In the event of cancellation or modification of the policy or reduction in coverage, Buyer will use commercially reasonable efforts to provide Seller with notice thereof within five (5) Business Days following Buyer’s receipt of notice thereof. Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to gaining such access.
(c)Allocated Value. The “Allocated Value” means (i) for each applicable Subject Formation for each Well listed on Annex A-2, the dollar value set forth on Annex A-2 for such Well, and (ii) for each applicable Subject Formation for each Lease listed on Annex A-1, the dollar value set forth on Annex A-1 for such Lease. Seller and the Company have accepted such Allocated Values solely for purposes of determining any Title Defect Amounts, Title Benefit Amounts, but otherwise make no representation or warranty as to the accuracy of such values.
(d)Title Defect Notice. In order to be valid for purposes of this Agreement, each Title Defect Notice asserting a claim for a Title Defect must be in writing and must include:
(i)a description in reasonable detail of the alleged Title Defect(s);
(ii)the Oil & Gas Interest affected by such Title Defect (the “Title Defect Property”);
(iii)the Allocated Value of the Oil & Gas Interest subject to the alleged Title Defect(s);

(iv)if the alleged Title Defect involves a shortfall in the Net Revenue Interest with respect to a Well or a Lease, the alleged actual Net Revenue Interest for such Well or Lease;
(v)if the alleged Title Defect involves an excess of Working Interest share with respect to a Well, the alleged actual Working Interest share for such Well;
(vi)if the alleged Title Defect involves a shortfall in Net Acres for a Lease, the alleged actual Net Acres in such Lease;
(vii)if the alleged Title Defect is a Lien, Buyer’s best estimate of the Title Defect Amount attributable to such Lien;
(viii)supporting documents, to the extent in Buyer’s possession, reasonably necessary for Seller (as well as any experienced title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect; and
(ix)Buyer’s good faith estimate of the Title Defect Amount attributable to such individual alleged Title Defect and the computations and information upon which Buyer’s estimate is based.
(e)Title Benefits. Seller shall have the right, but not the obligation, to deliver to Buyer on or before the expiration of the Examination Period a Notice of Title Benefits (a “Title Benefit Notice”), which shall include (i) a description of the Title Benefit, (ii) the Lease or Well affected (the “Title Benefit Property”), (iii) the Allocated Value of such Title Benefit Property, (iv) Seller’s good faith reasonable estimate of the increase in the Allocated Value for such Title Benefit Property caused by such Title Benefit, as determined pursuant to Section 3.1(h) (the “Title Benefit Amount”), and the computations and information upon which Seller’s estimate is based and (v) supporting documents reasonably necessary for Buyer (as well as any experienced title attorney or examiner hired by Buyer) to verify the existence of the alleged Title Benefit. No claims for Title Benefits may be submitted after the Claim Deadline, and any matters that may otherwise constitute Title Benefits, but for which Seller has not delivered a Title Benefit Notice to Buyer prior to the Claim Deadline, shall be deemed to have been waived by Seller for all purposes. Notwithstanding anything to the contrary in this Agreement, the Parties agree and acknowledge that (1) there will be no upward adjustment to the Purchase Price for any Title Benefit, and (2) Seller’s sole and exclusive remedy with respect to Title Benefits will be to offset downward Purchase Price adjustments in respect of Title Defect Amounts. For purposes of clause (2) above, to the extent there is a disagreement between Seller and Buyer regarding the Title Benefit Property or the Title Benefit Amount, as applicable, such dispute will be submitted to arbitration in accordance with Section 3.1(i) (mutatis mutandis).
(f)Cure of and Remedies for Title Defects. Seller shall have the right, but not the obligation, in its sole discretion, to attempt to cure (or, prior to Closing, to cause the Company to attempt cure), at Seller’s sole cost, any asserted Title Defect during the period lasting until the date that is ninety (90) days following the Closing Date (the “Cure Deadline”) by giving written notice to Buyer of its election to cure such Title Defect prior to the Closing Date.

If Seller elects to attempt to cure and actually cures a Title Defect prior to the Closing, then no Purchase Price adjustment will be made for such Title Defect. Any Title Defect validly asserted by Buyer pursuant to this Section 3.1 that is not waived in writing by Buyer or fully cured or disputed by Seller, in each case, prior to the Closing (such disputed Title Defects shall be addressed as provided in Section 3.1(i)), shall, subject to the application of the Title Threshold Amount and the Aggregate Deductible Amount hereunder, be addressed as follows:
(i)if Seller has elected to attempt to cure such Title Defect pursuant to this Section 3.1(f), Seller shall convey the affected Title Defect Property to Buyer (indirectly by virtue of conveying the Company Interests) at Closing and reduce the Closing Payment by the Title Defect Amount set forth in the Title Defect Notice for such Title Defect, taking into account the application of the Title Threshold Amount and Aggregate Deductible Amount hereunder and include such Title Defect Amount in the calculation of the Defect Deposit, which Defect Deposit will be deposited into an escrow sub-account established pursuant to the Escrow Agreement (the “Defect Escrow Account”) at Closing; provided, however, that (A) subject to the other limitations set forth in this Article 3 (and the Buyer’s right to dispute any post-Closing curative work with respect to Title Defects that Seller has elected to attempt to cure pursuant to this Section 3.1(f), which shall be determined pursuant to Section 3.1(i)), if Seller fails to fully cure or partially cures such Title Defect on or before the expiration of the Cure Deadline, Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release from the Defect Deposit the escrowed Title Defect Amount attributable to such Title Defect to Buyer to the extent Buyer is entitled to an adjustment to the Purchase Price with respect to such Title Defect or (B) if Seller cures such Title Defect on or before the expiration of the Cure Deadline or Buyer is otherwise not entitled to an adjustment to the Purchase Price with respect to such Title Defect, Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release from the Defect Deposit the escrowed Title Defect Amount attributable to such Title Defect to Seller;
(ii)if Seller (A) has not elected to attempt to cure such asserted Title Defect pursuant to this Section 3.1(f) and (B) does not dispute such Title Defect or the Title Defect Amount asserted with respect thereto, then Seller shall convey the affected Title Defect Property to Buyer (indirectly by virtue of conveying the Company Interests) and if the sum of (1) the aggregate amount of Title Defect Amounts that exceed the Title Threshold Amount with respect to all Title Defects that Seller does not dispute, plus (2) the aggregate amount of Environmental Defect Amounts that exceed the Environmental Threshold Amount with respect to all such Environmental Defects that Seller does not dispute exceeds the Aggregate Deductible Amount, then the Purchase Price payable to Seller at Closing shall be reduced (as shall be reflected in the Closing Adjustment Amount) pursuant to Section 2.3(b)(ii)(D) by an amount equal to the amount of such excess; or
(iii)with respect to any such Title Defect, if and only if Buyer (in its sole discretion) consents in writing, Seller shall indemnify Buyer and (after Closing) the

Company against all Losses resulting from such Title Defect pursuant to a customary indemnity agreement in a form mutually agreeable to the Parties, in which case, Seller shall convey the affected Title Defect Property to Buyer (indirectly by virtue of conveying the Company Interests) and there shall not be any reduction to the Purchase Price at Closing with respect to such Title Defect.
(g)Title Defect Amount. The amount of each Title Defect (the “Title Defect Amount”) shall be determined as follows:
(i)if Buyer and Seller agree in writing on the Title Defect Amount, then that amount shall be the Title Defect Amount;
(ii)subject to Section 3.1(g)(vi)(B), if the Title Defect is a Lien that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the applicable Title Defect Property in question;
(iii)if the Title Defect represents a negative discrepancy between (A) the Company’s aggregate ownership of Net Acres for any Lease and (B) the amount of Net Acres set forth for such Lease in Annex A-1, and there is no discrepancy between the aggregate Net Revenue Interest of the Company in such Lease and the Net Revenue Interest set forth for such Lease in Annex A-1, then the Title Defect Amount shall be the product of (x) the Allocated Value of such Lease multiplied by (y) a fraction, (1) the numerator of which is the absolute value of the amount of such discrepancy, and (2) the denominator of which is the Net Acres set forth for such Lease in Annex A-1;
(iv)if the Title Defect represents a negative discrepancy between (A) the Company’s aggregate Net Revenue Interest for any Oil & Gas Interest and (B) the Net Revenue Interest stated in Annex A-1 or Annex A-2, as applicable, for such Oil & Gas Interest, and for which there is a proportionate decrease in the Company’s aggregate Working Interest for such Oil & Gas Interest from that set forth in Annex A-1 or Annex A-2, as applicable, then the Title Defect Amount shall be the product of (x) the Allocated Value of such Oil & Gas Interest multiplied by (y) a fraction, (1) the numerator of which is the absolute value of the amount of such discrepancy and (2) the denominator of which is the Net Revenue Interest stated in Annex A-1 or Annex A-2, as applicable, for such Oil & Gas Interest; provided, however, that if the Title Defect does not affect the Oil & Gas Interest throughout its entire productive life, the Title Defect Amount shall be determined pursuant to Section 3.1(g)(v);
(v)if the Title Defect represents an obligation, encumbrance, burden, or charge upon, or other defect in title to, the affected Oil & Gas Interest of a type not described in subsections (ii), (iii) or (iv) of this Section 3.1(g), the Title Defect Amount shall be determined by taking into account the Allocated Value of the Lease or Well so affected, the portion of the Company’s aggregate interest in the Lease or Well affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the productive life of the affected Lease or Well, the values placed upon the Title Defect by Buyer and Seller, the age of the factual matters causing or constituting the alleged Title Defect, the probability that title failure will occur with respect to any Title Defect that represents only a possibility of title failure, and such other factors as are necessary to make a proper evaluation; and
(vi)notwithstanding anything to the contrary in this Article 3:
(A)an individual claim for a Title Defect for which a valid Title Defect Notice is given prior to the Claim Deadline shall only generate an adjustment to the Purchase Price under this Agreement if the Title Defect Amount with respect thereto exceeds One Hundred Seventy-Five Thousand Dollars ($175,000) (the “Title Threshold Amount”);
(B)the aggregate sum of all Title Defect Amounts attributable to any given Oil & Gas Interest shall not exceed the Allocated Value of such Oil & Gas Interest, except with respect to Liens that are liquidated in amount with personal recourse to Company (so long as such recourse is not limited to the Assets subject to such Lien);
(C)the Title Defect Amount with respect to a Title Defect shall be determined without any duplication of any costs or Losses included in another Title Defect Amount hereunder or for which Buyer otherwise receives credit in the calculation of the Purchase Price; provided, however that if an individual Title Defect affects multiple Leases or Wells for which an Allocated Value is set forth on Annex A-1 or Annex A-2, as applicable, (A) such Title Defect shall be deemed to be a single Title Defect, and (B) the Title Defect Amount for such Title Defect shall be aggregated with respect to the Title Defect Properties affected by such Title Defect for the purposes of the application of the Title Threshold Amount; and
(D)there shall not be any adjustment to the Purchase Price for any Title Defect under this Agreement unless and until the amount calculated as the sum of (i) the aggregate amount of all individual Title Defect Amounts for Title Defects asserted pursuant to Section 3.1(a) which exceed the Title Threshold Amount plus (ii) the aggregate amount of all individual Environmental Defect Amounts for Environmental Defects asserted pursuant to Section 4.3(a) which have an Environmental Defect Amount in excess of the Environmental Threshold Amount exceeds the

Aggregate Deductible Amount, after which time Buyer shall only be entitled to an adjustment to the Purchase Price for such portion of such calculated amount that is in excess of the Aggregate Deductible Amount.
provided, however, that, notwithstanding anything to the contrary in this Agreement, the Title Threshold Amount and the Aggregate Deductible Amount will not be applicable to any Title Defect that would also constitute a breach of Section 7.40(a) if such Title Defect were asserted by Buyer following the Closing.
(h)Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined as follows:
(i)if Buyer and Seller agree in writing upon the Title Benefit Amount, that amount shall be the Title Benefit Amount;
(ii)if the Title Benefit represents a positive discrepancy between (A) the Company’s aggregate Net Acre ownership in any Lease and (B) amount of Net Acres shown for such Lease in Annex A-1, and there is no discrepancy between the aggregate Net Revenue Interest of the Company in such Lease and the Net Revenue Interest set forth for such Lease in Annex A-1, then the Title Benefit Amount shall be the product of (x) the Allocated Value of such Lease multiplied by (y) a fraction, (1) the numerator of which is the amount of such discrepancy, and (2) the denominator of which is the Net Acres set forth for such Lease in Annex A-1;
(iii)if the Title Benefit represents a positive discrepancy between (A) the Net Revenue Interest for any Oil & Gas Interest and (B) the Net Revenue Interest stated with respect to such Oil & Gas Interest in Annex A-1 or Annex A-2, as applicable, and for which there is not any change in the Company’s aggregate Working Interest or Net Acre ownership for such Oil & Gas Interest from that set forth in Annex A-1 or Annex A-2, as applicable, then the Title Benefit Amount shall be the product of (x) the Allocated Value of the affected Oil & Gas Interest multiplied by (y) a fraction, (1) the numerator of which is the amount of such discrepancy and (2) the denominator of which is the Net Revenue Interest stated in Annex A-1 or Annex A-2, as applicable, with respect to such Oil & Gas Interest; provided, however, that if the Title Benefit does not affect an Oil & Gas Interest throughout the entire productive life of the Lease or Well, the Title Benefit Amount determined under this Section 3.1(h)(iii) shall be reduced to take into account the applicable time period only; and
(iv)if a Title Benefit represents a right, circumstance, or condition of a type not described in subsections (ii) or (iii) of this Section 3.1(h), the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Lease or Well so affected, the portion of the Company’s aggregate interest in the Lease or Well so affected, the legal effect of the Title Benefit, the potential discounted economic effect of the Title Benefit over the productive life of any affected Lease or Well, the values reasonably placed upon the Title Benefit by Buyer and Seller, and such other factors as are necessary to make a proper evaluation.
(i)Dispute.
(i)Seller and Buyer shall attempt to agree on (A) the existence and Title Defect Amounts for all Title Defects prior to Closing (or, with respect to any post-Closing curative work by Seller, on or before the Cure Deadline) and (B) the existence and Title Benefit Amounts for all Title Benefits on or before the Closing. Any Dispute with respect to the matters described in the preceding sentence that cannot be resolved by mutual agreement of Seller and Buyer in the time periods provided shall be exclusively and finally resolved by arbitration under this Section 3.1(i). If Buyer and Seller cannot agree upon the existence of a Title Defect (or whether such Title Defect has been fully cured or partially cured) or any Title Defect Amount on or before the Closing Date or there are any Title Defects which Seller has elected to attempt to cure pursuant to Section 3.1(f) (which were not cured prior to the Closing Date), subject to Buyer’s right to elect the remedy set forth in Section 3.1(f)(iii), Seller shall convey each affected Title Defect Property (and any associated Oil & Gas Interest) to Buyer (indirectly by virtue of conveying the Company Interests) at Closing and reduce the Closing Payment by the Title Defect Amount set forth in the Title Defect Notice for such Title Defect, taking into account the application of the Title Threshold Amount and Aggregate Deductible Amount hereunder, which Title Defect Amount will be deposited into the Defect Escrow Account at Closing pending final resolution of such Dispute in accordance with this Section 3.1(i).
(ii)In the event that any Dispute is required to be resolved under this Section 3.1(i), the disagreement shall be resolved by a title attorney with at least ten (10) years’ experience in oil and gas title matters in the State of Texas, who shall serve as the arbiter of any such disagreements (the “Title Arbitrator”). The Title Arbitrator shall be selected by mutual agreement of Buyer and Seller, or absent such agreement, within three (3) Business Days of becoming aware that such agreement cannot be made as to the selection of the Title Arbitrator, by the office of the American Arbitration Association in Houston, Texas. The Title Arbitrator shall not have worked as an employee, contractor or outside counsel for any of the Parties or its Affiliates during the ten (10) year period preceding the arbitration or have any financial interest in the Dispute (other than payment of its fees and costs for serving as the Title Arbitrator) or any other interest, position or relationship that would or might conflict with the proper performance of his or her duties as Title Arbitrator. The arbitration proceeding shall be held in Houston, Texas, and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 3.1(i). The Title Arbitrator’s determination shall be made on or before the thirtieth (30th) day after submission of appointment of the Title Arbitrator, and, absent manifest error, shall be final and binding upon the Parties and enforceable against the Parties in any court of competent jurisdiction, without right of appeal. In making its determination, the Title Arbitrator shall be bound by the terms set forth in this

Section 3.1(i) and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, (A) the Title Arbitrator may consult with and engage disinterested Third Parties to advise the Title Arbitrator, including landmen, other title attorneys, and petroleum engineers, and (B) the Title Arbitrator shall choose Seller’s position or Buyer’s position with respect to each disputed matter and may not come to its own independent determination. The Title Arbitrator shall act as an expert for the limited purpose of determining the existence of a Title Defect (or cure thereof) or Title Benefit and the specific disputed Title Defect Amounts and Title Benefit Amounts submitted by any Party and may not award damages, interest, or penalties to either Party with respect to any other matter. Each of the Parties shall bear its own legal fees and other costs of presenting its case. The costs and expenses of the Title Arbitrator shall be borne one half (1/2) by Seller, on the one hand, and one half (1/2) by Buyer, on the other hand. Within two (2) Business Days following the final decision of the Environmental Arbitrator with respect to all disputed matters submitted pursuant to the terms of Section 4.5 and the decision of the Title Arbitrator with respect to all disputed matters submitted pursuant to the terms of Section 3.1(i), Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the Defect Deposit (or portions thereof) from the Defect Escrow Account as determined to be owed to either Party with respect to the applicable Disputes, in accordance with such decisions.
(j)Defect Escrow Account. The Defect Deposit (if any) deposited into the Defect Escrow Account pursuant to the terms of this Article 3 or pursuant to Article 4 shall be held, invested and disbursed in accordance with the terms of this Article 3, Article 4 and the Escrow Agreement pending the curing or resolution of the applicable alleged Title Defects or alleged Environmental Defects applicable to such amounts. For the avoidance of doubt and notwithstanding anything to the contrary contained herein, (i) although established pursuant to the Escrow Agreement, (A) the Defect Escrow Account (and the Defect Deposit deposited or held in the Defect Escrow Account pursuant to this Agreement) shall be independent of and separate from (B) the Performance Deposit and (ii) in no event shall any amounts (A) held in the Defect Escrow Account be utilized for any purpose other than as expressly set forth in this Article 3 or Article 4.
Section 3.2Exclusive Rights and Obligations. SUBJECT TO THE RIGHTS OF BUYER UNDER THE R&W INSURANCE POLICY (INCLUDING WITH RESPECT TO ARTICLE 7), THIS ARTICLE 3, ARTICLE 5 AND ARTICLE 13 SET FORTH THE SOLE AND EXCLUSIVE RIGHTS AND OBLIGATIONS OF THE PARTIES WITH RESPECT TO TITLE MATTERS RELATING TO ANY ASSET OR PROPERTY OF COMPANY INCLUDING THE OIL & GAS ASSETS. THE ONLY REPRESENTATIONS, WARRANTIES, AND COVENANTS BEING MADE BY SELLER HEREUNDER WITH RESPECT TO THE COMPANY’S TITLE TO THE OIL & GAS ASSETS ARE SET FORTH IN THIS ARTICLE 3 AND ARTICLE 7, AND THE RIGHTS OF BUYER UNDER THIS ARTICLE 3, ARTICLE 5 AND ARTICLE 13 AND ITS RIGHTS UNDER THE R&W INSURANCE POLICY (INCLUDING WITH RESPECT TO ARTICLE 7) REPRESENT BUYER’S SOLE AND EXCLUSIVE REMEDIES WITH RESPECT TO TITLE TO THE

OIL & GAS ASSETS. ANY AND ALL OTHER REPRESENTATIONS, WARRANTIES, OR COVENANTS OF TITLE BY SELLER OR THE COMPANY, OF ANY KIND OR NATURE, EITHER EXPRESS, IMPLIED, OR STATUTORY, WITH RESPECT TO THE OIL & GAS ASSETS ARE HEREBY WAIVED AND DISCLAIMED IN THEIR ENTIRETY.
ARTICLE 4
ENVIRONMENTAL MATTERS
Section 4.1Examination Period. Subject to the other provisions of this Article 4, Buyer shall have the right during the Examination Period to conduct, or cause its representatives to conduct, environmental due diligence on the Assets on its own behalf and account, including by engaging Third Party environmental service providers (“Independent Environmental Review”). The fees, costs, and expenses incurred by Buyer in conducting its Independent Environmental Review or any other due diligence investigation shall be borne solely by Buyer.
Section 4.2Access to Assets and Records. Subject to the limitations expressly set forth in this Agreement, including those set forth in this Section 4.2, Section 9.1(d), Section 9.1(e), Section 9.2 and Section 14.11, Seller shall provide Buyer and its representatives access to the Assets operated by the Company or its Affiliates to conduct an environmental review and access to and the right to copy, at Buyer’s sole expense, the records and other material environmental reports in the possession or control of Seller or the Company for the purpose of conducting an environmental review of the Assets, but only to the extent (a) that Seller or the Company, as applicable, may do so without violating applicable Laws, (b) Seller or the Company, as applicable, have authority to grant such access without breaching any obligations to any Third Party or obligation of confidentiality binding on Seller, the Company or the Assets, as applicable, and (c) such access would not require waiver of attorney-client privilege or disclosing any attorney work product. Seller shall use commercially reasonable efforts to obtain permission for Buyer to gain access to the Assets operated by Third Parties and the records and files of such Third Parties to inspect the condition of such Assets, records and files. Buyer shall provide at least two (2) Business Days prior written notice prior to accessing the Assets and Seller or its designee shall have the right (at Seller’s sole cost and expense) to accompany Buyer. Such access by Buyer shall be limited to the normal business hours of the Company or any Third Party operator of an Asset, as applicable, and Buyer’s review shall be conducted in a manner that reasonably minimizes interference with the operation of the business of the Company and any applicable Third Party operator. Except as requested and required by applicable Law to be disclosed, Buyer and Buyer’s representatives shall keep and maintain confidential (and not disclose to any other Person, in whole or in part) any results of (or reports or other documents arising from) Buyer’s Independent Environmental Review and shall use such results, reports or other documents arising therefrom solely for purposes of Buyer’s diligence. Buyer shall only be entitled to conduct a Phase I Environmental Site Assessment that satisfies the basic requirements set forth under the ASTM International Standard Practice for Environmental Site Assessments (Designation E1527-21 or any subsequent iteration) and other visual inspections or records reviews (including, for the avoidance of doubt, by land or air, visual thermal, laser, light detection and ranging, FLIR camera, or other drone surveys) (a

“Phase I Environmental Site Assessment”) of the Assets. Notwithstanding anything to the contrary herein, Buyer shall not be permitted to conduct any invasive or intrusive testing, sampling, boring, drilling, or other invasive or intrusive surface or subsurface activities, including a Phase II Environmental Site Assessment (as defined in applicable ASTM standards) on any portion of the Assets without Seller’s prior written consent, which may be withheld by Seller in its absolute discretion; provided, that if (i) any Third Party operator of the Assets does not grant permission for Buyer to conduct the Independent Environmental Review or (ii) (A) any Phase I Environmental Site Assessment conducted by Buyer provides a reasonable basis for Buyer to conduct a Phase II Environmental Site Assessment or any other testing, sampling, boring, drilling, invasive or intrusive activities to evaluate any findings from such Phase I Environmental Site Assessment and (B) Seller or, as applicable, any Third Party operator of the Assets, rejects Buyer’s request to conduct such activities, then notwithstanding anything to the contrary herein, Buyer shall have the right to assert an Environmental Defect pursuant to Section 4.3 with respect to the Asset(s) upon which Buyer is prevented from conducting such activities due to Seller’s (or its designee’s or any applicable Third Party operator’s) rejection of Buyer’s request (and the lack of data from such Phase I or Phase II shall not, in and of itself, invalidate such assertion of an Environmental Defect) and Seller shall have the right to cure or dispute Buyer’s assertion of such Environmental Defect pursuant to and consistent with Sections 4.4 and 4.5, respectively. Buyer shall furnish to Seller, free of costs, a copy of all final reports and test results prepared by or for Buyer or its Affiliates related to any Buyer’s diligence and investigation of the Assets, including any and all Phase I, Phase II, or further environmental assessments, intrusive testing or sampling (invasive or otherwise) on or relating to any of the Assets, in each case, to the extent such is relied upon by Buyer in connection with the assertion of an Environmental Defect. Buyer shall obtain from any applicable Governmental Authorities and Third Parties all Permits necessary or required to conduct any approved invasive activities permitted by Seller; provided that, upon request, the Seller shall provide Buyer with assistance (at no cost or liability to Seller or Company) as reasonably requested by Buyer that may be necessary to secure such Permits. Seller shall have the right, at its option and cost, to split with Buyer any samples collected pursuant to approved invasive activities.
Section 4.3Notice of Environmental Defects.
(a)Subject to the other provisions of this Article 4, Buyer shall have the right, but not the obligation, in its sole discretion, by delivery of a Notice to Seller that complies with Section 4.3(b) on or before the Claim Deadline (an “Environmental Defect Notice”), to assert the existence of Environmental Defects with respect to the Assets.
(b)In order to be valid for purposes of this Agreement, each Environmental Defect Notice asserting a claim for an Environmental Defect with respect to any Assets must be in writing and must include:
(i)a reasonably detailed description of the alleged Environmental Defect and the basis for such assertion under the terms of this Agreement;
(ii)the Asset(s) affected by the alleged Environmental Defect (the “Environmental Defect Property”);

(iii)Buyer’s good faith estimate of the Environmental Defect Amount (disregarding the Company’s Working Interest or other ownership interest in the applicable Asset) and a description of the method used to calculate the amount; provided, however, that Seller may reduce Buyer’s good faith estimate of the Environmental Defect Amount to the extent of the Company’s Working Interest or other ownership interest in the applicable Asset to the extent that Seller can effectively demonstrate that the Company’s and Buyer’s liability for such Environmental Defect is limited to its Working Interest or other ownership interest in the applicable Asset and the remainder of liability for such Environmental Defect is reasonably recoverable from the Third Party Working Interest owners of such Asset; and
(iv)all documents and information relied upon by Buyer in proving the existence of the Environmental Defect and reasonably necessary for Seller (as well as any attorney, consultant or examiner hired by Seller) to review the existence of the alleged Environmental Defect and calculate the Environmental Defect Amount.
(c)No claims for Environmental Defects may be submitted after the Claim Deadline, and any matters that may otherwise constitute Environmental Defects, but for which Buyer has not delivered an Environmental Defect Notice to Seller on or prior to the Claim Deadline, shall be deemed to have been waived by Buyer for all purposes of asserting an Environmental Defect under this Article 4 (but without limiting or waiving any rights or remedies of Buyer under Section 10.2, Article 13 or under the R&W Insurance Policy). To give Seller an opportunity to commence reviewing and curing alleged Environmental Defects asserted by Buyer, Buyer shall use commercially reasonable efforts to give Seller, on or before the end of each calendar week during the Examination Period, written notice of all alleged Environmental Defects discovered by Buyer during such calendar week, which notices may be preliminary in nature and supplemented prior to the Claim Deadline, and which notices shall not constitute Environmental Defect Notices unless they comply with the terms of Section 4.3(b); provided, that Buyer’s right to assert an Environmental Defect pursuant to this Article 4 shall not be prejudiced by any failure to provide such preliminary notice.
Section 4.4Cure of and Remedies for Environmental Defects.
(a)Seller shall have the right, but not the obligation, to attempt to cure (or to cause the Company to attempt cure), at Seller’s sole cost, any Environmental Defect asserted by Buyer in accordance with the Lowest Cost Response at any time prior to the Closing Date by giving written notice to Buyer of its election to attempt to cure such Environmental Defect prior to Closing Date. If Seller elects to attempt to cure and actually cures and Remediates an Environmental Defect in accordance with the Lowest Cost Response prior to the Closing, then no Purchase Price adjustment will be made for such Environmental Defect. Subject to Seller’s continuing right to dispute the existence of an Environmental Defect or the Environmental Defect Amount asserted with respect thereto, any Environmental Defect validly asserted by Buyer pursuant to Section 4.3(a) that is not waived in writing by Buyer, fully cured and Remediated prior to Closing, or disputed by Seller as of the Closing (such disputed Environmental Defects (or cure thereof) shall be addressed as provided in Section 4.5), shall, subject to the application of the Environmental Threshold Amount and the Aggregate Deductible Amount hereunder, be addressed as follows:
(i)Seller shall convey the affected Environmental Defect Property to Buyer (indirectly by virtue of conveying the Company Interests) and if the sum of (i) the aggregate amount of all individual Environmental Defect Amounts for Environmental Defects asserted pursuant to Section 4.3(a) which have an Environmental Defect Amount in excess of the Environmental Threshold Amount plus (ii) the aggregate amount of all individual Title Defect Amounts for Title Defects asserted pursuant to Section 3.1(a) which have a Title Defect Amount in excess of the Title Threshold Amount exceeds the Aggregate Deductible Amount, Buyer shall be entitled to a downward adjustment to the Purchase Price pursuant to this Agreement for such portion of such calculated amount that is in excess of the Aggregate Deductible Amount;
(ii)with respect to any such Environmental Defect, if and only if Buyer (in its sole discretion) consents in writing, Seller shall indemnify Buyer and (after Closing) the Company against all Losses resulting from such Environmental Defect pursuant to a customary indemnity agreement in a form mutually agreeable to the Parties, in which case, Seller shall convey the applicable affected Environmental Defect Property to Buyer (indirectly by virtue of conveying the Company Interests) and there shall not be any reduction to the Purchase Price at Closing with respect to such Environmental Defect.
(b)Notwithstanding anything to the contrary herein, with respect to any Environmental Defects for which the existence or Environmental Defect Amounts are disputed as of the Closing Date, such Environmental Defects shall be addressed as provided in Section 4.5. Subject to the foregoing and without limiting or waiving any rights or remedies of Buyer under the R&W Insurance Policy, from and after the Closing, Buyer and the Company shall be deemed to have assumed full responsibility for all costs and expenses attributable to such operations as may be necessary to cure, remediate, address, remove or remedy all Environmental Defects (net to the Company’s interest in the Assets) and all Losses (net to the Company’s interest in the Assets) with respect thereto.
Section 4.5Dispute.
(a)Seller and Buyer shall attempt to agree on the existence of and Environmental Defect Amount (including any proposed limitation of the Environmental Defect Amount net to the Company’s Working Interest or other ownership interest in the applicable Asset affected thereby) for all Environmental Defects prior to Closing. Any Dispute with respect to the matters described in the preceding sentence that cannot be resolved by mutual agreement of Seller and Buyer in the time periods provided shall be exclusively and finally resolved by arbitration under this Section 4.5. If, with respect to any of the Assets, Buyer and Seller cannot agree upon the existence of an Environmental Defect (or cure thereof) or any Environmental Defect Amount on or before the Closing Date, then (1) no adjustments shall be made to the Base Purchase Price at Closing with respect to such disputed Environmental Defects or Environmental Defect Amounts, (2) with respect to any such (I) disputed Environmental Defects or

Environmental Defect Amounts, at Closing, Buyer shall deposit with the Escrow Agent a portion of the Base Purchase Price equal to the Defect Deposit (to the extent such amount is a positive number) in accordance with Section 2.9(b), which shall be held by the Escrow Agent and released to the appropriate Party as provided in this Section 4.5 and the terms of the Escrow Agreement, and (3) such disputes shall be exclusively and finally determined pursuant to this Section 4.5.
(b)Any such Dispute that is required to be resolved under this Section 4.5 shall be resolved by a nationally recognized environmental attorney or consultant with at least ten (10) years’ experience in oil and gas environmental matters in the jurisdictions in which the Assets are located, who shall serve as the arbiter of any such disagreements (the “Environmental Arbitrator”). The Environmental Arbitrator shall be selected by mutual agreement of Buyer and Seller, or absent such agreement, within three (3) Business Days of becoming aware that such agreement cannot be made as to the selection of the Environmental Arbitrator, by the office of the American Arbitration Association in Houston, Texas. The Environmental Arbitrator shall not have worked as an employee, contractor or outside counsel for any of the Parties or their Affiliates during the ten (10) year period preceding the arbitration or have any financial interest in the Dispute (other than payment of its fees and costs for serving as the Environmental Arbitrator) or any other interest, position or relationship that would or might conflict with the proper performance of his or her duties as Environmental Arbitrator. The arbitration proceeding shall be held in Houston, Texas, and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 4.5. The Environmental Arbitrator’s determination shall be made on or before the thirtieth (30th) day after submission of appointment of the Environmental Arbitrator, and, absent manifest error, shall be final and binding upon the Parties and enforceable against the Parties in any court of competent jurisdiction, without right of appeal. In making his or her determination, the Environmental Arbitrator shall be bound by the terms set forth in this Section 4.5 and may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. Additionally, (i) the Environmental Arbitrator may consult with and engage disinterested Third Parties to advise the Environmental Arbitrator, including other environmental consultants and petroleum engineers, and (ii) the Environmental Arbitrator shall choose Seller’s position or Buyer’s position with respect to each disputed matter addressed in an Environmental Defect Notice. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the existence of an Environmental Defect and the specific disputed Environmental Defect Amounts submitted by any Party and may not award damages, interest or penalties to any Party with respect to any other matter. Each of the Parties shall bear its own legal fees and other costs of presenting its case.
(c)Within two (2) Business Days following the decision of the Environmental Arbitrator with respect to all disputed Environmental Defects and Environmental Defect Amounts and the decision of the Title Arbitrator with respect to all disputed Title Defects, Title Defect Amounts, Title Benefits and Title Benefit Amounts, Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release from the Defect Escrow Account the so determined to be owed to either Party with respect to the applicable Disputes, in accordance with such decisions. The costs and expenses of the Environmental Arbitrator shall be borne one half (1/2) by Seller, on the one hand, and one half (1/2) by Buyer, on the other hand. Notwithstanding anything to the contrary herein, any Asset subject to a Dispute pursuant to this Section 4.5 shall be included in the Assets at Closing without adjustment to the Purchase Price and Buyer’s sole remedy with respect to any such Dispute shall be compensation from the Defect Escrow Account consistent with the Environmental Arbitrator’s decision.
Section 4.6Limitations on Environmental Defects. Notwithstanding anything in this Agreement to the contrary:
(a)Buyer shall not have any right to assert, or recover for hereunder (and no adjustment to the Purchase Price shall be made pursuant to this Agreement for), any individual Environmental Defect with an Environmental Defect Amount less than Two Hundred Thousand Dollars ($200,000.00) (the “Environmental Threshold Amount”);
(b)Buyer shall not have any right to assert, or recover for hereunder (and no adjustment to the Purchase Price shall be made pursuant to this Agreement) for any alleged Environmental Defect that is disclosed on Schedule 7.17;
(c)the Parties agree that for purposes of calculating the Environmental Threshold Amount pursuant to Section 4.6(a), each Environmental Defect shall include only an individual event or occurrence and there shall be no aggregation of events, occurrences or conditions; provided, however, if an Environmental Defect which is solely a regulatory or permitting deficiency and not a physical condition affects multiple Assets (e.g., the failure to obtain the same type of permit required under applicable Environmental Laws or prepare and file the same type of plan (including spill, prevention, control, and countermeasure plans) or report), then the Environmental Defect Amounts associated with each such Environmental Defect that is common across multiple Assets may be aggregated for purposes of meeting the Environmental Threshold Amount; and
(d)there shall be no adjustment to the Purchase Price pursuant to this Agreement for any Environmental Defects or Title Defects unless and until the amount calculated as the sum of (i) the aggregate amount of all individual Environmental Defect Amounts for Environmental Defects asserted pursuant to Section 4.3(a) which have an Environmental Defect Amount in excess of the Environmental Threshold Amount plus (ii) the aggregate amount of all individual Title Defect Amounts for Title Defects asserted pursuant to Section 3.1(a) which have a Title Defect Amount in excess of the Title Threshold Amount exceeds the Aggregate Deductible Amount, after which time Buyer shall be entitled to downwards adjustments to the Purchase Price pursuant to this Agreement only for such portion of such calculated amount that is in excess of the Aggregate Deductible Amount.
Section 4.7Exclusive Rights and Obligations. WITHOUT LIMITATION OF THE RIGHTS OF BUYER GRANTED IN SECTION 10.2 AND UNDER THE R&W INSURANCE POLICY, (a) THE RIGHTS AND REMEDIES GRANTED TO BUYER IN THIS ARTICLE 4 AND THE REMEDIES UNDER ARTICLE 13 ARE THE EXCLUSIVE RIGHTS AND REMEDIES AGAINST SELLER AND THE COMPANY RELATED TO ANY

ENVIRONMENTAL DEFECT, ENVIRONMENTAL CONDITION, OR LOSSES RELATED TO ANY ENVIRONMENTAL DEFECT OR ENVIRONMENTAL CONDITION, RELATING TO ANY ASSET OR PROPERTY OF THE SELLER OR THE COMPANY, INCLUDING THE ASSETS AND (b) BUYER EXPRESSLY WAIVES, AND RELEASES SELLER AND ITS NON-RECOURSE PARTIES FROM, ANY AND ALL OTHER RIGHTS AND REMEDIES IT MAY HAVE UNDER ENVIRONMENTAL LAWS AGAINST SELLER OR ITS NON-RECOURSE PARTIES REGARDING ENVIRONMENTAL DEFECTS, WHETHER FOR CONTRIBUTION, INDEMNITY OR OTHERWISE. THE FOREGOING IS A SPECIFICALLY BARGAINED FOR ALLOCATION OF RISK AMONG THE PARTIES, WHICH THE PARTIES AGREE AND ACKNOWLEDGE SATISFIES THE EXPRESS NEGLIGENCE RULE AND CONSPICUOUSNESS REQUIREMENT UNDER APPLICABLE LAW.
ARTICLE 5
CASUALTY & CONDEMNATION
Section 5.1Casualty and Condemnation. Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to the depreciation due to ordinary wear and tear, in each case, with respect to the Assets. If, after the Execution Date but prior to or on the Closing Date, any portion of the Assets are destroyed or damaged by any act of God, fire, explosion, wild well, hurricane, storm, weather event, earthquake, landslide, act of nature, civil unrest or similar disorder, terrorist acts, war or any other hostilities or any other casualty event or loss or is expropriated or taken in condemnation or under right of eminent domain (each a “Casualty Event”), (a) Buyer and Seller shall, subject to the satisfaction (or waiver) of the condition to the Closing set forth in Section 12.1(c), nevertheless be required to proceed with Closing, (b) at Closing, Seller shall contribute to the Company all sums paid to Seller or its Affiliates (other than the Company) by Third Parties by reason of any such Casualty Event and (c) the Company shall be entitled to retain and/or receive (or be subrogated to all of Seller’s (and its Affiliates’, but excluding the Company’s right, title and interest in)) any and all insurance proceeds and other rights or claims against Third Party of Seller and/or the Company arising out of any and all such Casualty Events.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING SELLER
Except for any exceptions as set forth in the Schedules (with the applicability of such exceptions determined in accordance with Section 14.13), Seller hereby represents and warrants to Buyer, as of the Execution Date, as follows:
Section 6.1Organization, Existence and Qualification. Seller is duly formed, validly existing and in good standing under the Laws of Delaware and, except where the failure to be so duly qualified does not, individually or in the aggregate, result in a Material Adverse Effect, is duly qualified to carry on its business in the states where it is required to do so.
Section 6.2Power. Seller has the requisite limited liability company power, authority and capacity to enter into and perform its obligations under this Agreement and the Related

Agreements to which it is or will be a party at Closing and to consummate the transactions contemplated by this Agreement and such Related Agreements.
Section 6.3Authorization and Enforceability. The execution, delivery and performance of this Agreement and the Related Agreements to which it is or will be a party at Closing, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller (and all Related Agreements required to be executed and delivered by Seller prior to or at Closing shall be duly and validly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such Related Agreements shall constitute, the valid and binding obligations of Seller, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of public policy and/or equity (regardless of whether such enforceability is considered in an Proceeding in equity or at Law).
Section 6.4No Conflicts. Except as set forth on Schedule 6.4 and/or as required by the HSR Act, the execution, delivery and performance by Seller of this Agreement and the Related Agreements to which it is or will be a party at Closing, and the consummation of the transactions contemplated by this Agreement and such Related Agreements, do not (a) conflict with or result in a violation or breach under any provision of the Governing Documents of Seller, (b) result in (with or without the giving of notice, or passage of time or both) or require the creation or imposition of any Lien upon or with respect to Company or any of the Assets (including the Company Interests), other than (i) with respect to any Assets other than the Company Interests, any Permitted Encumbrances or (ii) with respect to the Company Interests, any Permitted Securities Liens, (c) violate any Order, regulation or decree applicable to Seller as a party in interest, (d) violate any Law applicable to Seller, (e) require that any Consents be obtained, made or complied with, or (f) violate or conflict with, or permit the cancellation, termination or acceleration by a Third Party of, or constitute a default, result in the termination or acceleration of the maturity of, or result in the loss of a benefit or increase in any fee, liability or obligation under, any Contract to which Seller is a party or which affects any of the Assets or the Company Interest, except in each case of the foregoing clauses (b) through (f) for any matters that would not, or would not reasonably be expected to, prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Related Agreements to which Seller is, or will be, a party at Closing or be materially adverse to Seller’s ability to consummate the transactions or perform its obligations under this Agreement or the Related Agreements to which it is, or will be, a party at Closing.
Section 6.5Litigation. Except as set forth on Schedule 6.5 and except with respect to any Proceeding filed by any Governmental Authority after the Execution Date related to or arising out of Antitrust Laws, the execution or delivery of this Agreement or the Related Agreements, or the consummation of the transactions contemplated hereunder or thereunder, there are no Proceedings currently pending or, to Seller’s Knowledge, threatened in writing by any Third Party or Governmental Authority against Seller or its Affiliates (other than the Company) that would, or would reasonably be expected to, prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Related Agreements to which Seller is, or will be, a party at Closing or be materially adverse to Seller’s ability to consummate the transactions or perform its obligations under this Agreement or the Related Agreements to which it is, or will be, a party at Closing.
Section 6.6Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership Proceedings pending against, being contemplated by or, to Seller’s Knowledge, threatened in writing against, Seller or any of its Affiliates.
Section 6.7Ownership of Company Interests.
(a)Seller is the record and beneficial, direct owner of all of the Company Interests described on Schedule 7.5 as being owned by Seller, free and clear of all Liens (other than Permitted Securities Liens). At the Closing, the delivery by Seller to Buyer of the Assignment and Assumption Agreement will vest Buyer with good title to all of the Company Interests held by Seller (as set forth on Schedule 7.5), free and clear of all Liens (other than Permitted Securities Liens and Liens and other matters solely arising by, through or under Buyer or its Affiliates). The Company Interests owned by Seller constitute all of the issued and outstanding Equity Interests in Company.
(b)Seller is not a party to (i) any option, warrant, purchase right or other Contract or commitment (other than this Agreement) that could require Seller to sell, transfer or otherwise dispose of any Company Interests or (ii) any voting trust, proxy, or other Contract or understanding with respect to the voting of the Company Interests.
Section 6.8Brokers’ Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission (contingent or otherwise) in connection with the transactions contemplated by this Agreement or any Related Agreement based upon arrangements made by or on behalf of Seller or Company (or their respective Affiliates) for which Buyer or any of its Affiliates (including, following the Closing, Company) shall have any responsibility, liability or incurred expense.
Section 6.9Investment Intent; Accredited Investor. Seller (and each of Seller’s designees) is acquiring the Parent Class A Common Stock, if any, issued to it at Closing comprising part of the Equity Purchase Price for its own account and not with a view to its sale or distribution in violation of the Securities Act, any applicable state blue sky Laws or any other applicable securities Laws. Seller has made, independently and without reliance on Parent, Buyer or any of their Affiliates or Parent or Buyer’s respective representatives (except to the extent that Seller has relied on the representations and warranties in this Agreement), its own analysis of the Parent Class A Common Stock comprising part of the Equity Purchase Price and Seller has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations. Seller acknowledges that the issuance of Parent Class A Common Stock comprising part of the Equity Purchase Price is not registered pursuant to the Securities Act and that none of the Parent Class A Common Stock comprising part of the Equity Purchase Price may be transferred, except pursuant to an effective registration statement or an applicable exemption from registration under the Securities Act. Seller is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.
Section 6.10Independent Evaluation. Seller is a sophisticated, experienced and knowledgeable investor. In entering into this Agreement, Seller has relied solely upon expertise of Seller and its legal, tax and other professional counsel concerning the Transaction, the Parent Class A Common Stock, if any, issued to Seller (or Seller’s designees) at Closing and the value thereof. Seller acknowledges and affirms that (a) it has completed such independent investigation, verification, analysis and evaluation of the Parent Class A Common Stock, if any, issued to Seller (or Seller’s designees) at Closing as it has deemed necessary or appropriate to enter into this Agreement, and (b) at Closing, Seller shall have completed, or caused to be completed, its independent investigation, verification, analysis and evaluation of the Parent Class A Common Stock, if any, issued to Seller (or Seller’s designees) at Closing as Seller has deemed necessary or appropriate to consummate the Transaction.
ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING THE COMPANY
Except for any exceptions as set forth in the Schedules (with the applicability of such exceptions determined in accordance with Section 14.13), Seller hereby represents and warrants to Buyer, as of the Execution Date, as follows:
Section 7.1Existence and Qualification. Company is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware and, except where the failure to be so duly qualified would not, individually or in the aggregate, result in a Material Adverse Effect, is duly qualified to carry on its business in the states where it is required to do so.
Section 7.2Power. Company has the requisite limited liability company power and authority to own, lease and operate its properties, rights or assets, carry on its businesses as now conducted, to enter into, deliver and perform its obligations under this Agreement and the Related Agreements to which it is or will be a party at Closing and to consummate the transactions contemplated by this Agreement and such Related Agreements.
Section 7.3Authorization and Enforceability. The execution, delivery and performance by Company of this Agreement and the Related Agreements to which it is or will be a party at Closing, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Company. This Agreement has been duly and validly executed and delivered by Company (and all Related Agreements required to be executed and delivered by Company at the Closing shall be duly and validly executed and delivered by Company) and this Agreement constitutes, and at the Closing such Related Agreements shall constitute, the valid and binding obligations of Company, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of public policy (including the power of a court to deny enforcement of remedies generally based on public policy) and/or equity (regardless of whether such enforceability is considered in an Proceeding in equity or at Law).
Section 7.4No Conflicts. Subject to compliance with or waiver of the Preferential Rights set forth on Schedule 7.15 (if any) and receipt of all Consents set forth on Schedule 7.15 (if any), except as set forth on Schedule 7.4 and/or as required by the HSR Act, the execution, delivery and performance by Company of this Agreement and the Related Agreements to which it is or will be a party at Closing, and the consummation of the transactions contemplated by this Agreement and such Related Agreements and performance of the terms and conditions hereof and thereof by Company, do not (a) conflict with or result in a violation or breach under any provision of the Governing Documents of Company, (b) result in (with or without the giving of notice, or passage of time or both) or require the creation or imposition of any Lien upon or with respect to Company or any of the Assets (including the Company Interests), other than (i) with respect to any Assets other than the Company Interests, any Permitted Encumbrances or (ii) with respect to the Company Interests, any Permitted Securities Lien, (c) violate or conflict with, or permit the cancellation, termination or acceleration by a Third Party of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, result in the termination or acceleration of the maturity of, or result in the loss of a benefit or increase in any fee, liability or obligation under, any Contract to which Company is a party or which affects any of the Assets or the Company Interests, (d) violate any Order, regulation or decree applicable to Company as a party in interest or (e) violate or conflict with any Laws applicable to Company or its Assets or the Company Interests, except in each case of clauses (b) through (d) above, as would not, or would not reasonably be expected to, result in a Material Adverse Effect.
Section 7.5Capitalization.
(a)Schedule 7.5 sets forth the ownership structure of Company including all of the issued and outstanding Equity Interests of Company and the record and beneficial ownership thereof. No Person other than Seller has been the owner of any Equity Interests of Company since July 3, 2023. The Company Interests constitute all of the issued and outstanding Equity Interests in Company. The Company Interests have been duly authorized and validly issued, and are fully paid and nonassessable (except as otherwise provided under applicable Law).
(b)Company does not have any Subsidiaries or own, directly or indirectly, any Equity Interests in any Person. Company does not own, and has never owned, of record or beneficially, any Equity Interests in, or have, and has never had, any investments in, any Person. Except to the extent set forth in the Governing Documents of Company or Seller, as applicable, there are no outstanding or authorized equity appreciation, phantom equity, profit participation, equity equivalent or based award or similar rights affecting Company. There are no bonds, debentures, notes or other indebtedness of Company having the right to vote or consent (or, convertible into, or exchangeable for, Equity Interests having the right to vote or consent) on any matters on which holders of Equity Interests of Company may vote.

(c)Except as expressly set forth in the Governing Documents of Company, there are no (i) outstanding preemptive or other outstanding Rights with respect to the Equity Interests of Company, (ii) appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights or commitments or other rights or Contracts of any kind or character relating to or entitling any Person to purchase or otherwise acquire any Equity Interests of Company or requiring Company to (A) issue, transfer, convey, assign, redeem or otherwise acquire or sell any Equity Interests or (B) grant, extend or enter into any subscription, option, warrant, call, right, commitment, understanding or other right or Contract with respect to any Equity Interests of the Company, (iii) member agreements, irrevocable proxies, voting trusts, voting agreements, member or partnership agreements or other rights or Contracts relating to the voting of any Equity Interests of Company and (iv) agreements or Rights granted by Company to any Person, or any right or privilege capable of becoming an agreement or Right, for the purchase, subscription, allotment or issue of any unissued Equity Interests (including convertible Equity Interests, warrants or convertible obligations of any nature) of Company.
(d)No Equity Interests of Company have been offered, issued, sold or transferred in violation of (i) any applicable Law or (ii) any preemptive, purchase or call options, subscription rights, rights of first refusal, Rights or other similar rights. Prior to the Execution Date, Company has made available to Buyer (or its representatives) true and complete copies of each Governing Document of Company and all amendments or modifications thereto. Company is not in breach of any such Governing Documents in any material respect. None of the Equity Interests of Company have been certificated.
Section 7.6Financial Statements. Company has delivered to Buyer true and complete copies of (i) the audited consolidated financial statements of Ridgemar Parent, which are comprised of the consolidated balance sheet as of December 31, 2023, and the related consolidated statements of operations, members’ equity and cash flows for the fiscal year ended December 31, 2023, accompanied by a report thereon of Ridgemar Parent’s independent auditor (the “2023 Audited Financials”) and (ii) the unaudited consolidated balance sheet of Ridgemar Parent, as of September 30, 2024 (the “Balance Sheet Date”) (clauses (i) through (ii), collectively, the “Financial Statements”). Except as set forth in Schedule 7.6, each of the Financial Statements (A) has been prepared in accordance with GAAP consistently applied and without modification of the accounting principles used in the preparation thereof throughout the periods presented, and (B) presents fairly in all material respects the financial position, results of operations, equity and cash flows of Ridgemar Parent and its Subsidiaries as of the dates and for the periods indicated therein, except that the Financial Statements as of and for the period ended on September 30, 2024, do not contain footnote disclosures and other presentation items required by GAAP and are subject to normal year-end adjustments.
Section 7.7No Undisclosed Liabilities. There are no liabilities or obligations, or any claim or judgment, of or with respect to Company that would be required by GAAP to be reserved, reflected or otherwise disclosed on a balance sheet of Company, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) as set forth on Schedule 7.7, (b) liabilities reserved, reflected or otherwise expressly disclosed (to the extent so reserved, reflected or disclosed) in the balance sheet of Company as of the Balance Sheet Date included in the Financial Statements in accordance with GAAP, (c) liabilities incurred in the ordinary course of business since the Balance Sheet Date (none of which results from or arises in connection with any breach, violation or default under any Law, Contract, Permit or any tort, fraud or infringement or is a result of a breach of any representation, warranty or covenant in this Agreement), (d) Transaction Expenses, (e) Property Costs, (f) Excluded Assets, and (g) liabilities that would not, individually or in the aggregate, be material to Company, taken as a whole.
Section 7.8Litigation. Except (a) as set forth on Schedule 7.8, and (b) for any Proceeding filed or threatened by any Governmental Authority after the Execution Date related to or arising out of Antitrust Laws, the execution or delivery of this Agreement or the Related Agreements, or the consummation of the transactions contemplated hereunder or thereunder, and (c) with respect to any matter that does not result in a Material Adverse Effect to Company, taken as a whole, (1) there are no Proceedings pending before any Governmental Authority against the Company or its Affiliates, which Proceeding (x) relates to the Assets, the Business, or the Company Interests of Company or (y) seeks to prevent, delay or otherwise would reasonably be expected to have the effect of restricting, making illegal, prohibiting or otherwise adversely affecting (i) the Company’s ability to perform its obligations under this Agreement or the Related Agreements or (ii) the consummation of the transactions contemplated hereby or thereby; and (2) to Seller’s Knowledge, no such Proceeding has been threatened in writing.
Section 7.9Bankruptcy. There are no bankruptcy, insolvency reorganization or receivership Proceedings pending against, being contemplated by or, to Seller’s Knowledge threatened, against Company. The Company is now solvent.
Section 7.10Taxes.
(a)All material Tax Returns required to be filed by the Company have been timely filed and all such Tax Returns are accurate, complete and correct in all material respects.
(b)All material Taxes owed by the Company that are or have been due and payable have been duly and timely paid, and all Tax withholding and deposit requirements imposed on or with respect to the Company and the Assets have been satisfied in all material respects.
(c)There are no Liens (other than Permitted Encumbrances) on any of the Assets of the Company that arose in connection with any failure (or alleged failure) to pay any Taxes or file any Tax Returns.
(d)Except as set forth on Schedule 7.10(d), there is not currently in effect any extension of time with respect to the due date for the filing of any Tax Return of the Company, or any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes of the Company.
(e)Except as set forth on Schedule 7.10(e), neither Seller nor the Company has received written notice of any pending claim with respect to Company Taxes, and there is no audit, litigation, administrative, or other Proceeding that has been asserted or proposed with respect to Company Taxes (which has not been resolved), and to no such audit, litigation or administrative or other Proceeding has been threatened.
(f)Since January 2, 2023, the Company has been properly classified as an entity disregarded as separate from its regarded owner for U.S. federal Income Tax purposes. Prior to January 2, 2023, as a result of an initial entity classification election effective August 18, 2011, the Company was properly classified as a corporation for U.S. federal Income Tax purposes.
(g)No Assets are subject to any tax partnership agreement or otherwise treated, or required to be treated, as held in an arrangement requiring a Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code (other than the organizational documents of a direct or indirect owner of the Company).
(h)No written claim has been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that Company is or may be subject to taxation in that jurisdiction.
(i)The Company is not a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements (excluding any customary provisions included in any customary commercial agreements or contracts entered into in the ordinary course of business that are not primarily related to Taxes).
(j)Except as set forth on Schedule 7.10(j), no power of attorney that is currently in force has been granted with respect to Company Taxes.
(k)The Company has not participated in, nor is participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(l)Except for those liabilities that are identified on Schedule 7.10(l), the Company does not have any liability for the Taxes of any Person (1) under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law) or (2) as a transferee or successor, by contract or otherwise, other than commercial agreements or contracts containing customary provisions entered into in the ordinary course of business that are not primarily related to Taxes;
(m)All material amounts required to be remitted pursuant to any applicable escheat or unclaimed property Law with respect to the Assets have been remitted to the applicable Governmental Authority in accordance with applicable Law.
For purposes of the representations in this Section 7.10, all references to Company Taxes shall include Unpaid Employee Taxes and Specified Employee Taxes.

Section 7.11Labor and Employee Benefits.
(a)Company is not a party to or bound by any Labor Agreement; there are no Labor Agreements that pertain to any of the Business Employees in respect of their service to Company, and none are being negotiated; and no Business Employees are represented by any labor union, labor organization, works council, certified employee representative or group of employees with respect to their services provided to Company. To Seller’s Knowledge, in the past three (3) years, there have been no labor organizing activities with respect to any current or former Business Employees in respect of their service to the Company. In the past three (3) years, there has been no actual or, to Seller’s Knowledge, threatened unfair labor practice charges, material labor grievances, material labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting Company or the Assets.
(b)Company is not, nor has it been during the past three (3) years, the W-2 employing entity of any individual. Company is not, and has never been during the past three (3) years, a party to any Contract with any staffing agency or natural person individual providing services as an independent contractor. Except as would not result in material liability or obligation for Company, Company has no liabilities with respect to any current or former Business Employees or any other individuals (including independent contractors, contingent workers, contract workers, leased employees, seasonal employees or temporary employees) that have performed work at or with respect to Company or the Assets during the past three (3) years.
(c)Company, and with respect to current and former Business Employees, Seller and its Affiliates, are and during the past three (3) years have been, in compliance, in all material respects with all applicable Laws respecting labor, employment and employment practices. Except as would not result in material liability or obligation for Company: (i) Seller and its Affiliates have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees and other compensation that have come due and payable to current and former Business Employees and other individuals (including independent contractors, contingent workers, contract workers, leased employees, seasonal employees or temporary employees) that have performed work at or with respect to Company or the Assets, under applicable Laws or Contract; and (ii) each individual (including independent contractor, contingent worker, contract worker or consultant) who has performed work at or with respect to Company or the Assets during the past three (3) years and is or was classified and treated as an independent contractor, consultant, leased employee or other non-employee service provider, is and has been properly classified and treated as such for all applicable purposes. To Seller’s Knowledge, there are no allegations or complaints related to sexual harassment by or against former or current Business Employees that are material to Company or, if known to the public, would bring Company into material disrepute.
(d)The Company does not sponsor, maintain, contribute to, have an obligation to contribute to, or otherwise have any current or contingent liability or obligation under any Plan.

(e)There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability of Seller or any of its ERISA Affiliates that would be, or could reasonably be expected to become, a liability of Company or, following the Closing, of Buyer or any of its Affiliates.
(f)Company has no current or contingent obligation to indemnify, gross-up, reimburse or otherwise make whole any Person for any Taxes or related interest or penalties incurred by such Person, including those imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax Law).
(g)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with another event, could: (i) require a contribution by the Company to any Plan; (ii) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any current or former employee, officer, director, manager or other individual service provider of the Company or its Affiliates (or any dependent or beneficiary thereof); or (iii) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code or in the imposition of an excise Tax under Section 4999 of the Code, after giving effect to any 280G Stockholder Approval and waivers actually attained (as described in Section 9.20 hereof).
Section 7.12Compliance with Laws. Except as set forth on Schedule 7.12, Company’s ownership and operation of the Business and the Assets is, and has been since December 1, 2022 (the “Lookback Period”), in compliance with all applicable Laws or Orders in all material respects. Neither Seller, any Affiliate of Seller nor Company has, during the Lookback Period, received any written notice of any (a) material claim, audit or investigation by any Governmental Authority or Third Party with respect to Company’s ownership and operation of the Business and the Assets, or (b) material violation or material failure to comply with any applicable Law that remains unresolved.
Section 7.13Material Contracts.
(a)Schedule 7.13(a) sets forth a complete and accurate list of all Material Contracts of Company. Prior to the Execution Date, Company has made available to Buyer (or its representatives) complete and accurate copies of each such Material Contract, and all amendments or modifications thereto.
(b)Except as disclosed on Schedule 7.13(b), (i) neither Company, nor, to the Knowledge of Seller, any other Person, is in material breach or material default under any Material Contract, and (ii) no written notice of material breach, material default or early termination under any Material Contract has been received or delivered by Company, Seller or its Affiliates (other than Company) under any Material Contract, the final resolution of which is outstanding.
(c)Except as disclosed on Schedule 7.13(b), each Contract listed (or which should have been listed) is legal, valid, binding, enforceable against Company and, to the Knowledge of Company, against each other party thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.
Section 7.14Outstanding Capital Commitments. Schedule 7.14 sets forth, as of the Execution Date, all authorizations for expenditure or similar requests or invoices for funding or participation received by the Company in writing or delivered by the Company to Third Parties that (a) are not expired, (b) have not been fully completed by the Effective Time and (c) have a value in excess of Two Hundred Thousand Dollars ($200,000) (net to Company’s interest in such Assets).
Section 7.15Consents; Preferential Rights. Except for (1) filings required under the HSR Act, (2) Consents that are customarily obtained from and after the Closing, and (3) as set forth on Schedule 7.15, (a) no Consent, approval, authorization, or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement or any of the Related Agreements or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby or thereby and (b) there are no Preferential Rights applicable to or triggered by the sale or transfer (directly or indirectly) of the Assets or Company Interests of Company contemplated by this Agreement.
Section 7.16Wells. Except as set forth on Schedule 7.16:
(a)(i) there are no Wells operated by Company or its Affiliates, or, to the Knowledge of Seller, any other Well, (1) with respect to which there is an unresolved Order or Company has received unresolved notice from any Governmental Authority requiring that such Well be Plugged and Abandoned or (2) that is neither in use for purposes of production or injection, nor suspended or temporarily abandoned in accordance with applicable Laws, the Contracts, and the Leases, that has not been Plugged and Abandoned in accordance with such applicable Laws, Contracts, or Leases; (ii) there are no Wells or other Equipment located on the Oil & Gas Assets that the Company or its Affiliates is otherwise currently obligated by any Law, Leases, or Contracts to currently Plug and Abandon; and (iii) there are no Oil & Gas Assets that have been plugged, dismantled, or abandoned by the Company or its Affiliates or, to the Knowledge of Seller, any Third Party operator, in each case, in a manner that does not comply in all material respects with all applicable Laws, Contracts, and Leases;
(b)all Wells drilled or completed during the Lookback Period by the Company or its Affiliate and, to the Knowledge of Seller, all other Wells, in each case, have been drilled and completed, or are being drilled and completed, in a manner that is within the geographical limits permitted by all applicable Leases, Contracts, and Permits; and
(c)no Well operated by Company or its Affiliates (or, to the Knowledge of Seller, any other Well) is subject to penalties after the Effective Time on allowables under applicable Laws because of any overproduction occurring during the Lookback Period or, to the Knowledge of Seller, during any other period.

Section 7.17Environmental. Except as set forth in Schedule 7.17:
(a)there are no Proceedings pending or, to the Knowledge of Seller, threatened in writing against Company (or to the Knowledge of Seller, any Third Party operator) relating to any material violation or material breach of, or material liability under, any Environmental Laws with respect to any Asset;
(b)neither Seller nor Company (nor to the Knowledge of Seller, any Third Party operator) has entered into any agreements, consents, Orders, decrees or judgments with any Governmental Authorities based on any prior violations of or material liabilities under Environmental Laws, in each case, that relate to the use or ownership of the Assets or that require any material Remediation with respect to the Assets;
(c)neither Seller nor Company (nor, to the Knowledge of Seller, any Third Party operator) has received any written notice, report, Order or directive from any Governmental Authority or other Third Party relating to a material violation of, or material liability under, Environmental Laws, including any of the foregoing asserting that any of the Assets owned or operated by Company or its Affiliates is the subject of any material Remediation, removal, clean-up, response action, enforcement action or Order regarding any material actual or alleged presence or Release of Hazardous Substances that has not been finally resolved;
(d)with respect to the Assets, there has been no Release of, or exposure to, Hazardous Substances occurring during the Lookback Period or, to the Knowledge of Seller, during any other period, in violation of or so as to give rise to a material liability of the Company under Environmental Laws, in each case that remains unresolved; and
(e)with respect to the Assets, Company (and to the Knowledge of Seller, each Third Party operator of the Assets) is, and during the Lookback Period has been, in compliance in all material respects with all applicable Environmental Laws and all Permits required thereunder.
Notwithstanding any other provision of this Agreement, the representations and warranties in Section 7.16, Section 7.25 and this Section 7.17 are the only representations and warranties in this Agreement with respect to environmental matters, Environmental Laws and/or Environmental Liabilities.
Section 7.18Royalties. Except as set forth on Schedule 7.18, all Royalties attributable to sales of Hydrocarbons produced from or attributable to the Oil & Gas Assets or otherwise payable by Company have been properly and timely paid in all material respects, or are being properly held by Company as Suspense Funds, in each case, in material compliance with applicable Laws and the terms of the Leases and to the extent and only to the extent related to periods in which Company owned such Oil & Gas Assets prior to the Effective Time.
Section 7.19Imbalances. Schedule 7.19 sets forth all material Imbalances with respect to the Oil & Gas Assets as of the date(s) set forth on Schedule 7.19.

Section 7.20Advance Payments. Except as set forth in Schedule 7.20, and except for any throughput deficiencies attributable to or arising out of any Imbalances described on Schedule 7.19, with respect to any of the Assets operated by Company or its Affiliates (and with respect to any other Assets, to the Knowledge of Seller), Company and its Affiliates:
(a)are not obligated by virtue of any take or pay payment, advance payment or other similar payment (other than as established by the terms of the Leases) or under any gathering, processing, transportation or any other similar contract or agreement, to gather, deliver, process or transport Hydrocarbons produced from the Oil & Gas Assets, or deliver proceeds from the sale thereof, at some future time without receiving full payment therefor at or after the time of delivery;
(b)have not received payment prior to the Effective Time under any Contract for the sale of Hydrocarbons produced from the Oil & Gas Assets which requires delivery of Hydrocarbons by the Company after the Effective Time without then or thereafter receiving full payment therefor; and
(c)have not received any written notice of deficiency payments under gas contracts for which any Person has a right to take deficiency gas from the Oil & Gas Assets.
Section 7.21Condemnation; Casualty. To the Knowledge of Seller, as of the Execution Date, there is no actual or threatened taking (whether permanent, temporary, whole or partial) of any of the Assets, or any part of the Assets, of Company by reason of condemnation or eminent domain. Between the Effective Time and the Execution Date, there has been no Casualty Event with respect to any of the Oil & Gas Assets (or portion thereof) with damages estimated to exceed $1,000,000 net to the interest of the Company.
Section 7.22Insurance. Set forth on Schedule 7.22 is, as of the Execution Date, a list of all material property, general liability, Third Party offsite pollution liability, automobile liability, workers’ compensation and employers’ liability, umbrella/excess liability, directors’ and officers’ liability and other material insurance policies currently held by, or maintained for the benefit of, Company and the Assets maintained by Company or its Affiliates on behalf of Company, including any amendments thereto (other than such policies relating to a Plan). A complete and accurate copy of each such policy has been made available to Buyer prior to the Execution Date. As of the Execution Date, all insurance policies are in full force and effect and there is no material claim pending under any such policies as to which coverage has been denied or disputed by the insurer other than customary indications as to reservation of rights by insurers. As of the Execution Date, (i) neither Seller, its Affiliates nor Company are in material default under any provisions of any such insurance policy pertaining to Company or the Assets and (ii) neither Seller nor Company has received any written notice from any such insurer that would reasonably be expected to be followed by a written notice of cancellation, alteration of coverage or non-renewal of any insurance policy.
Section 7.23Bank Accounts. Schedule 7.23 sets forth a complete and accurate list of all deposit, demand, time, savings, passbook, security or similar accounts maintained by Company with any bank or financial institution (each, a “Bank Account”), the names and addresses of the banks or financial institutions maintaining each Bank Account and each authorized signatory thereto.
Section 7.24Books and Records. Company maintains all books of account and other business records required by applicable Law and as necessary to conduct the business of Company in accordance with its past practices, consistently applied.
Section 7.25Permits. Except as set forth on Schedule 7.25, (a) the Company possesses all material Permits required to own and, where applicable, operate the Oil & Gas Assets and to conduct its business as currently conducted, (b) the Company is in compliance in all material respects with such Permits and all obligations thereunder, (c) each such Permit is in full force and effect, (d) neither Seller, the Company nor any of their Affiliates have received any written notice from a Governmental Authority claiming the lack of any such Permit or claiming a material default under any such Permit that remains unresolved. The execution and delivery of this Agreement or any Related Agreement and the consummation of the transactions contemplated hereby and thereby will not result in the revocation or termination of any such Permit or the imposition of any material restrictions on the operation or use of the Oil & Gas Assets as currently conducted.
Section 7.26Non-Consent Operations. Except as set forth on Schedule 7.26, as of the Execution Date, no operations are being conducted or have been conducted during the Lookback Period with respect to the Oil & Gas Assets as to which the Company has elected (or has been deemed to elect) to be a non-consenting party under the terms of the applicable operating agreement and with respect to which the Company has not yet recovered its full participation.
Section 7.27Payout Balances. As of the Execution Date, Schedule 7.27 contains a list of the status as of the date(s) set forth in such Schedule, of any “payout” balance for the Wells operated by the Company or its Affiliates and, to the Knowledge of Seller, for any other Wells, in each case, that are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).
Section 7.28Suspense Funds.
(a)Schedule 7.28 sets forth all Suspense Funds held by the Company or its Affiliates as of the date set forth therein.
(b)Except as set forth on Schedule 7.28, all Royalties and proceeds from the sale of Hydrocarbons produced from the Oil & Gas Assets or otherwise payable to the Company are being received by the Company in the ordinary course of business in all material respects and are not being held in suspense by Third Parties (other than any statutory minimum royalties).
Section 7.29Credit Support Obligations. Schedule 7.29 sets forth a complete and accurate list of all Credit Support provided by the Company, or by Seller or any of its Affiliates on behalf of the Company, as of the Execution Date, in support of the obligations of the Company to any Governmental Authority, contract counterparty, or other Person related to the ownership or operation of the Oil & Gas Assets, including, in each case, the type and amount of such Credit Support.
Section 7.30Lease Status. Except as set forth on Schedule 7.30:
(a)all material bonuses, rentals, and other material similar maintenance payments due under the Leases operated by the Company or any of its Affiliates have been properly and timely paid in accordance with the terms of such Leases;
(b)(i) as of the Execution Date, neither the Company nor any of its Affiliates has received any unresolved written notices alleging any material default or breach under any Lease by the Company or its predecessors-in-interest, and (ii) neither the Company nor any of its Affiliates is and, to the Seller’s Knowledge as of the Execution Date, no other party to any Lease, is in material default or material breach of the terms, provisions, or conditions of the Leases;
(c)(i) there are no express unfulfilled drilling obligations under any of the Leases (excluding any drilling obligation necessary to extend such Lease beyond its primary term) and (ii) as of the Execution Date, neither the Company nor any of its Affiliates has received written notice from a lessor of any material requirements or demands to drill additional wells on any of the Leases, which requirements or demands have not been resolved as of the Execution Date;
(d)as of the Execution Date, neither the Company nor any of its Affiliates has received any unresolved written notice seeking to terminate any of the Leases; and
(e)(i) no Lease operated by the Company or its Affiliates is being maintained in full force and effect by the payment of shut-in royalties or other payments in lieu of operations or production and (ii) to the Seller’s Knowledge as of the Execution Date, no Lease operated by a Third Party operator is being maintained in full force and effect by the payment of shut-in royalties or other payments in lieu of operations or production.
Section 7.31Personal Property. All material personal property (including the Equipment) included in the Oil & Gas Assets is in an operable state of repair adequate to maintain normal operations as currently operated and used by or on behalf of the Company and its Affiliates, in all material respects (ordinary wear and tear excepted and taking into account the age, history, and use of such Assets). The material personal property (including the Equipment) included in the Oil & Gas Assets, when utilized by a labor force substantially similar to that utilized by the Company and its Affiliates in connection with the ownership and operation of the Assets as of the Execution Date, and together with the Excluded Assets and the rights and services made available under the Contracts included in the Assets, constitutes, in all material respects, all of the personal property necessary for the ownership and operation of the Business and the Oil & Gas Assets operated by the Company or its Affiliates after the Closing in substantially the same manner as currently conducted and operated.

Section 7.32Rights-of-Way. Except as set forth on Schedule 7.32, (a) the Rights-of-Way and surface rights under the Leases are sufficient in all material respects for the operation of the Oil & Gas Assets operated by the Company or its Affiliates until and after the Closing in substantially the same manner as currently operated by the Company or its Affiliates, (b) neither the Company nor any of its Affiliates is in material breach of or in material default under any Right-of-Way, (c) as of the Execution Date, no written notice of material default or material breach has been received or delivered by the Company or any Affiliate of the Company under any Right-of-Way, the resolution of which is currently outstanding, and no currently effective written notices have been received by the Company or any of its Affiliates of the exercise, intended exercise or threatened exercise of any premature termination of or under any Right-of-Way and (d) each of the Rights-of-Way is in full force and effect.
Section 7.33Indebtedness. Except as set forth on Schedule 7.33, as of the Effective Time and the Execution Date, the Company had (and has) no Indebtedness.
Section 7.34Cyber Security and Privacy. Since July 3, 2023, the Company has not experienced a material security breach of its information technology systems or has materially breached its cybersecurity or privacy programs, in each case, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole. Since July 3, 2023, there have been no material claims, assertions or investigations pending or, to the Company’s Knowledge, threatened in writing made by or against the Company regarding cybersecurity or privacy matters.
Section 7.35No Affiliate Arrangements. There are no Affiliate Arrangements (including with respect to any financial interest in any asset, property or right) with respect to Company. There are no outstanding payments, or similar requests or invoices owed to Seller or its Affiliates (other than Company) under any Contract, including any Affiliate Arrangement, that are binding on Company or the Assets. None of the Company’s Affiliates, nor any of their respective directors, managers, officers or employees, owns any direct interest in any of the Assets.
Section 7.36Sufficiency of Assets. The Oil & Gas Assets owned by the Company at Closing and the rights available under the Contracts, Leases and Rights-of-Way included in the Assets will include all of the real property that is used or necessary to conduct the Business and operations of the Company in substantially the same manner as currently conducted by the Company as of the Execution Date and for the twelve (12) month period preceding the Execution Date in all material respects.
Section 7.37Specified Matters. Except as set forth on Schedule 7.37, there are no Losses incurred, suffered, or owing by the Company as of the Closing Date caused by, arising out of, or resulting from the following matters, in each case, to the extent attributable to the ownership, use, or operation of any of the Oil & Gas Assets (collectively, the “Specified Matters”):
(a)except with respect to any Losses from Casualty Events, any (i) material Third-Party personal injury or death, or (ii) material damage of Third-Party properties (excluding any such property damage that is related to or caused by any Environmental Defect or properly charged or chargeable to the joint account by the operator under the applicable operating or unit agreement) occurring on or with respect to the ownership or operation of any Oil & Gas Assets prior to the Closing Date;
(b)any civil fines or penalties or criminal sanctions imposed on the Company or the Oil & Gas Assets to the extent resulting from any pre-Closing violation of applicable Law (including any Environmental Law);
(c)any transportation or disposal of Hazardous Substances (other than Hydrocarbons) from any Oil & Gas Asset to a site that is not an Oil & Gas Asset;
(d)the Excluded Assets; and
(e)the employment, or termination of employment, of any employee of Seller, Company, or any of their Affiliates, or the employment or engagement of any director, officer, employee, consultant or independent contractor of Seller, Company or any of their Affiliates for any actual or prospective work relationship or the termination thereof, in each case, prior to the Closing Date.
Section 7.38Regulatory Matters. The Company (a) is not a “natural gas company” engaged in the transportation of natural gas in interstate commerce under the Natural Gas Act of 1938, as amended, and has not operated or provided during the Lookback Period services using any of the Oil & Gas Assets in a manner that subjects it, any Third Party operator of the Oil & Gas Assets or any future owner of the Oil & Gas Assets to the jurisdiction of, or regulation by, the Federal Energy Regulatory Commission (i) as a natural gas company under the Natural Gas Act of 1938 (other than pursuant to a certificate of limited jurisdiction as described below), or (ii) as a common carrier pipeline under the Interstate Commerce Act; and (b) does not hold any general or limited jurisdiction certificate of public convenience and necessity issued by the Federal Energy Regulatory Commission other than a blanket sale for resale certificate issued by operation of Law or a blanket certificate issued to permit participation in capacity release transactions. Neither the Company nor any of its Affiliates has acquired any of the Oil & Gas Assets through the use or threatened use of eminent domain or condemnation. There is no actual, or to Seller’s Knowledge, threatened taking (whether permanent, temporary, whole or partial) of any of the Oil & Gas Assets or any part of the Oil & Gas Assets by reason of condemnation or eminent domain or threat of condemnation or eminent domain.
Section 7.39Lease Operating Statements. The information set forth in the lease operating statements with respect to the Oil & Gas Assets set forth in Schedule 7.39 is true and accurate in all material respects for the time periods covered thereby, subject to ordinary course reconciliations and adjustments and discrepancies that would not, in the aggregate (net of all credits and debits), be reasonably expected to have a Material Adverse Effect.

Section 7.40Special Warranty of Defensible Title; Certain Transfers.
(a)Subject to the Permitted Encumbrances, as of the Closing Date, the Company continues to hold Defensible Title to the Oil & Gas Interests free and clear of any lawful and valid claims of any Third Party purporting to claim the same or any part thereof, in each case, arising by, through or under Seller, the Company or any of their Affiliates. The Parties acknowledge and agree that the foregoing warranty shall constitute and be considered a special warranty of title by, through, and under Seller, the Company, and their Affiliates under applicable Laws (and not a general warranty of title). For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, the Title Threshold Amount and the Aggregate Deductible Amount will in no way limit any claim by Buyer pursuant to this Section 7.40.
(b)With respect to any Oil & Gas Assets for which Company owned any depths other than the Subject Formation during the Lookback Period, other than as set forth on Schedule 7.40, and subject to the Permitted Encumbrances, the Company has not intentionally transferred or sold any material portion of the Oil & Gas Assets with respect to depths outside of the applicable Subject Formation with respect to such Oil & Gas Asset that it has not subsequently reacquired.
Section 7.41No Material Adverse Effect; Absence of Changes. Since the Balance Sheet Date, (a) there has not occurred any event, effect, occurrence, change, inaccuracy, result, development, condition or circumstance that, has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) the Business and ownership and operation of the Assets of the Company have been conducted in all material respects in the ordinary course consistent with past practices and (c) there has not been any event, occurrence or development which, if taken, omitted to be taken, occurred or developed after the Execution Date, would require the Buyer’s consent in accordance with Section 9.1(a)-(b).
Section 7.42Callon Earnout Payment. The Company has no obligations with respect to the Commodity Price Earn-Out Payment as such term is defined in that certain Membership Interest Purchase Agreement by and among Callon Petroleum Operating Company, Callon (EagleFord) LLC and Seller dated May 3, 2023 (the “Callon MIPA”).
ARTICLE 8
REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT
Except for any exceptions as set forth in the Schedules (with the applicability of such exceptions determined in accordance with Section 14.13), Parent and Buyer hereby jointly and severally represent and warrant to Seller, as of the Execution Date, as follows:
Section 8.1Existence and Qualification.
(a)Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of its organization (as set forth in the introductory paragraph) and except where failure to do so would not result in a Material Adverse Effect, is duly qualified to carry on its business in the states where it is required to do so.
(b)Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the state of its formation (as set forth in the introductory paragraph) and except where failure to do so would not, or would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Related Agreements to which Buyer is or will be a party at Closing or be materially adverse to Buyer’s ability to consummate the transactions or perform its obligations under this Agreement and the Related Agreements to which it is or will be a party at Closing, is duly qualified to carry on its business in the states where it is required to do so.
Section 8.2Power.
(a)Parent has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Related Agreements to which it is or will be a party at Closing and to consummate the transactions contemplated by this Agreement and such Related Agreements.
(b)Buyer has the requisite limited liability company power and authority to enter into and perform its obligations under this Agreement and the Related Agreements to which it is or will be a party at Closing and to consummate the transactions contemplated by this Agreement and such Related Agreements.
Section 8.3Authorization and Enforceability. The execution, delivery and performance of this Agreement and the Related Agreements to which Parent and/or Buyer, as applicable, is or will be a party at Closing, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Parent and Buyer, as applicable. This Agreement has been duly and validly executed and delivered by Parent and Buyer, as applicable (and the Related Agreements required to be executed and delivered by Parent and/or Buyer, as applicable, at the Closing shall be duly and validly executed and delivered by Parent and Buyer, as applicable), and this Agreement constitutes, and at the Closing such Related Agreements shall constitute, the valid and binding obligations of Parent and Buyer, as applicable, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of public policy and/or equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law).
Section 8.4No Conflicts. Except (a) filings that will be made pursuant to the rules and regulations of the Exchange and/or as required by the HSR Act or (b) for such other declarations, filings, registrations, notices, authorizations, consents or approvals that if not obtained or made, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Related Agreements to which Parent and/or Buyer is, or will be, a party at Closing or to materially impair Parent’s and/or Buyer’s ability to perform its obligations under this Agreement and the Related

Agreements to which it is, or will be, a party at Closing, the execution, delivery and performance of this Agreement and such Related Agreements by Parent or Buyer, and the consummation of the transactions contemplated hereby and thereby, do not (1) violate any provision of any Governing Documents of Parent, Buyer or any of their Affiliates or any agreement or instrument to which Parent, Buyer or any of their Affiliates are bound, (2) result in a material default (with due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture or other financing instrument to which Parent, Buyer or any of their Affiliates are a party or by which they are bound, (3) materially violate any Order or regulation applicable to Parent, Buyer or any of their Affiliates as a party in interest or (4) materially violate any Law applicable to Parent, Buyer or any of their Affiliates.
Section 8.5Consents, Approvals or Waivers. The execution, delivery and performance by Buyer of this Agreement and the Related Agreements to which Parent and/or Buyer, as applicable, is, or will be, a party at Closing shall not be subject to any consent, approval, notice or waiver from any Governmental Authority or other Third Party, other than (a) filings and expirations or terminations of the applicable waiting periods under the HSR Act, and (b) such other declarations, filings, registrations, notices, authorizations, consents or approvals that if not obtained or made, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Related Agreements to which Parent and/or Buyer, as applicable, is, or will be, a party at Closing or to materially impair Parent’s and/or Buyer’s ability to perform its obligations under this Agreement and the Related Agreements to which it is, or will be, a party at Closing.
Section 8.6Foreign Person; Defense Production Act. Each of Parent and Buyer is not a foreign person and the transactions contemplated by this Agreement are not covered transactions as those terms are defined in Section 721 of the Defense Production Act of 1950, as amended, 50 U.S.C. App. 2170 and the regulations promulgated thereunder, 31 C.F.R. Part 800.
Section 8.7Litigation. Except for any Proceeding filed or threatened by any Governmental Authority after the Execution Date related to or arising out of Antitrust Laws, the execution or delivery of this Agreement or the Related Agreements, or the consummation of the transactions contemplated hereunder or thereunder, there are no Proceedings currently pending or, to the Knowledge of Buyer, threatened in writing by any Third Party or Governmental Authority against Parent or Buyer seeking to prevent the consummation of the transactions contemplated by this Agreement and the Related Agreements to which Parent and/or Buyer, as applicable, is, or will be, a party at Closing or be materially adverse to Parent’s and/or Buyer’s, as applicable, ability to consummate the transactions or perform its obligations under this Agreement or the Related Agreements to which it is, or will be, a party at Closing.
Section 8.8Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership Proceedings pending against, being contemplated by or, to Buyer’s Knowledge, threatened against Parent or Buyer or any Subsidiary thereof.
Section 8.9Financing. Parent and/or Buyer will at Closing have sufficient cash on hand, available lines of credit, or other sources of immediately available funds (in United States

Dollars) to enable Parent and/or Buyer to pay the Closing Payment (and if applicable the Defect Deposit) on the Closing Date, in accordance with the terms of this Agreement.
Section 8.10Investment Intent. Buyer is acquiring the Company Interests for its own account and not with a view to their sale or distribution in violation of the Securities Act, any applicable state blue sky Laws or any other applicable securities Laws. Buyer has made, independently and without reliance on Seller or Company (except to the extent that Buyer has relied on the representations and warranties in this Agreement and the Related Agreements), its own analysis of the Company Interests, Company and the Assets for the purpose of acquiring the Company Interests, and Buyer has been permitted access to documents, other information and materials relating to the Company Interest, Company and the Assets. Buyer acknowledges that the Company Interests are not registered pursuant to the Securities Act and that none of the Company Interests may be transferred, except pursuant to an effective registration statement or an applicable exemption from registration under the Securities Act. Buyer is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.
Section 8.11Independent Evaluation.
(a)Buyer is a sophisticated, experienced and knowledgeable investor in the oil and gas business. In entering into this Agreement, Buyer has relied solely upon expertise of Buyer and its legal, tax and other professional counsel concerning this transaction, the Company Interests, Company and the Assets and the value thereof. Buyer acknowledges and affirms that (i) Buyer has completed such independent investigation, verification, analysis and evaluation of the Company Interests, Company and the Assets and has made all such reviews and inspections of the Company Interests, Company and the Assets as it has deemed necessary or appropriate to enter into this Agreement and the Related Agreements to which Buyer is, or will be, a party at Closing and (ii) at Closing (and assuming material compliance by Seller and Company with their respective obligations under this Agreement), Buyer shall have completed, or caused to be completed, its independent investigation, verification, analysis and evaluation of the Company Interests, Company and the Assets and made all such reviews and inspections of the Company Interests, Company and the Assets as Buyer has deemed necessary or appropriate to consummate the Transaction.
(b)Buyer understands and acknowledges that neither the SEC nor any federal, state, or foreign agency has passed upon the Company Interests, Company and the Assets or made any finding or determination as to the fairness of an investment in the Company Interests, Company and the Assets or the accuracy or adequacy of the disclosures made to Buyer or its representatives.
Section 8.12Capitalization.
(a)As of the Execution Date, the authorized capital stock of the Parent consists of 1,000,000,000 shares of Class A common stock, par value $0.0001 per share (“Parent Class A Common Stock”), of 500,000,000 shares of Class B common stock, par value $0.0001 per share (“Parent Class B Common Stock”) and 500,000,000 shares of preferred stock, par value $0.0001 per share (the “Parent Preferred Stock”). As of September 30, 2024, (i)

164,780,209 shares of Parent Class A Common Stock are issued and 162,391,343 are outstanding, (ii) 65,948,124 shares of Parent Class B Common Stock are issued and outstanding, and (ii) 1,000 shares of Parent Preferred Stock are issued and outstanding. As of the Execution Date, all of the outstanding shares of capital stock of the Parent have been duly authorized and validly issued, and are fully paid and nonassessable. Parent has, and at the Closing will have, sufficient authorized shares of Parent Class A Common Stock to enable it to issue the Equity Purchase Price at the Closing (if any). Except as disclosed on the Parent SEC Documents (including, for the avoidance of doubt, with respect to any Parent Equity Plans described in such Parent SEC Documents), (i) there are no outstanding preemptive or other outstanding Rights with respect to the Equity Interests of Parent, (ii) there are no appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights, or commitments or other rights or contracts of any kind or character relating to or entitling any Person to purchase or otherwise acquire any Equity Interests of Parent or requiring Parent to issue, transfer, convey, assign, redeem or otherwise acquire or sell any Equity Interests, (iii) there are no equity holder agreements, voting agreements, proxies, or other similar agreements or understandings with respect to the voting of any of the Equity Interests of Parent and (iv) no Equity Interests of Parent are reserved for issuance.
(b)Except as disclosed in the Parent SEC Documents, as of the Execution Date, Parent does not have any outstanding bonds, debentures, notes or other indebtedness for borrowed money, the holders of which have the right to vote (or convertible into or exercisable for Equity Interests having the right to vote) with the holders of Equity Interests of Parent on any matter pursuant to such outstanding bonds, debentures, notes or other obligations.
(c)Except as disclosed in the Parent SEC Documents, as of the Execution Date, Parent is not party to any Contract that obligates it to (and does not otherwise have any obligation to) register for resale any Equity Interests of Parent.
(d)Parent is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Governing Document of Parent in any material respects.
Section 8.13Valid Issuance. The shares of Parent Class A Common Stock comprising the Equity Purchase Price (if any), when and if issued pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, will have the rights, preferences and privileges specified in Parent’s Governing Documents, will be free of any Liens, other than Liens and restrictions on transfer (i) arising under any applicable federal and state securities Laws, (ii) arising pursuant to or otherwise set forth in the Governing Documents of Parent or the Registration Rights Agreement or (iii) created or imposed by Seller or its Affiliates at or after the Closing (clauses (i) through (iii) collectively, the “Permitted Parent Securities Liens”).

Section 8.14SEC Documents; Financial Statements; No Liabilities.
(a)Parent has timely filed or furnished with the SEC all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since January 1, 2023. All such documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Parent Financial Statements”) and that Parent may file after the Execution Date and prior to the Closing Date, are referred to herein as the “Required Parent SEC Documents,” and such Required Parent SEC Documents, together with any voluntarily filed forms, reports or other document filed by Parent with the SEC on or since January 1, 2023 (excluding, in each case, information explicitly deemed “furnished” rather than “filed”), are referred to herein as the “Parent SEC Documents.” The Required Parent SEC Documents, at the time filed or furnished, (i) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, and (ii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The Parent SEC Documents, at the time filed or furnished (except to the extent corrected or superseded by a subsequent Parent SEC Document filed prior to the Execution Date), did not (A) in the case of any registration statement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (B) in the case of Parent SEC Documents other than registration statements, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Parent Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K promulgated under the Securities Act or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and, in the case of interim financial statements, subject to normal year-end adjustments, and fairly present in all material respects the consolidated financial condition, results of operations, and cash flows of Parent and its Subsidiaries as of the dates and for the periods indicated therein.
(b)There are no liabilities that would be required by GAAP to be reserved, reflected or otherwise disclosed on a consolidated balance sheet of Parent other than (i) liabilities reserved, reflected or otherwise disclosed in the consolidated balance sheet of Parent as of September 30, 2024 (including the notes thereto) included in the Parent Financial Statements, (ii) liabilities incurred in the ordinary course of business since September 30, 2024, (iii) fees and expenses incurred in connection with the transactions contemplated by this Agreement and the Related Agreements or (iv) liabilities that would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
Section 8.15Investment Company. Parent is not now, and immediately after the issuance and/or sale of the Parent Class A Common Stock comprising all or any portion of the Equity Purchase Price, will not be, required to register as an “investment company” or a company “controlled by” an entity required to register as an “investment company” within the meaning of the Investment Company Act of 1940.

Section 8.16Internal Controls; Listing Exchange.
(a)Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act and including, without limitation, controls and procedures designed to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is accumulated and communicated to Parent’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure) as required by Rule 13a-15 of the Exchange Act, which such disclosure controls and procedures are designed to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and Parent has carried out evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act and such disclosure controls and procedures were effective as of the end of Parent’s most recently completed fiscal quarter. Parent has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) designed by, or under the supervision of, Parent’s principal executive and principal financial officers, or persons performing similar functions, and effected by Parent’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.
(b)Since January 1, 2024, Parent has not become aware of, or been advised by its independent auditors of, any material weakness (as defined in Rule 12b-2 of the Exchange Act) in the design or operation of internal controls that is required to be disclosed in Parent’s filings with the SEC that has not been so disclosed. Since September 30, 2024, (i) Parent has not been advised by its independent auditors of any material weakness in the design or operation of internal controls that could adversely affect Parent’s internal controls, (ii) Buyer has no Knowledge of any fraud that involves management or other employees who have a significant role in Parent’s internal controls and (iii) there have been no changes in internal controls or, to the Knowledge of Buyer, in other factors that could reasonably be expected to materially affect internal controls, including any corrective actions with regard to any material weakness.
(c)The Parent Class A Common Stock is registered under Section 12(b) of the Exchange Act and is listed on the Exchange, and Parent has not received any notice of delisting. No judgment, Order, ruling, regulation, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the Exchange, preventing or suspending trading in any Equity Interests of Parent has been issued, and no proceedings for such purpose are, to the Knowledge of Buyer, pending, contemplated or threatened.
Section 8.17Form S-3. Subject to the Registration Rights Agreement, as of the Execution Date, Parent is eligible to register all of the Parent Class A Common Stock issued to Seller (or its designees) pursuant to the terms of this Agreement for resale by Seller (or its designees) under a Registration Statement on Form S-3 promulgated under the Securities Act (the “Resale Shelf”).
Section 8.18No Stockholder Approval. The transactions contemplated hereby do not require any vote of the equityholders of Parent under applicable Law, the rules and regulations of the Exchange (or other national securities exchange on which the Parent Class A Common Stock is then listed) or the Governing Documents of Parent.
ARTICLE 9
ADDITIONAL AGREEMENTS AND COVENANTS
Section 9.1Interim Covenants; Site Access.
(a)From the Execution Date until the Closing, except as expressly contemplated by this Agreement or as expressly consented to in writing and in advance by Buyer, Seller shall not (nor, with respect to clauses (i) through (iv), shall it permit the Company to):
(i)(A) transfer, issue, pledge, grant, dispose of, encumber (other than with respect to Permitted Securities Liens), deliver, redeem or sell any Company Interests or any other Equity Interests or equity equivalents of Company, (B) split, combine, subdivide or reclassify any Company Interests or any other Equity Interests or equity equivalents of Company, (C) repurchase any Company Interests or any other Equity Interests or equity equivalents of Company or (D) declare, set aside or pay any dividend or other distribution in stock or property or any combination thereof in respect of any Company Interests or any other Equity Interest or equity equivalents of the Company, or in each case, authorize any such action;
(ii)amend or adopt any change to (other than administrative or ministerial amendments), or waive any rights under, any Governing Documents of the Company;
(iii)take any action that would (i) cause the Company to be treated other than as an entity disregarded as separate from its regarded owner for U.S. federal (and applicable state and local) income tax purposes or (ii) other than pursuant to the organizational documents of a direct or indirect owner of the Company, cause any Assets to be subject to any tax partnership agreement or otherwise treated, or required to be treated, as held in an arrangement requiring a Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code;
(iv)form or acquire a Subsidiary of the Company, including by merger, consolidation, Equity Interests acquisition, share exchange, business combination or otherwise; or
(v)except as expressly permitted under Section 9.1(b), (A) solicit, initiate, discuss, pursue, participate in, facilitate, consider, encourage or accept or enter into any agreement or contract regarding any other proposals or offers from any Person relating to any direct or indirect acquisition or purchase of all or any portion of the Company Interests or any Assets or (B) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing actions in clause (A).
(b)From the Execution Date until the Closing, except (w) as required by applicable Laws, (x) as set forth in the development plan and budget attached to Schedule 9.1 (the “Ordinary Course Development Plan”), but subject to Section 9.1(b)(v), (y) for the operations covered by the capital commitments described in Schedule 7.14 and/or (z) as expressly contemplated by this Agreement or as expressly consented to in writing and in advance by Buyer, the Company shall (and Seller shall cause the Company to):
(i)conduct the ownership and operation of the Assets and the Ordinary Course Development Plan of the Company as a reasonably prudent operator, in the usual, regular and ordinary course of business in substantially the same manner as conducted by the Company in the six (6) month period prior to the Execution Date;
(ii)not transfer, sell, hypothecate, encumber, place a Lien on, novate, swap, trade, exchange, affirmatively abandon, affirmatively relinquish or otherwise dispose of any of the Assets, except for (A) sales and dispositions of Hydrocarbons in the ordinary course of business, (B) the Plugging and Abandonment of any Assets to the extent required under any applicable Laws, Leases or Contracts, (C) sales and dispositions of inventory, equipment and materials in the ordinary course of business that are no longer necessary in the operation of the Assets for which replacements have been, or will be on or prior to Closing, obtained, (D) any Lien constituting a Permitted Encumbrance, and (E) sales and dispositions of Excluded Assets, including any Equipment Inventory that Buyer elects to exclude from the Assets under Section 2.3(b)(i)(I);
(iii)not enter into, execute, terminate (other than terminations based on the expiration without any affirmative action by the Company), novate, amend, restate, supplement, extend, affirmatively waive or affirmatively surrender any rights under, any Material Contracts (or Contracts that would be required to be listed on Schedule 7.13(a) had such Contract been entered into as of the Execution Date); provided, however, the Company may, upon prior written notice to Buyer, enter into (A) any Material Contracts (or any amendments, extensions, supplements and/or replacements with respect to any Material Contracts) with Third Parties to the extent reasonably required or necessary in connection with the conduct of any operations contemplated under the Ordinary Course Development Plan, (B) any Material Contracts (or any amendments, extensions, supplements and/or replacements with respect to any Material Contracts) with Third Parties as reasonably necessary to transport, market, process, store, sale or dispose of any Hydrocarbons or other substances, in each case, in the ordinary course of business of the

Company, in each case of clauses (A) and (B), which Contracts shall be terminable on not more than sixty (60) days’ notice;
(iv)not propose, commit to or approve any authorizations for expenditure for capital expenditures, whether proposed by Seller, the Company, any of their respective Affiliates or a Third Party that (x) is not otherwise contemplated in the Ordinary Course Development Plan, and (y) individually is reasonably estimated to involve commitments in excess of One Million Dollars ($1,000,000) (net to the Working Interest of the Company in the applicable Assets);
(v)in the event that the reasonably expected aggregate costs of any individual budget category by “Operational Type” (which “Operational Type” categories shall include (A) drilling operations, (B) primary completions, (C) re-stimulations, re-fracs and re-working operations and (D) facilities and other costs) set forth in the Ordinary Course Development Plan would reasonably be expected to result in the Company exceeding the budget for such “Operational Type” as specified in the Ordinary Course Development Plan by more than ten percent (10%) aggregated on the forthcoming three (3) months, the Company shall not propose, commit to or approve, or elect participate in, any authorizations for any new capital expenditure pertaining to such “Operational Type” (whether proposed by a Third Party or otherwise) that individually is reasonably estimated to involve commitments in excess of Two Million Dollars ($2,000,000) (net to the Working Interest of the Company in the Assets), except in the event of an emergency to protect life or protect against imminent and substantial threat to environment or property;
(vi)not acquire properties or assets, including stock or other equity interests of another Person, in excess of One Million Dollars ($1,000,000), whether through asset purchase, merger, consolidation, share exchange, business combination or otherwise, except for (A) acquisitions of equipment and other inventory (excluding Hydrocarbon inventories) in the ordinary course of business consistent with past practice (including in connection with Ordinary Course Development Plan), or (B) acquisitions via non-consent penalties or forfeitures or force pooled interest in any Well or other operation otherwise permitted under this Section 9.1;
(vii)not resign as operator of any of the Assets (other than assets that are transferred, exchanged, swapped or disposed as permitted under Section 9.1(b)(ii));
(viii)not issue any Equity Interests or equity equivalents or split, combine or reclassify any of its outstanding Equity Interests or equity equivalents;
(ix)not make any investment in the Equity Interests of any Person;
(x)except as permitted in Section 9.1(b)(vi), not acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business of, or acquire any Equity Interests in, any

Person, or enter into any joint venture, exclusive dealing, noncompetition or similar contract or arrangement;
(xi)not change the material accounting principles, practices or methods of the Company, except as required by GAAP as consistently applied by the Company;
(xii)(A) not adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution or wind-up of Company or (B) not adopt any plan of merger, consolidation, reorganization, recapitalization or restructuring;
(xiii)(A) not create, incur, guarantee or assume any Indebtedness (other than Indebtedness that will be paid off prior to Closing or at Closing out of the proceeds of the Purchase Price) or (B) not make any loans, advances or capital contributions to, or investments in, any other Person (other than customary advances or cash-calls under joint operating agreements or similar Contracts);
(xiv)not institute any Proceeding (other than any Proceeding related to Taxes), or enter into, or offer to enter into, any compromise, release or settlement of any Proceeding pertaining to the Assets of Company or Company, or waive or release any material right of Company, for which the amount in controversy or settlement amount is, or is reasonably expected to be, in excess of One Million Dollars ($1,000,000); provided, however, this Section 9.1(b)(xiv) shall not restrict or prohibit Seller from compromising or settling any Proceeding where such settlement involves only the payment of money by Seller or that would not be binding on Buyer, the Company or the Assets after Closing;
(xv)not hire any employee or engage any individual, natural person service provider to provide material services to the Company and not transfer the employment of any Business Employee;
(xvi)not adopt, enter into, establish, amend, or terminate any Plan, or any plan, program, agreement or arrangement that would constitute a Plan if in effect on the date hereof;
(xvii)not (A) modify, extend, terminate or enter into any Labor Agreement or recognize or certify any labor union, labor organization, works council, employee representative or group of employees as the bargaining representative; (B) implement or announce any employee group layoffs, furloughs, reductions in force, plant closings, material reductions in compensation or other similar actions; or (C) waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former Business Employee or independent contractor who is or has provided services to Company or the Assets.
(xviii)not enter into any Affiliate Arrangement that would be binding on the Company or any member of the Buyer Group following the Closing;

(xix)use commercially reasonable efforts to maintain existing material Permits affecting the Assets;
(xx)promptly, but in any event within five (5) Business Days after Seller obtains Knowledge thereof, notify Buyer of (A) any Proceedings filed with any Governmental Authority, or threatened in writing against Company or its Affiliates, with respect to the Assets, the Business, the Company or transactions contemplated by this Agreement, (B) any material notices received from any Governmental Authority pertaining to the Assets or the Company or any alleged breach by Seller, Company, their Affiliates or Third Party of any Material Contract or Lease or (C) any actual or threatened Casualty Event;
(xxi)not grant or create any Preferential Right or Consent with respect to the Oil & Gas Assets;
(xxii)not cancel, permit the lapse of or reduce the amount or scope of any insurance policies held by or for the benefit of Company or otherwise relating to the Assets in effect as of the Effective Time; and
(xxiii)not agree or commit to take (or not to take, as applicable) any of the actions described above.
(c)Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement or any Related Agreement shall (A) give Buyer, directly or indirectly, the right to control or direct in any manner the operations of Company prior to the consummation of the Closing; or (B) prohibit or restrict Seller or Company from entering into any customary, industry standard joint operating agreements in the ordinary course of business. Buyer’s approval of or consent with respect to any action restricted by this Section 9.1 shall not be unreasonably withheld, conditioned or delayed; provided, however, that Buyer may withhold its consent in its sole discretion with respect to Section 9.1(a), Section 9.1(b)(i), Section 9.1(b)(ii), Section 9.1(b)(vi), Section 9.1(b)(vii), Section 9.1(b)(viii), Section 9.1(b)(ix), Section 9.1(b)(x), Section 9.1(b)(xi), Section 9.1(b)(xii), Section 9.1(b)(xiii)(B), Section 9.1(b)(xvi), and Section 9.1(b)(xvii). Buyer acknowledges and agrees that the Company owns undivided interests in the Oil & Gas Assets, and Buyer agrees that the acts or omissions of the other Working Interest owners (including the Third Party operators) who are not Seller or an Affiliate of Seller shall not constitute a breach of the provisions of this Section 9.1, and no action required pursuant to a vote of Working Interest owners shall constitute a breach of the provisions of this Section 9.1, so long as the Company voted its interest in such a manner that complies with the provisions of this Section 9.1. Notwithstanding the foregoing provisions of this Section 9.1, in the event of an emergency, Seller may take (and may cause the Company to take) such action as a prudent owner of the Assets would take and shall notify Buyer of such action in writing promptly thereafter. Requests for approval of any action restricted by this Section 9.1 shall be delivered to each of the following individuals, which requests may be delivered electronically to such individual’s email address set forth below, each of whom shall have full authority to grant or deny such requests for approval on behalf of Buyer:

Reid Gallagher
Telephone: (713) 332-7024
Email: reid.gallagher@kkr.com
and
Jennifer Cadena
Telephone: (832) 969 5942
Email: jennifer.cadena@crescentenergyco.com
Notwithstanding anything herein to the contrary, neither Seller nor the Company shall have any liability, obligation or responsibility to any member of the Buyer Group or any other Person for any claims, damages, obligations, liabilities, Losses, costs and expenses, including claims, damages, obligations, liabilities, Losses, costs and expenses attributable to personal injury, death or property damage, relating to, attributable to or resulting from any breach of any covenant of the Company set forth in Section 9.1(b)(i) with respect to any physical operations, except to the extent any such claims, damages, obligations, liabilities, Losses, costs and expenses, including claims, liabilities, Losses, costs and expenses attributable to personal injury, death or property damage, are the direct result of the gross negligence or willful misconduct of the Company. With respect to Assets for which the Company is not designated as the operator under applicable Laws or Contracts, the Company’s obligations under this Section 9.1 with respect to the conduct of operations of such Assets shall be limited to voting the Company’s Working Interests or other voting interests in a manner consistent with the requirements set forth in Section 9.1(b)(iv).
(d)Access to Information. During the Interim Period, subject to the limitations in Section 4.2, Section 9.1(e), Section 9.2, and Section 14.11, Seller shall grant to Buyer and its authorized representatives, including any Debt Financing Sources requested by Buyer, reasonable access, during normal business hours and upon reasonable advance notice, to the properties, books and records of the Company and the Company’s senior management knowledgeable about the Assets, to the extent (and only to the extent) relating to the ownership and operation or transfer of the Company and the Businesses to Buyer; provided that (i) such access does not unreasonably interfere with the normal operations of Company or of Seller, (ii) such access shall occur in such a manner as Seller reasonably determines to be appropriate to protect the confidentiality of the Transaction, (iii) all requests for access shall be directed to Preston Powell (at ppowell@ridgemarenergy.com) or such other Person as Seller may designate in writing from time to time, (iv) except to the extent set forth in Section 4.2, such access shall not entitle Buyer to conduct any environmental assessment, including any monitoring, testing or sampling or any Phase I Environmental Site Assessments or Phase II Environmental Site Assessments (as defined in applicable ASTM standards), and (v) nothing herein shall require Seller or the Company to provide access to, or to disclose any information to, Buyer or any other Person if such access or disclosure (A) would breach any obligations to any Third Party or obligation of confidentiality binding on Seller, any of its Affiliates or the Oil & Gas Assets; (B) would cause competitive harm to Seller or the Company if the Transaction is not consummated, (C) would be in violation of applicable Laws or regulations of any Governmental Authority or the provisions of any Contract or policy to which Company is a party, or (D) that would result in, or would reasonably be expected to result in, the waiver or a potential waiver of attorney-client privilege or attorney work product. Buyer acknowledges that, pursuant to its right of access to the personnel, the properties and the books and records of the Company (including in connection with Buyer’s Independent Title Review and Buyer’s Independent Environmental Review), Buyer will become privy to confidential and other information of Seller and the Company and that such confidential information shall be held confidential by Buyer and Buyer’s representatives in accordance with the terms of the Confidentiality Agreement. If Closing should occur, then the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement and the confidentiality restriction in Section 4.2, shall terminate (except as to information related to any assets other than the assets of the Company, including any assets of Seller or any of its Affiliates other than the Company, and information related to Seller or any of its Affiliates). For the avoidance of doubt, Seller makes no representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 9.1(d) (or pursuant to any other provision of this Agreement), and none of Buyer, nor any of its Affiliates or their respective direct or indirect equityholders or representatives, may rely on the accuracy of any such information, in each case, other than the express representations and warranties of Seller set forth in Article 6 and Article 7 hereof, as qualified by the Schedules thereto. Buyer hereby agrees that it and its Affiliates will use the information provided pursuant to this Section 9.1(d) (or pursuant to any other provision of this Agreement) solely for the purpose of effecting the Transaction, and will be governed by all of the terms and conditions of the Confidentiality Agreement and this Agreement.
(e)Access Indemnity. Notwithstanding any other provision herein to the contrary, Buyer shall indemnify, defend, hold harmless and forever release Seller and its Non-Recourse Parties, from and against any Losses arising out of or in connection with any site visits, access to or inspections of Seller’s or the Company’s assets, records or properties or any other diligence activity by or on behalf of Buyer or its Affiliates or their respective officers, employees, agents and representatives (including pursuant to Buyer’s Independent Title Review or Independent Environmental Review), EVEN IF SUCH LOSSES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY SELLER OR ANY OF SELLER’S NON-RECOURSE PARTIES, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING ON THE ACCOUNT OF (A) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER OR ANY OF SELLER’S NON-RECOURSE PARTIES OR (B) THE MERE DISCOVERY OF ANY EXISTING ENVIRONMENTAL CONDITIONS OR ENVIRONMENTAL DEFECTS IN CONNECTION WITH SUCH INDEPENDENT ENVIRONMENTAL REVIEW.
Section 9.2Communications. During the Interim Period, without the prior written consent of Seller (which consent may be given or withheld in Seller’s sole and absolute discretion), Buyer shall not (and shall not permit any of its Affiliates or its or their respective employees, counsel, accountants, consultants, financing sources or other representatives to) (i) intentionally contact any Person that, to Buyer’s Knowledge, is an officer, director, manager, employee, consultant, direct or indirect equityholder, distributor, supplier, customer, contractor, or joint venture partner of Company or of Seller (in each case with respect to the Company or Seller, other than the Persons included in clause (a) of the definition of Knowledge herein) or any Third Party operator of the Oil & Gas Assets, or other material business relation of the Company (collectively, the “Restricted Contacts”) in connection with the Transaction or engage in any discussions with any Restricted Contact in respect of the Transaction or (ii) make any announcement or communication to any Restricted Contact regarding this Agreement or the Transaction.
Section 9.3Confidentiality; Publicity. The Confidentiality Agreement shall as applied to the Records terminate on the Closing Date and will thereafter be of no further force or effect as applied to the Records. In all other respects, the Confidentiality Agreement shall remain in full force and effect. Notwithstanding anything to the contrary in the Confidentiality Agreement or this Section 9.3, without the prior written consent of the other Party, no Party shall issue any press release or make any announcement to the general public pertaining to this Agreement or the Transaction or otherwise disclose the existence of this Agreement and the Transaction to any Third Party, except (a) as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the Party proposing to issue such press release or make such public announcement or make such disclosure shall provide a copy of any such press release or public announcement, use commercially reasonable efforts to consult with the other Party and consider any changes proposed by the other Party in good faith before issuing any such press releases or making any such announcements or disclosures to the general public, including allowing the other Party a commercially reasonable amount of time to review such press release or public announcement, (b) in connection with the procurement of any necessary Consents, waivers of Preferential Rights, approvals, payoff letters, and financing in connection with the Transaction and (c) that Seller, the Sponsor Group and each of their respective Affiliates and representatives may disclose the terms of this Agreement to their respective current and prospective debt and equity investors, accountants, legal counsel and other representatives as necessary in connection with the ordinary conduct of their respective businesses; provided that such persons have agreed to keep the terms of this Agreement and any Related Agreements confidential. Notwithstanding the foregoing, to the extent applicable, Seller and the Sponsor Group may disclose to their direct and indirect limited partners and members such information as is customarily provided to current or prospective limited partners and members in private equity funds or other similar financial investment funds. Notwithstanding the foregoing, nothing contained in this Agreement, including the foregoing obligation of confidence, shall apply to the extent necessary to enforce Seller’s rights or make or defend against any claims under this Agreement and/or any Related Agreement. Notwithstanding anything contained herein to the contrary, Seller and the Sponsor Group may disclose information that is subject to the confidentiality obligations under this Section 9.3 to actual and potential debt and equity investors (and their representatives) in connection with ordinary course fundraising activities of the Sponsor Group (subject to such recipients thereof being bound by customary confidentiality obligations with respect thereto).
Section 9.4Fees and Expenses. Except as otherwise provided herein, Seller, on the one hand, and Buyer, on the other hand, shall be liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-

pocket expenses) in connection with the negotiations and execution of this Agreement and the Related Agreements, the performance of Seller’s or Buyer’s, as applicable, obligations hereunder and thereunder and the consummation of the Transaction; provided that Buyer shall pay and be fully responsible for, (a) except with respect to the HSR Act, all filing fees (if any) under any Laws applicable to Buyer, (b) all fees, costs and expenses (if any) incurred in respect of the financing by Buyer and its Affiliates of the Transaction, (c) fifty percent (50%) of the fees and costs charged by the Escrow Agent hereunder, (d) all filing fees with respect to any filings required under the HSR Act in connection with this Agreement or the Transaction, and (e) all costs, premiums, retentions or other amounts owed or required to be borne under or with respect to the R&W Insurance Policy; provided, further, for the avoidance of doubt, Buyer and Seller shall be equally responsible for the fees and costs of the Escrow Account following the Closing.
Section 9.5Insurance. Buyer shall be solely responsible from and after Closing for providing insurance for the Company and its Business for events or occurrences occurring after the Closing. Buyer acknowledges that, subject to the terms of Section 5.1, all insurance arrangements maintained by Seller or the Sponsor Group (other than the Company) for the benefit of the Company, if any, will be terminated as of the Closing and thereafter no further business interruption, property or Losses relating to or otherwise arising with respect to periods after the Closing shall be covered under any such insurance arrangements.
Section 9.6Closing Efforts and Further Assurances.
(a)Subject to the terms and conditions of this Agreement, each Party shall, and shall cause each of their respective Affiliates to, use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably requested by the other Party or otherwise necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement or the Related Agreements, including by using reasonable best efforts to (1) cause the conditions precedent of Seller (in the case of Buyer) and of Buyer (in the case of Seller) set forth in Article 12 to be satisfied by the Outside Date, (2) obtain all necessary Consents from Governmental Authorities, make all necessary registrations, declarations and filings with Governmental Authorities (and, in the case of filings required to be made pursuant to the HSR Act, make such filings as soon as reasonably practicable after the Execution Date (but, in any case, no later than ten (10) Business Days after the Execution Date)), (3) defend any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to avoid the entry of, or to have reversed, terminated, lifted or vacated, any stay, temporary restraining order or other injunctive relief or Order entered by any Governmental Authority that could prevent or delay the consummation of the transactions contemplated hereby and (4) execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer, and shall take such other actions as any Party may reasonably request, to transfer and deliver the Company Interests to Buyer, and to otherwise accomplish the transactions contemplated by this Agreement. In addition, no Party shall take any actions after the Execution Date to intentionally delay the obtaining of, or result in not obtaining, any consent from any Governmental Authority necessary to be obtained prior to Closing, including the satisfaction of the conditions set forth in Article 12. The Parties shall request or cause to be requested expedited treatment of any such filings (including requesting early termination of any applicable waiting periods under the HSR Act, if available), promptly make any appropriate or necessary subsequent or supplemental filings, and cooperate with one another in the preparation of such filings in such manner as is reasonably necessary and appropriate.
(b)Notwithstanding anything to the contrary in this Section 9.6 or otherwise, but subject to the immediately following sentence, no member of the Buyer Group shall be required to, and shall not be required to cause its Affiliates to (and Seller shall not, and shall not agree to, without Buyer’s prior written consent) sell, divest, hold separate, license, relinquish, otherwise dispose of, or agree to any limitation on its freedom of action, ownership, or control with respect to any assets, businesses, properties, or interests in or of any Person, or agree or consent to any of the foregoing.
(c)Buyer shall not, and shall cause its Affiliates not to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner) any Person or portion thereof, or otherwise acquire or agree to acquire any assets or business, if such agreement, acquisition or other transaction would reasonably be expected to materially delay or impede the receipt of any required approval, consent, clearance, registration, waiver, order, expiration, termination of waiting period or authorization that is a condition to Closing or prevent the ability of the Parties to consummate the Transaction by the Termination Date.
(d)In furtherance and not in limitation of the foregoing, Seller and Buyer shall (i) each furnish to the other Party as promptly as reasonably practicable all information required for any application or other filing to be made by the other Party pursuant to any applicable Law in connection with the Transaction, (ii) make an appropriate response as promptly as reasonably practicable to any inquiries or requests for additional information or documentation by the Antitrust Division of the U.S. Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or by any other Governmental Authority in respect of such registrations, declarations and filings or such transactions, (iii) promptly notify the other Party of any material communication between that Party and the FTC, the DOJ or any other Governmental Authority, (iv) discuss with and permit the other Party (and its counsel) to review in advance, and consider in good faith the other Party’s reasonable comments in connection with, any proposed filing with or communication to the FTC, the DOJ or any other Governmental Authority, or in connection with any Proceeding pursuant to any regulatory Law in connection with this Agreement or the Transaction, (v) not participate or agree to participate in any meeting, telephone call or discussion with the FTC, the DOJ or any other Governmental Authority in respect of any filing, investigation or inquiry relating to any regulatory Law or any Proceeding pursuant to any regulatory Law in connection with this Agreement or the Transaction unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate in such meeting, telephone call or discussion, (vi) furnish the other Party promptly with copies of all correspondence and communications relating to any regulatory Law or any Proceeding pursuant to any regulatory Law between it and its Affiliates and its and their respective representatives on the one hand, and the FTC, the DOJ or any other Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement and the Transaction and (vii) cooperate in good faith with the other Party in connection with any such registrations, declarations and filings and in connection with resolving any investigation or other inquiry of any Governmental Authority under the HSR Act or any other regulatory Law with respect to any such registration, declaration and filing in connection with this Agreement or the Transaction. Anything to the contrary in this Section 9.6 notwithstanding, materials provided to the other Party or its outside counsel may be redacted to remove references concerning the valuation of Buyer or Seller or as necessary to address reasonable privilege or confidentiality concerns. In furtherance and not in limitation of the foregoing, Seller and Buyer agree not to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the Transaction, except with the prior consent of the other Party, not to be unreasonably withheld or delayed. Buyer shall bear one hundred percent (100%) of all filing fees in connection with any filings made pursuant to the HSR Act in connection with the transactions contemplated hereunder.
Section 9.7Managers and Officers.
(a)Buyer acknowledges that each Person who prior to the Closing served as a director, manager, officer or employee of Company (in all their capacities as such with respect to Company, collectively, the “Company Indemnified Parties”) is entitled to indemnification, expense reimbursement and exculpation to the extent provided in the Governing Documents of Company in effect as of the Execution Date (“D&O Provisions”).
(b)Buyer and Company agree that, until the six (6) year anniversary date of the Closing Date, the Governing Documents of Company shall contain provisions no less favorable with respect to indemnification of the Company Indemnified Parties than the D&O Provisions, which provisions shall not be amended, repealed or otherwise modified after the Closing in any manner that would adversely affect the rights thereunder of any Company Indemnified Parties with respect to indemnification or advancement of expenses arising from facts or events that occurred on or before the Closing, unless such amendment, modification or repeal is required by applicable Law.
(c)At or prior to the Closing, Seller shall cause Company to obtain (and fully prepay, subject to reimbursement by Buyer at Closing of one hundred percent (100%) of the premium thereof), a “tail” policy from an insurer with substantially the same or better credit rating as the current carrier(s) for the existing D&O Insurance of Company that provides coverage for acts or omissions occurring prior to the Effective Time covering each Person covered by the D&O Insurance of the Company as of the Effective Time on terms with respect to coverage and in amounts no less favorable in the aggregate than the D&O Insurance of Company in effect on the Execution Date and with a term of six (6) years from the Effective Time; provided, however, that Buyer and/or Company shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the existing annual premium currently paid by Company for such coverage; and provided, further, however, that if any annual premium for such insurance coverage exceeds three hundred percent (300%) of such existing annual premium, Buyer shall obtain as much coverage as reasonably practicable for a cost not exceeding such amount. From and after the Closing, Buyer shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by Company.
(d)The provisions of this Section 9.7 are (i) intended to be for the benefit of, and will be enforceable by, each Company Indemnified Party and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.
(e)For a period of six (6) years after the Closing Date, if Buyer or Company, or any of its or their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation, limited liability company, partnership or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, to the extent not assumed by operation of Law, Buyer shall use commercially reasonable efforts to require the successors and assigns of such Person assume the obligations set forth in this Section 9.7.
Section 9.8Excluded Assets. Prior to the Closing, Seller shall cause the Company to assign to Seller or any designee thereof (other than the Company) all of the Excluded Assets pursuant to one or more Excluded Asset Assignments in the form of Exhibit E.
Section 9.9Seller Names. Notwithstanding any other provision of this Agreement to the contrary, from and after Closing, Buyer agrees, on behalf of Company and the Buyer Group, that they (a) shall have no right to use the names “Ridgemar” or any similar name or any intellectual property rights related thereto or containing or compromising the foregoing, including any name or mark confusingly similar thereto or a derivative thereof (collectively, the “Seller Names”), and (b) will not at any time hold themselves out as having any affiliation with Seller or any of its Affiliates. In furtherance thereof, Buyer shall (i) file all documentation reasonably necessary to change the legal name of Company with all applicable Governmental Authorities in all applicable jurisdictions within thirty (30) days after the Closing Date and (ii) remove, strike over or otherwise obliterate all Seller Names from all Assets and materials, including, without limitation, any Oil & Gas Assets, vehicles, business cards, schedules, stationary, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials, within ninety (90) days after the Closing Date. From and after the Closing: (A) neither Buyer nor Company shall object to (1) the formation by Seller or any of its Affiliates of an entity with the words “Ridgemar”, or any of the other Seller Names in its name or (2) the use by Seller or any of its Affiliates of the logo used by Company prior to the Closing as the logo for any other Person and (B) Buyer and Company shall provide such consents as may be reasonably requested in connection with the formation of such new Persons.
Section 9.10Post-Closing Access to Books and Records. From and after the Closing Date, Buyer shall, and shall cause the Company to, provide Seller, the Sponsor Group and their respective Affiliates, advisors and representatives with reasonable access, at reasonable times and upon reasonable advance notice, to the books and records of the Company with respect to periods prior to the Closing Date; provided, that nothing herein shall require Buyer or the Company to provide access to, or to disclose any information to, Seller or any other Person if such access or disclosure would: (a) breach any obligations to any Third Party or any obligation of confidentiality, in each case, that is binding on Buyer, any of its Subsidiaries, the Company or any of the Assets; provided, that Buyer shall use commercially reasonable efforts (without any obligation to incur any out-of-pocket expenses or provide any consideration in connection therewith) to obtain waivers or consents in respect of such confidentiality restrictions; or (b) be in violation of applicable Laws or regulations of any Governmental Authority or the provisions of any Contract or policy to which Buyer, any of its Subsidiaries, or the Company is a party. Buyer acknowledges and agrees that Seller, the Sponsor Group and their respective Affiliates shall be entitled to retain a copy of the files and records set forth on Schedule 9.10 from and after the Closing and shall be entitled to rely upon and use such files and records.
Section 9.11R&W Insurance Policy. The Parties acknowledge and agree that, as of or prior to the Execution Date, Buyer has procured the R&W Conditional Binder in connection with the R&W Insurance Policy. Following the Execution Date, Buyer shall use commercially reasonable efforts to satisfy the conditions set forth in the R&W Conditional Binder to cause the R&W Insurance Policy to be issued on the terms and in the form attached hereto as Exhibit D as soon as reasonably practicable following the Closing, including payment of all costs of such R&W Insurance Policy. Seller agrees to use commercially reasonable efforts to assist Buyer in its efforts to satisfy the conditions set forth in the R&W Conditional Binder, including providing such information, data, Records, or other reasonable information reasonably requested by the underwriters of such R&W Insurance Policy. Buyer shall cause the R&W Insurance Policy to expressly provide that (i) the insurer(s) issuing the R&W Insurance Policy shall waive or otherwise not pursue, directly or indirectly, any subrogation, contribution, indemnification or other rights against the Seller or any of its Affiliates and/or any member of the Seller Group, except subrogation against the Seller in the case of Losses resulting from Fraud by the Seller, (ii) the Fraud of any Person(s) shall not be imputed to any other Person(s), and (iii) the Seller, its Affiliates, and the Seller Group are express third-party beneficiaries of the foregoing waiver of subrogation. Buyer shall not, and shall cause its Affiliates and their respective representatives to not, amend, modify, supplement, or restate the provisions of Section VIII.B (Subrogation) of the R&W Insurance Policy attached hereto as Exhibit D benefitting the Seller, its Affiliates, and its and their respective representatives in any manner or respect adverse to such parties without the prior written consent of Seller. Buyer shall provide Seller with a true and complete copy of the final and issued R&W Insurance Policy as soon as reasonably practicable following the Closing. The Parties acknowledge and agree that any failure by Buyer to obtain or maintain the R&W Insurance Policy in accordance with this Section 9.11 shall not in any manner increase any liability of Seller or any of its Affiliates or any of its or their respective representatives under this Agreement, including if (x) the R&W Insurance Policy is disputed, invalidated or deemed ineffective, in whole or in part, or (y) the coverage provided under the R&W Insurance Policy is denied, disputed, exhausted or otherwise made unavailable to Buyer or its Affiliates, in whole or in part. For the avoidance of doubt, the Parties acknowledge and agree that (i) the procurement by Buyer of the R&W Insurance Policy is not a condition to Closing for any Person and (ii) all costs, fees and expenses with respect to obtaining the R&W Insurance Policy, including the total premium, underwriting costs, Taxes, brokerage commission, retention and other costs, fees and expenses of such policy, shall be borne one half (1/2) by Seller, on the one hand, and one half (1/2) by Buyer, on the other hand.

Section 9.12Employee Matters.
(a)As of the date hereof, Seller shall provide to Buyer a correct and complete list of each Business Employee (the “Business Employee List”), which includes the following information for each such Business Employee: (i) name; (ii) job title; (iii) primary work location; (iv) exempt or non-exempt status; (v) annualized base salary or hourly wage rate, as applicable; (vi) details of any visa, as applicable; (vii) hire date; and (viii) current annual target cash incentives and bonus opportunities. As of the date hereof, Seller shall make available to Buyer or an Affiliate of Buyer each of the Business Employees to discuss potential employment with Buyer. Buyer has the right, but not the obligation to offer or cause one of its Affiliates to offer, employment to one or more Business Employees (each, an “Employee Offer”) not later than ten (10) Business Days prior to the Closing Date. Such Employee Offers shall provide for (i) an annualized base salary or hourly wage rate, as applicable and (ii) annual target cash incentives and bonus opportunities (excluding any retention, change in control- or transaction-related arrangements and long-term incentive or equity or equity-based opportunities), in each case, that are no less favorable than those provided by Seller or its employing Affiliate, as applicable, to such Business Employee as in effect on the day prior to the Closing Date, and (iii) employee benefits that are, substantially comparable in the aggregate, to those provided to employees similarly situated to such Business Employee of Buyer and its Affiliates (but excluding any defined benefit pension benefits). Each Employee Offer shall provide the Business Employee at least five (5) days to consider whether to accept or reject the offer and shall be subject to, and conditioned solely upon the occurrence of the Closing, satisfaction of Buyer’s or its Affiliate’s standard, pre-employment screening process that complies with applicable Law, and Buyer’s or its Affiliates standard onboarding policies applicable to similarly situated employees. On or before the date that is five (5) Business Days before the Closing Date, Buyer shall notify Seller with respect to each Business Employee’s acceptance or rejection of an Employee Offer. Each Employee Offer shall be for employment with Buyer or its Affiliate commencing as of the Closing Date, except with respect to any Business Employee who is not actively at work as of the Closing Date due to short or long term disability leave, workers’ compensation, family or medical leave, military leave or another approved leave of absence (excluding regularly scheduled vacation or paid time off) (each, an “Inactive Business Employee”), in which case such Inactive Business Employee shall commence employment with Buyer or its Affiliates effective as of the date such Inactive Business Employee returns to active employment, provided that such return to active employment occurs not later 180 days following the Closing Date (or such longer period as required by applicable Law). Any such Inactive Business Employee who then returns to work and actually commences employment with the Buyer or its Affiliates pursuant to this Section 9.12(a) shall be considered a Transferred Employee for purposes of this Agreement. Buyer shall retain, and indemnify and hold Seller and its Affiliates harmless from, all liabilities with respect to Buyer’s or its Affiliate’s selection, offer and retention process with respect to the Business Employees.
(b)Each Business Employee who accepts an Employee Offer and who commences employment with Buyer or its Affiliate, is referred to herein as a “Transferred Employee.” Buyer shall maintain, or cause its Affiliate, as applicable, to maintain each Transferred Employee’s compensation and benefits consistent with this Section 9.12 from the Closing Date through the date that is twelve (12) months after the Closing Date (or, in the event the Transferred Employee’s employment earlier terminates, such Transferred Employee’s termination date). Buyer shall not, and shall cause its Affiliates not to, take any action on or within ninety (90) days following the Closing with respect to the Transferred Employees that results in WARN Act liability for Seller or its Affiliates. Buyer’s obligation in the foregoing sentence is subject to Seller providing Buyer, within three (3) Business Days after the Closing Date, with a true and correct list of each employee or former employee of Seller or its Affiliate who was employed at any site of employment where Transferred Employees are located and who suffered an “employment loss” under the WARN Act within the ninety (90) days preceding the Closing Date.
(c)With respect to any Plan maintained by Buyer or its Affiliates (each, a “Buyer Plan”) in which any Transferred Employee is eligible to participate on or after the Closing Date, as of the Closing Date, for all purposes, including for purposes of determining eligibility to participate, level of benefits, vesting (other than vesting for future equity awards) and benefit plan accruals (other than benefit accrual under a defined benefit pension plan or for post-employment welfare benefits), Buyer shall use commercially reasonable efforts to (or shall use commercially reasonable efforts to cause its Affiliates to) credit each Transferred Employee’s service with Seller and any of its Affiliates (as well as service with any predecessor employer) prior to the Closing Date to be treated as service with Buyer and its Affiliates to the same extent and for the same purpose as such Transferred Employee was entitled to credit for such service under the analogous Plan of Seller or its Affiliates; provided that the foregoing shall not apply to the extent that it would result in any duplication of benefits for the same period of service.
(d)Buyer shall use commercially reasonable efforts to (or shall use reasonable best efforts to cause its Affiliates to): (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees and their eligible dependents under any health and welfare plans in which such Transferred Employees and their eligible dependents are eligible to participate after the Closing Date to the extent that such limitations were waived or satisfied under the analogous Plan of Seller or its Affiliate in which the Transferred Employee participated immediately prior to the Closing Date; and (ii) provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any analogous health and welfare plans in which such Transferred Employee and such Transferred Employee’s eligible dependents are eligible to participate after the Closing Date.
(e)The parties hereto agree that Seller shall have responsibility for complying with the requirements of Section 4980B of the Code with respect to any “M&A qualified beneficiary” as that term is defined in Treasury Regulation Section 54.4980B-9.
(f)The provisions of this Section 9.12 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Business Employee or any other current or former employee or employee of Seller or any of its Affiliates), other than the Parties and their respective permitted successors and assigns, any third party beneficiary, legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 9.12) under or by reason of any provision of this Section 9.12. This Section 9.12 shall not (i) be considered to be an amendment, establishment, modification or creation of any Plan or any other employee benefit plan, program, policy, contract, practice, agreement or arrangement of the Buyer, Company, their Affiliates, or any other Person, (ii) guarantee employment of any employee for any period of time after the Closing or prevent the Buyer from terminating the employment of any Transferred Employee, (iii) create a binding employment agreement with any employee, or (iv) limit the right of Buyer, its Affiliates or the Company to amend, terminate or otherwise modify any Plan or other benefit or compensation plan, program, agreement or arrangement at any time established, sponsored or maintained by any of them.
Section 9.13Credit Support. The Parties agree and acknowledge that none of (a) the Credit Support provided by or on behalf of Seller or any of its Affiliates (excluding the Company) in support of the obligations of the Company nor (b) the Credit Support provided by or on behalf of the Company, in each case, to the extent set forth on Schedule 7.29 (collectively, the “Existing Credit Support”) shall be maintained after Closing. At or prior to the Closing, Buyer shall post and provide evidence of any and all replacement Credit Support, with such replacement Credit Support to be sufficient to own and, if applicable, operate the Assets and to permit the cancellation of the Existing Credit Support; provided, that if Buyer is unable to obtain such replacement Credit Support on or before the Closing Date, then (i) Seller shall, and shall cause its Affiliates (other than the Company) to, keep in place and maintain the applicable Existing Credit Support with the applicable obligor and obligees, (ii) Buyer shall continue to use commercially reasonable efforts to obtain such replacement Credit Support following the Closing, and (iii) Buyer shall indemnify, defend, and hold harmless Seller and its applicable Affiliates from and against any liabilities, obligations, costs or expenses incurred by Seller or its Affiliates from and after Closing under such applicable Existing Credit Support until such time as replacements are obtained. In connection with Closing, Buyer shall use commercially reasonable efforts (at no out of pocket cost, expense or liability to Buyer or its Affiliates other than costs of obtaining the replacement Credit Support described in the preceding sentence and any fees, costs and expenses associated with such replacement Credit Support) to cooperate with Seller in obtaining the return or reimbursement to Seller of any cash deposits constituting Existing Credit Support.
Section 9.14Leased Vehicles. With respect to any vehicles used by Seller and its Affiliates in connection with the ownership and operation of the Assets that are leased by Seller or its Affiliates (other than Company), the Parties shall use commercially reasonable efforts to (but have no obligation to) facilitate the transfer of such leased vehicles to Buyer or its designated Affiliate. To the extent any such transfer occurs, Buyer shall be responsible for (and Buyer shall promptly reimburse Seller for) any fees, costs (including Taxes) and expenses incurred in connection therewith.
Section 9.15Assignment of Certain Contracts. At the Closing, but effective as of the Effective Time, Seller shall transfer, convey and assign (or cause to be transferred, conveyed and assigned) to the Company, and the Company shall accept such transfer, conveyance and assignment of all Seller’s right, title and interest under, and shall agree to be bound by the terms and provisions of, and shall assume all liabilities and obligations under, in each case, the Material Contracts to which Seller is a party and any Contracts set forth on Schedule 9.15 (collectively, the “Affiliate Interests”) pursuant to an assignment in substantially the form of Exhibit J (the “Affiliate Contract Assignment”). Promptly after the Execution Date (but in any event no later than the date that is five (5) Business Days following the Execution Date), Seller shall (i) prepare and send notices to the holders of all Consents applicable to the Affiliate Interests requesting the consent of each such Person to the transactions contemplated in this Section 9.15 (or a waiver of such Consent) and (ii) provide Buyer with a true and complete copy of each such notice promptly after Seller’s delivery thereof in accordance with this Section 9.15. Seller shall use commercially reasonable efforts to obtain, prior to the Closing, written waivers of all Consents necessary for the transfer of the Affiliate Interests to the Company in accordance with this Section 9.15. Notwithstanding the foregoing sentence, Seller shall not be required to make any payments to, or undertake any obligations for the benefit of, the holders of such rights in order to obtain the Consents contemplated in this Section 9.15. Buyer shall cooperate with Seller in seeking to obtain such Consents. If Seller is unable to obtain any Consent necessary for the transfer of any Affiliate Interest to the Company, such unobtained Consent shall be handled as follows:
(a)If the Consent is not a Required Consent, then the affected Contract shall nevertheless be conveyed to Company at or prior to the Closing as provided in this Section 9.15.
(b)If the Consent is a Required Consent, then, from and after Closing, (i) Seller and its applicable Affiliate shall hold such Contract as nominee for the Company, effective as of the Effective Time, and Seller shall use good faith efforts to obtain such Consent promptly after Closing, (ii) the Company shall be entitled to all benefits of enjoyment of such Contract and pay any costs and expenses associated with such Contract, (iii) Seller shall pay the Company any revenues or other economic benefits associated with such Contract for the period from and after the Effective Time, and (iv) the Company shall assume and perform all obligations and burdens thereunder and arising during any time period, and shall indemnify, defend and hold Seller and its applicable Affiliate harmless from and against any Losses incurred or suffered by Seller or its applicable Affiliate as a consequence of remaining a party to such Contract until the Required Consent is obtained.
Section 9.16Operation of Business of Parent. From the Execution Date until the earlier of (x) the Closing or (y) the termination of this Agreement in accordance with Section 13.1, except (i) as reasonably necessary or required in order for Parent, Buyer and their respective Affiliates to perform their respective obligations and covenants set forth herein, (ii) as expressly contemplated by this Agreement, (iii) as expressly consented to by Seller (which consent shall not be unreasonably delayed, withheld or conditioned) or (iv) as otherwise required by applicable Law, Parent shall not, and shall cause Buyer and their respective Subsidiaries not to:
(a)amend or adopt any change to any Governing Documents of Parent in a way that would be materially and disproportionately adverse to Seller in its capacity as a holder of Parent Class A Common Stock as compared to the other holders of Parent Class A Common Stock as a whole;
(b)change in any material respect the material accounting principles, practices or methods of Parent or Buyer, except as required by GAAP or statutory accounting requirements or similar principles in non-U.S. jurisdictions;
(c)adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring of Parent or Buyer; or
(d)agree or commit to do any of the foregoing.
Section 9.17Financing Cooperation.
(a)Prior to the Closing, Seller shall provide, and shall cause the Seller Group to provide, and shall use commercially reasonable efforts to cause its and their respective officers, directors, employees, accountants, consultants, legal counsel, Affiliates and agents to provide such cooperation reasonably requested by Buyer in connection with Buyer’s efforts to obtain debt financing (“Debt Financing”) to fund any or part of the Purchase Price from one or more current or potential debt financing sources (“Debt Financing Sources”) (provided, however, that with respect to any financial statements or other financial information, such assistance shall be limited to the provision of the Requisite Financial Statement Information (defined below)) which have committed or that hereafter shall commit to provide or otherwise enter into agreements to provide any part of any such Debt Financing, which financing cooperation shall include, but not be limited to, the following:
(i)providing commercially reasonable assistance with providing customary historical financial and other factual information, including oil and gas reserves attributable to, or with respect to the Assets to the extent reasonably necessary for the preparation of customary materials for bank information memoranda, lender presentations, marketing materials, rating agency presentations and similar documents in each case as customarily provided by companies of comparable size and comparable industry to Buyer in debt financing transactions and provided that, to the extent Buyer has requested Seller’s assistance with the items specified in this clause (i), Buyer will give Seller reasonable advance notice of and time to review the foregoing;
(ii)providing documentation and other information with respect to the Company which any Debt Financing Source providing or arranging the Debt Financing has reasonably determined is required by regulatory authorities under applicable “know your customer”, “beneficial ownership” and anti-money laundering rules and regulations, including the PATRIOT Act;
(iii)providing commercially reasonable assistance to facilitate, in each case subject to Closing, the pledging, granting of security interests in, and otherwise granting of liens on, the Assets which are conditions to the availability of the Debt Financing pursuant to customary pledge and security agreements and mortgages, in each case effective as of and contingent upon Closing, and provided that, to the extent Buyer has requested Seller’s assistance with items specified in this clause (iii), Buyer will give Seller reasonable advance notice of and time to review and respond to the foregoing;
(iv)facilitating Buyer’s preparation of disclosure schedules and other property exhibits necessary to pledge and mortgage the Assets that will be collateral under any Debt Financing, including by providing commercially reasonable assistance in the review of disclosure schedules or property exhibits related to the Assets for completeness and accuracy in all material respects;
(v)in each case solely to the extent already in the possession of Seller, make available to Buyer, in accordance with and to the extent required under Section 9.1(d) and Section 9.18, customary title documents and other information (including drilling and title opinions), reserve reports and lease operating statements in respect of the Assets, and access to the Records;
(vi)request from Seller’s reserve engineers’, auditors’ or accountants’ customary reserve engineers’, auditors’ or accountants’ comfort letters and consents solely with respect to any reserve information provided by Seller prior to the date hereof and the Requisite Financial Statement Information, as reasonably requested by Buyer; and
(vii)assistance with review of Buyer’s or Parent’s customary borrowing base certificate with respect to the Assets and delivery of appliable supporting information and documentation in connection with such borrowing base certificate.
(b)Notwithstanding anything to the contrary contained in this Section 9.17, nothing in this Section 9.17 shall require Seller, any of its Affiliates, or any of their respective equity holders or Affiliates of the same or its or their respective personnel and advisors to (i) incur any liability or obligation (including any indemnification obligation) in connection with any Debt Financing or pay any commitment or other fee in connection with any Debt Financing or take any similar action, (ii) make available, provide or prepare any financial or other information that (x) is not in a format or not otherwise produced in Seller’s ordinary course of business, (y) Seller is not required to make available to Buyer under Section 9.1(d) or Section 9.18 and (z) reasonably available to Seller or such Affiliate, (iii) take any action that would conflict with or violate such Person’s organizational documents, as applicable, or any applicable Laws or result in a violation or breach of, or default under, any Contract with a non-Affiliate to which such Person, as applicable, is a party (not created in contemplation hereof), (iv) take any action that could subject any director, manager, officer or employee of Seller to any actual or reasonably potential personal liability, (v) take any action that would unreasonably interfere in any material respect with the ongoing commercial operations of Seller and its Affiliates, (vi) take any action that would cause (or would be reasonably likely to cause) any representation, warranty or covenant in this Agreement to be untrue or breached, or cause any condition to the Closing to fail to be satisfied or otherwise cause any breach of this Agreement, (vii) be required to pass resolutions or consents, approve or authorize the execution of, or execute any document, agreement, certificate or instrument (other than customary authorization and representation letters) or take any other corporate action with respect to the Debt Financing that, in each case, would be effective prior to the Closing or (viii) provide or cause its legal counsel to provide any legal opinions.
(c)Buyer shall indemnify, defend and hold harmless the Seller Group from and against any and all Losses suffered or incurred by them in connection with Seller’s obligations under this Section 9.17 and any information utilized in connection therewith or in connection with Buyer’s financing, other than with respect to any actions of Seller that constituted actual and intentional fraud in the performance of its obligations under Section 9.17(a) (i) for which any of the individuals identified in the definition of “Knowledge” had Knowledge and (ii) as determined by a court of competent jurisdiction in a final and non-appealable judgment and, in the event of such determination with respect to a Person, such Person being obligated to reimburse Buyer for amounts expended by Buyer in connection with the defense of such Person. Buyer shall promptly upon written request by Seller, reimburse Seller and its Affiliates for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) incurred by such Persons in connection with any cooperation contemplated by this Section 9.17.
(d)Notwithstanding anything to the contrary contained in this Agreement, none of Seller’s, its Affiliates’ or their respective representatives’ performance under this Section 9.17 shall be taken into account with respect to whether any condition set forth in this Agreement shall be deemed satisfied, except to the extent that Seller has knowingly and intentionally materially breached its obligations under Section 9.17(a).
Section 9.18Financial Information.
(a)Seller acknowledges that Buyer or its Affiliates are required to include financial information relating to the Assets, including GAAP financial statements and reserve information (together with any supplementary oil and gas information required by ASC 932-235, including estimates of quantities of proved reserves as of, and a reconciliation of proved oil and gas reserves for, each of the dates and fiscal years required to be presented, and the standardized measure of discounted future net cash flows as of, and a reconciliation of the standardized measure of future discounted cash flows for, each of the dates and fiscal years required to be presented), not to exceed two fiscal years plus, on an unaudited basis, the interim period ending on or prior to the Closing Date (the “Requisite Financial Statement Information”) to comply with Buyer’s financial reporting and securities Laws reporting requirements pursuant to Regulation S-X (17 CFR Part 210) and Regulation S-K (17 CFR Part 229) in connection with the filing of periodic or current reports or proxy statements under the Exchange Act and the filing of one or more registration statements under the Securities Act or pursuant to an exemption therefrom (including under a “Rule 144A Offering”) or in connection with any direct or indirect equity investment in, public or private placement of, or debt financing of, Buyer. At Buyer’s request, from and after the date of this Agreement and for up to twelve (12) months after Closing, Seller shall, and shall cause its officers, directors, managers, employees, and agents to, at Buyer’s sole cost and expense (i) provide Buyer (or its applicable Affiliate or assignee) and its auditor or reserve engineers reasonable access during normal business hours to such financial information and records (to the extent that such information is available) and personnel of Seller and use commercially reasonable efforts to provide access during normal business hours to Seller’s accounting firm and reserve engineers, in each case, as Buyer (or its applicable Affiliate or assignee) may reasonably request to enable Buyer (or its applicable Affiliate or assignee) and its auditor, reserve engineers, and its representatives, to obtain or create and audit or review, as applicable, the Requisite Financial Statement Information; and (ii) use commercially reasonable efforts to cause its or its applicable Affiliate’s reserve engineers and accountants to issue customary reserve engineers’ and accountants’ reports, comfort letters and consents with respect to the Requisite Financial Statement Information and use commercially reasonable efforts to assist in obtaining such reports, comfort letters or consents (including by issuing any customary representation letters in connection therewith). Notwithstanding anything to the contrary, the access to be provided to Buyer shall not interfere with Seller’s or any of their Affiliates’ ability to prepare their own financial statements or Seller’s regular conduct of business and shall be made available during Seller’s normal business hours. Such cooperation shall not require Seller to take any action that it reasonably believes could result in a violation of applicable Law, any material agreement or any confidentiality arrangement or the waiver of any legal or other applicable privilege.
(b)Seller agrees to provide written consent and to use its commercially reasonable efforts, at Buyer’s sole cost and expense, to cause its or its applicable Affiliate’s auditors and reserve engineers to provide their written consent, for the inclusion or incorporation by reference of the Requisite Financial Statement Information in any filing with the SEC of Buyer or any of its Affiliates in which the Requisite Financial Statement Information is required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act. Upon request by Buyer, Seller shall use its commercially reasonable efforts to, at Buyer’s sole cost and expense, provide Buyer and Buyer’s independent accountants with access to (i) audit work papers of Seller’s (or its applicable Affiliates’) independent accountants and (ii) management representation letters delivered by or on behalf of Seller (or its applicable Affiliate) to its independent accountants.
(c)All of the information provided by Seller pursuant to this Section 9.18 is given without any representation or warranty, express or implied, and no member of the Seller Group shall have any liability or responsibility with respect thereto, in each case, except with respect to any actions of Seller that constituted actual and intentional fraud in the performance of its obligations under Section 9.18. Buyer shall indemnify, defend and hold harmless the Seller Group from and against any and all Losses suffered or incurred by them in connection with Seller’s obligations under this Section 9.18 and any information utilized in connection therewith, other than with respect to any actions of Seller that constituted actual and intentional fraud in the performance of its obligations under Section 9.18 (i) for which any of the individuals identified in the definition of “Knowledge” had Knowledge and (ii) as determined by a court of competent jurisdiction in a final and non-appealable judgment and, in the event of such determination with respect to a Person, such Person being obligated to reimburse Buyer for amounts expended by Buyer in connection with the defense of such Person. Buyer shall promptly reimburse Seller for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) incurred by such Persons in connection with any cooperation contemplated by this Section 9.18.
(d)Notwithstanding anything to the contrary contained in this Agreement, none of Seller’s, its Affiliates’ or their respective representatives’ performance under this Section 9.18 shall be taken into account with respect to whether any condition set forth in this Agreement shall be deemed satisfied.
Section 9.19Listing Application. At the Closing, Parent shall issue the Equity Purchase Price in accordance with all applicable securities Laws and the rules and policies of the Exchange. Without limiting the generality of the foregoing, Parent shall use its reasonable best efforts to complete all such filings with the Exchange and otherwise use its reasonable best efforts to take all such actions as may be reasonably necessary for such portion of the Equity Purchase Price to be approved for listing on the Exchange from and after the time of Closing, subject to official notice of issuance.
Section 9.20280G Covenant. Company will use commercially reasonable efforts to secure from each Person who is a “disqualified individual” as defined in Section 280G(c) of the Code (each a “Disqualified Individual”) to whom any payment or benefit is required or proposed to be made in connection with the transactions contemplated by this Agreement that could constitute “parachute payments” under Section 280G(b)(2) of the Code (“Section 280G Payments”) a written agreement waiving such Disqualified Individual’s right to receive some or all of such payment or benefit (the “Waived Benefits”), to the extent necessary so that all remaining payments and benefits applicable to such Disqualified Individual will not be deemed parachute payments, and accepting in substitution for the Waived Benefits the right to receive the Waived Benefits only if approved by the equityholders of such Company in a manner that complies with Section 280G(b)(5)(B) of the Code (the “280G Stockholder Approval”). Prior to the Closing, Company will submit the Waived Benefits of each Disqualified Individual who has executed a waiver in accordance with this Section 9.20 for approval of Company’s equityholders and such Disqualified Individual’s right to receive the Waived Benefits will be conditioned upon receipt of the requisite approval by such equityholders in a manner that complies with Section 280G(b)(5)(B) of the Code; provided, in no event will this Section 9.20 be construed to require Company (or any of its Affiliates) to compel any Disqualified Individual to waive any existing rights under any contract or agreement that such Disqualified Individual has with Seller, Company, or any other Person, and in no event will Company (or any of its Affiliates) be deemed in breach of this Section 9.20 if any such Disqualified Individual refuses to waive any such rights or if such equityholders fail to approve any Waived Benefits. Prior to the Closing, Company will deliver to Buyer notification that either (i) the 280G Stockholder Approval was obtained with respect to the Section 280G Payments, or (ii) the 280G Stockholder Approval was not obtained with respect to the Section 280G Payments and that, as a consequence, the Waived Benefits have not been and shall not be paid, retained or provided, as applicable. Notwithstanding the foregoing, to the extent that any contract, agreement, or plan is entered into by Buyer or any of its Affiliates and a Disqualified Individual in connection with the transactions contemplated by this Agreement before the Closing Date (the “Buyer Agreements”), Buyer shall provide a copy of such contract, agreement, or plan to Company before the Closing

Date and shall cooperate in good faith in order to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, that may be paid or granted in connection with the transactions contemplated by this Agreement that could constitute a “parachute payment” under Section 280G of the Code; provided that, in any event, Company’s failure to include the Buyer Agreements in the 280G Stockholder Approval materials described herein, for any reason, will not result in a breach of the covenants set forth in this Section 9.20.
Section 9.21Successor Operator. While Buyer acknowledges that it desires for the Company (or Buyer’s designee) to succeed Seller or its Affiliates (other than Company) as operator of those Assets or portions thereof that Seller or such Affiliates may presently operate, Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that the Company (or Buyer’s designee) shall become successor operator of such Assets since the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator. Seller agrees that, as to the Assets that it or its Affiliates operate (which, for clarity, shall not include any Assets operated by the Company), Seller shall and shall cause such Affiliates to (a) as soon as reasonably practicable following Closing, send out notifications of their resignations as operators under any applicable Contracts, effective as of the Closing Date, and (b) use commercially reasonable efforts to support Buyer’s and the Company’s efforts to cause the Company (or Buyer’s designee) to become successor operator of such Assets (to the extent permitted under any applicable operating agreement) effective as of the Closing (at Buyer’s sole cost and expense) and to designate or appoint, to the extent legally possible and permitted under any applicable operating agreement, the Company (or Buyer’s designee) as successor operator of such Assets effective as of Closing.
ARTICLE 10
INDEMNIFICATION; SURVIVAL; POST-CLOSING REMEDIES
Section 10.1Seller’s Indemnification Rights. Subject to the terms hereof, from and after the Closing Date, Buyer and Company shall jointly and severally be responsible for, shall pay, and shall indemnify, defend and hold harmless Seller, each Affiliate of Seller, each member of the Sponsor Group, and each of such Person’s respective shareholders, members, officers, directors, employees, agents, lenders, advisors, representatives, accountants, attorneys and consultants (“Seller Group”) from and against all obligations, liabilities, claims, causes of action, and Losses caused by, arising out of, attributable to or resulting from:
(a)the failure or breach of Buyer’s covenants or agreements contained in this Agreement or in any Related Agreement, in each case to the extent required to be performed after Closing;
(b)any failure or breach of any representation or warranty made by Buyer and/or Parent contained in Article 8 of this Agreement or in Buyer’s Closing Certificate; or
(c)the conduct, ownership or operation of the Company Interests, the Company, the Business and/or the Assets, but excluding, in each case, any matter for which Seller is obligated to indemnify the Buyer Group pursuant to Section 10.2.

EVEN IF ANY SUCH LOSSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, INVITEES OR THIRD PARTIES, EXCEPT TO THE EXTENT OF ANY ACTUAL FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF THE SELLER GROUP.
Section 10.2Buyer’s Indemnification Rights. Subject to the terms hereof, from and after the Closing Date, Seller shall be responsible for, shall pay, and shall indemnify, defend and hold harmless Buyer, each Affiliate of Buyer, and each of such Person’s respective shareholders, members, officer, directors, employees, agents, lenders, advisors, representatives, accountants, attorneys and consultants (“Buyer Group”) from and against all obligations, liabilities, claims, causes of action, and Losses caused by, arising out of, attributable to or resulting from the failure or breach of Seller’s covenants or agreements contained in this Agreement or in any Related Agreement, in each case to the extent required to be performed after Closing.
Section 10.3Survival; Limitation on Actions.
(a)Subject to Section 10.3(b) (but without limiting any rights of Buyer under the R&W Insurance Policy) and except with respect to any matters referred to the Title Arbitrator, the Environmental Arbitrator, or the Accounting Firm and as otherwise set forth in Section 2.7, as between the Parties: (i) all representations and warranties of Seller set forth herein and in the Related Agreements (including the corresponding representations and warranties given in Seller’s Closing Certificate) shall terminate and expire at Closing; (ii) the covenants and agreements of Seller and Company to be performed on or prior to Closing shall terminate and expire at Closing; (iii) the covenants and agreements of Seller to be performed after Closing shall survive Closing and terminate when fully performed; (iv) the representations, and warranties of Buyer set forth in this Agreement and the Related Agreements (including the corresponding representations and warranties given in Buyer’s Closing Certificate) shall survive the Closing indefinitely; (v) the covenants and agreements of Buyer to be performed on or prior to Closing shall terminate and expire at Closing; (vi) the covenants and agreements of Buyer to be performed after Closing shall survive Closing and terminate when fully performed; and (vii) the indemnities set forth in Section 10.1(c) shall survive the Closing indefinitely.
(b)Seller and Buyer each acknowledge and agree that except as expressly set forth in Article 13 and this Article 10, (i) absent Losses resulting from Fraud, the payment of money, as limited by the terms of this Agreement and the rights to the proceeds of the R&W Insurance Policy, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement and (ii) Buyer and Seller hereby irrevocably waive any and all rights to rescind, reform, cancel, terminate, revoke or void this Agreement or any of the transactions contemplated hereby; provided, however, each Party shall have the non-exclusive right to specific performance and other equitable remedies available at Law or equity (including injunctive relief) for the breach or failure of the other Party to perform its obligations hereunder required to be performed after Closing.

Section 10.4Exclusive Remedy.
(a)Notwithstanding anything to the contrary contained in this Agreement, except with respect to any matters referred to the Title Arbitrator, the Environmental Arbitrator, or the Accounting Firm for resolution after Closing and as otherwise set forth in Section 2.7, from and after Closing, Buyer’s and Buyer Group’s sole and exclusive remedy against any member of the Seller Group with respect to the negotiation, performance and consummation of the transactions contemplated hereunder, any breach of the representations, warranties, covenants and agreements of any member of the Seller Group contained herein or in any Related Agreement or the affirmations of such representations, warranties, covenants and agreements contained in the Closing Certificate delivered by Seller are (i) the rights to indemnity from Seller set forth in Section 10.2 and the rights to proceeds of the R&W Insurance Policy; and (ii) the right to specific performance for the breach or failure of Seller to perform any covenants required to be performed after Closing pursuant to Section 10.3(b). Notwithstanding any other provision to the contrary, with respect to any liability for Fraud that is covered and collectible (in whole or in part) under the R&W Insurance Policy, Buyer shall, and shall instruct each member of the Buyer Group to, submit such claim for coverage under the R&W Insurance Policy and use good faith, reasonable efforts in order to pursue such claim under the R&W Insurance Policy. Upon Closing, subject to (A) the rights to indemnity from Seller set forth in Section 10.2 and the rights to proceeds of the R&W Insurance Policy; and (B) the right to specific performance for the breach or failure of Seller to perform any covenants required to be performed after Closing pursuant to Section 10.3(b), and except with respect to any matters referred to the Title Arbitrator, the Environmental Arbitrator, or the Accounting Firm for resolution after Closing and as otherwise set forth in Section 2.7 or Article 3, Buyer irrevocably waives, releases, remises and forever discharges, and shall cause each member of the Buyer Group to irrevocably waive, release, remise and forever discharge, each member of the Seller Group from any and all Losses, suits, legal or administrative proceedings, claims, demands, costs, obligations, liabilities, interest, charges or causes of action whatsoever, in Law or in equity, known or unknown, which any member of the Buyer Group might now or subsequently may have, based on, relating to or arising out of the negotiation, performance and consummation of this Agreement or the Related Agreements or the transactions contemplated hereunder or thereunder, or any member of the Seller Group’s or Company’s ownership, use or operation of the Company Interests, the Business, the Company or the Assets, or the condition, quality, status or nature of the Company Interests, the Business, the Company or the Assets, INCLUDING RIGHTS TO CONTRIBUTION UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAW, BREACHES OF STATUTORY AND IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, ANY RIGHTS UNDER INSURANCE POLICIES ISSUED OR UNDERWRITTEN BY ANY MEMBER OF THE SELLER GROUP, AND ANY RIGHTS UNDER AGREEMENTS AMONG ANY MEMBERS OF THE SELLER GROUP, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE, OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON, INVITEES OR THIRD PARTIES EXCLUDING, HOWEVER, ANY DAMAGES TO THE EXTENT RESULTING FROM FRAUD OF SELLER GROUP.

(b)The Parties shall treat, for U.S. federal and applicable state and local income tax purposes, any amounts paid or received under this Article 10 as an adjustment to the Base Purchase Price, unless otherwise required by applicable Law.
Section 10.5Indemnification Actions. All claims for indemnification under this Article 10 shall be asserted and resolved as follows:
(a)For purposes of this Article 10, the term “Indemnifying Party” when used in connection with particular Losses means Buyer in the event any member of the Seller Group is entitled to indemnification under this Agreement, and means Seller in the event any member of the Buyer Group is entitled to indemnification under this Agreement. For purposes of this Article 10, the term “Indemnified Person” when used in connection with particular Losses means Seller in the event any member of the Seller Group is entitled to indemnification under this Agreement and means Buyer in the event any member of the Buyer Group is entitled to indemnification.
(b)To make a claim for indemnification, defense or reimbursement under this Article 10, an Indemnified Person shall notify the Indemnifying Party of its claim, including the specific details (including supporting documentation in such Indemnified Person’s possession or control of the alleged Losses and such Indemnified Person’s good faith estimate of the applicable claim) of and specific basis under this Agreement for its claim (the “Claim Notice”).
(c)In the event that any claim for indemnification set forth in any Claim Notice is based upon a claim by a Third Party against the Indemnified Person (a “Third Party Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim in such Indemnified Person’s possession or control; provided that the failure of any Indemnified Person to give notice of any Third Party Claim as provided in this Section 10.5 shall not relieve the Indemnifying Party of its obligations under this Article 10 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an alleged inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was allegedly inaccurate or breached.
(d)Subject to Section 10.5(f), in the case of a claim for indemnification based upon any Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies the Indemnifying Party’s obligation to defend the Indemnified Person under this Agreement. The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party. If the Indemnifying Party fails to notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Party admits or denies (i) the Indemnified Person’s right to indemnity from the Indemnifying Party against such Third Party Claim under this

Agreement or (ii) the Indemnifying Party’s obligation to defend the Indemnified Person against such Third Party Claim under this Agreement, then until such date as the Indemnifying Party admits or it is finally determined by a non-appealable judgment that such right or obligation exists, the Indemnified Person may file any motion, answer or other pleading, settle any Third Party Claim or take any other action that the Indemnified Person deems necessary or appropriate to protect its interest, regardless of whether the Indemnifying Party is prejudiced or adversely impacted by any such actions.
(e)If the Indemnifying Party admits its obligation to defend the Indemnified Person against such Third Party Claim under this Agreement, then the applicable Indemnifying Party shall have (i) the right and obligation to diligently prosecute and control the defense of such Third Party Claim, at its the sole cost and expense, and (ii) have full control of such defense and proceedings, including any compromise or settlement thereof unless the compromise or settlement includes the payment of any amount by, the performance of any obligation by, or the limitation of any right or benefit of, the Indemnified Person, in which event such settlement or compromise shall not be effective without the consent of the Indemnified Person, which shall not be unreasonably withheld or delayed. If requested by the Indemnifying Party, the Indemnified Person agrees at the cost and expense of the Indemnifying Party to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest; provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person. The Indemnified Person may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 10.5(e); provided that the Indemnified Person may file initial pleadings as described in the last sentence of subsection (d) above if required by court or procedural rules to do so within the thirty (30) day period in Section 10.5(d). An Indemnifying Party shall not, without the written consent of the Indemnified Person, settle any Third Party Claim or consent to the entry of any judgment with respect thereto that (A) does not result in a final resolution of the Indemnified Person’s liability with respect to the Third Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Third Party Claim) or (B) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).
(f)If an Indemnifying Party does not admit its obligation to defend the Indemnified Person against such Third Party Claim as provided in this Article 10 or admits its obligation but thereafter fails to diligently defend or settle the Third Party Claim, as applicable, then the Indemnified Person shall have the right, but not the obligation, to defend and control the defense against the Third Party Claim (at the sole cost and expense of the Indemnifying Party, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Party to admit its obligation to defend the Indemnified Person against such Third Party Claim under this Agreement, as applicable, at any time prior to settlement or final determination thereof. If an Indemnifying Party has not yet admitted an Indemnified Person’s right to indemnity and reimbursement against such Third Party Claim as provided in this Article 10, the Indemnified Person shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to admit its obligation to defend the

Indemnified Person against such Third Party Claim under this Agreement, and if such obligation is so admitted, assume the defense of the Third Party Claim, including the power to reject the proposed settlement. If the Indemnified Person settles any Third Party Claim over the objection of the Indemnifying Party after the Indemnifying Party has timely admitted such obligation in writing and assumed the defense of the Third Party Claim, the Indemnified Person shall be deemed to have waived any right to indemnity with respect to the Third Party Claim.
(g)In the case of a claim for indemnification not based upon a Third Party Claim (a “Direct Claim”), such Direct Claim shall be asserted by giving the Indemnifying Party a reasonably prompt Claim Notice thereof, but in any event not later than thirty (30) days after the Indemnified Person becomes aware of the events that gave rise to such Direct Claim. Such Claim Notice by the Indemnified Person shall describe the Direct Claim in reasonable detail, shall include copies of all available material written evidence in such Indemnified Person’s possession or control thereof and shall indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the Indemnified Person. The Indemnifying Party shall have sixty (60) days from its receipt of the Claim Notice to (i) cure the Losses complained of, admit its obligation to defend the Indemnified Person against such Direct Claim under this Agreement and Article 10, or (ii) dispute the claim for such Losses. If the Indemnifying Party does not notify the Indemnified Person within such sixty (60) day period that it has cured the Losses or that it disputes the claim for such Losses, the Indemnifying Party shall be deemed to have disputed its obligation to defend the Indemnified Person against such Direct Claim under this Agreement.
(h)To the extent the provisions of this Section 10.5 are inconsistent with Article 11, Article 11 shall control; provided that notwithstanding anything to the contrary in this Agreement, to the extent Company incurs any liabilities, claims, causes of action, or Losses with respect to which Company is entitled to indemnification pursuant to Section 10.1(d) of the Callon MIPA, Company may provide Seller with a claim notice promptly after Company has actual knowledge of such claim, and Seller shall use (at Buyer’s sole cost and expense) its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably requested by Company to pursue such claim, including by defending any Proceedings, whether judicial or administrative, pursuant to the Callon MIPA.
Section 10.6Express Negligence/Conspicuous Manner. WITH RESPECT TO THIS AGREEMENT, BOTH PARTIES AGREE THAT THE PROVISIONS SET OUT IN THIS ARTICLE 10 AND ELSEWHERE IN THIS AGREEMENT COMPLY WITH THE REQUIREMENT, KNOWN AS THE EXPRESS NEGLIGENCE RULE, TO EXPRESSLY STATE IN A CONSPICUOUS MANNER TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS AGREEMENT HAS PROVISIONS REQUIRING BUYER TO BE RESPONSIBLE FOR THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY, OR OTHER FAULT OF MEMBERS OF THE SELLER GROUP. BUYER REPRESENTS TO THE SELLER GROUP (A) THAT BUYER HAS CONSULTED AN ATTORNEY CONCERNING THIS AGREEMENT OR, IF IT HAS NOT CONSULTED AN ATTORNEY, THAT BUYER WAS PROVIDED THE OPPORTUNITY AND HAD THE

ABILITY TO SO CONSULT, BUT MADE AN INFORMED DECISION NOT TO DO SO AND (B) THAT BUYER FULLY UNDERSTANDS ITS OBLIGATIONS UNDER THIS AGREEMENT.
ARTICLE 11
TAX MATTERS
Section 11.1Tax Returns.
(a)Seller shall prepare and timely file, or cause to be prepared and timely filed, all Seller Combined Returns.
(b)Subject to the provisions of any Transition Services Agreement, and excluding any Tax Returns required to be filed by a Third Party operator, Buyer shall prepare or cause to be prepared all Tax Returns with respect to Company Taxes of the Company for all Pre-Effective Time Tax Periods and Straddle Periods, in each case, that are required to be filed after the Closing Date, other than the Seller Combined Returns (“Buyer Prepared Returns”). With respect to each such Buyer Prepared Return that is required to be filed (taking into account any applicable extensions) after the Closing Date and before the Cut-off Date, (i) such Buyer Prepared Return shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Laws, (ii) Buyer shall, reasonably in advance of the due date of each Buyer Prepared Return (taking into account any applicable extensions), deliver a draft of any such Buyer Prepared Return (together with all supporting documentation and workpapers) to Seller for its review and comment and (iii) Buyer will cause such Buyer Prepared Return (as revised to incorporate Seller’s reasonable comments) to be timely filed and provide a copy thereof to Seller. Buyer shall pay or cause to be paid all Taxes shown as due and owing on such Buyer Prepared Returns to the appropriate Governmental Authority.
Section 11.2Transfer Taxes. Buyer shall be responsible for the timely payment of, and shall bear, all sales, use, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license, stock, transfer, and other similar Taxes and fees, if any, arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement (collectively, “Transfer Taxes”). Buyer shall, or shall cause the Company to, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes as required by applicable Law. Seller and Buyer shall reasonably cooperate in the filing of such Tax Returns and other documentation, and cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.
Section 11.3Cooperation. Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Returns and any audit, litigation or other proceeding with respect to Taxes relating to the Company. Such cooperation shall include the retention and (upon the other Party’s request) the provision of such records and information (including related IRS Forms W-9) which are reasonably relevant to any such Tax Return or audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 11.4Proration and Allocation of Company Taxes.
(a)Solely for purposes of determining (a) the amounts of any Pre-Effective Time Company Taxes and Post-Effective Time Company Taxes in connection with the application of Section 2.3, Section 2.5, and Section 2.7, and (b) the amount of any refund or credit allocable a Party pursuant to Section 11.5, (i) Company Taxes that are attributable to the severance or production of Hydrocarbons (other than such Company Taxes that are Income Taxes or that are ad valorem, property, and similar Company Taxes imposed on a periodic basis) shall be allocated to the period in which the severance or production giving rise to such Company Taxes occurred, (ii) Company Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Company Taxes that are Income Taxes, that are described in clause (i), or that are ad valorem, property, and similar Company Taxes imposed on a periodic basis) shall be allocated to the period in which the transaction giving rise to such Company Taxes occurred, (iii) Company Taxes that are ad valorem, property or similar Company Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Company Tax based on the number of days in such Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand, and (iv) any Company Taxes that are Income Taxes imposed with respect to any Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by using a “closing of the books” methodology as of the Effective Time.
(b)To the extent the actual amount of a Company Tax is not known at the time an adjustment is to be made with respect to such Tax pursuant to Section 2.3, Section 2.5, or Section 2.7, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Company Tax for purposes of such adjustment. Until the Cut-off Date, to the extent the actual amount of a Company Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the final determination of the Final Purchase Price, timely payments will be made from one Party to the other Party to the extent necessary to cause each Party to bear the amount of such Company Taxes allocated to such Party pursuant to Section 11.4(a), and the amount of such adjustment shall be final and binding.
Section 11.5Tax Refunds. Until the Cut-off Date, Seller shall be entitled to any and all refunds (including any refunds applied as a credit against Taxes otherwise payable by the Company) attributable to Pre-Effective Time Company Taxes and Post-Production Cost Sales Taxes. If Buyer or any of its Affiliates receives a refund (or would be entitled to receive a refund but for an election to apply such refund as a credit against Taxes) of Pre-Effective Time Company Taxes or Post-Production Cost Sales Taxes, in each case, to which Seller is entitled pursuant to the first sentence of this Section 11.5, Buyer shall forward to Seller the amount of such refund or Tax benefit, net of any reasonable costs or expenses (including Taxes) incurred by Buyer (or its Affiliates) in procuring such refund within thirty (30) days after such refund is received or applied as a credit against Taxes otherwise payable. Notwithstanding anything to the contrary in this Section 11.5, Seller’s right to the receipt of tax refunds and credits set forth on Schedule 11.5 from Buyer (or Buyer’s Affiliates, as applicable) shall not expire on the Cut-off Date.
Section 11.6Post-Closing Tax Matters. Until the Cut-off Date, Buyer shall not (and shall cause its Affiliates (including, after the Closing, the Company) not to), with respect to any Pre-Effective Time Tax Period or Straddle Period, (a) file any amended or superseding Tax Return, (b) make, change or revoke any Tax election in a manner that is inconsistent with past practice, (c) change any method of accounting with respect to Taxes, (d) initiate any discussion with any Governmental Authority regarding any voluntary disclosure involving Taxes, (e) settle or compromise any Tax liability or (f) surrender any right to claim a refund for Taxes, in each case, without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed).
ARTICLE 12
CONDITIONS TO CLOSING
Section 12.1Conditions to the Obligations of Each Party. The obligation of each Party to consummate the Transaction and take the actions to be performed by it in connection with the Closing is subject to the satisfaction or waiver in writing by each Party, at or prior to the Closing Date, of the following conditions:
(a)There shall not be any (i) applicable Law in effect that makes the consummation of the Transaction illegal or (ii) Order issued by any Governmental Authority of competent jurisdiction and remaining in force to restrain, prohibit, enjoin or declare illegal the Transaction.
(b)HSR Clearance shall have occurred (and no agreement with a Governmental Authority not to consummate the transactions contemplated by this Agreement shall be in effect);
(c)The sum of (i) all downward adjustments to the Purchase Price (without duplication) that would result from (A) Title Defect Amounts that exceed the Title Threshold Amount (after applying any applicable Title Benefit Amounts as an offset to such Title Defect Amounts), plus (B) all Environmental Defect Amounts that exceed the Environmental Threshold Amount, in each case of clauses (i)(A) and (i)(B), as finally determined pursuant to Article 3 or Article 4, as applicable, plus (ii) the aggregate amount of all Losses suffered by the Company between the Execution Date and the Closing Date in respect of Casualty Events shall be less than an amount equal to twenty percent (20.0%) of the Base Purchase Price.
Section 12.2Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transaction and take the actions to be performed by Buyer in connection with the Closing is subject to the satisfaction or waiver (in Buyer’s sole discretion), on or prior to the Closing Date, of each of the following conditions:
(a)(i) Each of the Fundamental Representations of the Seller shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for de minimis inaccuracies, and (ii) each of the other representations and warranties of Seller in this Agreement (other than the Fundamental Representations of Seller) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), without regard to any Material Adverse Effect or other materiality qualifier set forth therein, except, with respect to this clause (ii), to the extent the failure of any such representations or warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)Seller and the Company shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by Seller and/or Company under this Agreement prior to or on the Closing Date.
(c)Seller and the Company shall have delivered to Buyer (or be ready, willing and able to deliver to Buyer at the Closing) all documents and items required to be delivered by Seller and/or Company under Section 2.9(a).
Section 12.3Conditions to Obligations of Seller. The obligation of Seller to consummate the Transaction and take the actions to be performed by Seller in connection with the Closing is subject to the satisfaction or waiver (in Seller’s sole discretion), on or prior to the Closing Date, of each of the following conditions:
(a)(i) Each of the Fundamental Representations of Buyer and/or Parent in this Agreement shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except, in each case, for such representations and warranties that are made as of a specific date, which shall be true and correct in all material respects as of such specific date), and (ii) each of the other representations and warranties of Buyer and/or Parent in this Agreement shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), without regard to any materiality qualifier set forth therein, except, with respect to this clause (ii), to the extent the failure of any such representations or warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s and/or Parent’s ability to consummate the transactions contemplated by this Agreement.
(b)Buyer and Parent shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by Buyer and/or Parent under this Agreement prior to or at the Closing.

(c)Buyer and Parent shall have delivered to Seller (or be ready, willing and able to deliver to Seller at the Closing) all documents and items required to be delivered by Buyer and/or Parent under Section 2.9(b).
ARTICLE 13
TERMINATION
Section 13.1Termination. This Agreement may be terminated at any time prior to the Closing (the date of any permitted termination of this Agreement under this Section 13.1, the “Termination Date”):
(a)by the mutual written consent of Buyer and Seller;
(b)by Seller or Buyer by written notice to the other, if any applicable Law is in effect making the consummation of the Transaction illegal or any final and non-appealable Order is in effect preventing the consummation of the Transaction;
(c)by Seller or Buyer by written notice to the other, if the Closing shall not have occurred on or before March 3, 2025 (as may be extended pursuant to this Section 13.1(c), the “Outside Date”); provided, however, that if Closing has not occurred on or before such date solely as a result of a failure of the Closing conditions in Section 12.1(b) to be satisfied, then, without any further action by the Parties, the Outside Date shall be extended for all purposes hereunder until the earlier of (i) ten (10) Business Days after HSR Clearance and (ii) May 1, 2025;
(d)by Seller by written notice to Buyer, if (i) Seller is not then in breach of any provision of this Agreement that would give rise to the failure of any of the conditions specified in Article 12, (ii) there has been a material breach of, inaccuracy in, or failure to perform, any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 12 and (iii) after the giving of written Notice of such breach, inaccuracy or failure to perform to Buyer by Seller, such breach, inaccuracy or failure cannot be cured or has not been cured by the earlier of the Outside Date and ten (10) Business Days after the delivery of such Notice;
(e)by Buyer by written notice to Seller, if (i) Buyer is not then in breach of any provision of this Agreement that would give rise to the failure of any of the conditions specified in Article 12 (ii) there has been a material breach of, inaccuracy in, or failure to perform, any representation, warranty, covenant or agreement made by Seller or Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 12 and (iii) after the giving of written Notice of such breach, inaccuracy or failure to perform to Seller by Buyer, such breach, inaccuracy or failure cannot be cured or has not been cured by the earlier of the Outside Date and ten (10) Business Days after the delivery of such Notice; or

(f)by Seller or Buyer, by written notice to the other Party, as follows:
(i)by Seller if: (A) all of the conditions on Buyer’s obligations to consummate the Transaction specified in Article 12 are satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing), (B) Seller has notified Buyer that Seller and the Company are ready, willing and able to consummate the Closing and (C) Buyer fails to complete the Closing within two (2) Business Days after the delivery of such notification by Seller; provided, however, that the right to terminate this Agreement under this Section 13.1(f)(i) shall not be available to Seller if Buyer is entitled to terminate this Agreement pursuant to Section 13.1(f)(ii);
(ii)by Buyer if (A) all of the conditions on Seller’s obligations to consummate the Transaction specified in Article 12 are satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing), (B) Buyer has notified Seller that Buyer is ready, willing and able to consummate the Closing and (C) Seller fails to complete the Closing within two (2) Business Days after the delivery of such notification by Buyer; provided, however, that the right to terminate this Agreement under this Section 13.1(f)(ii) shall not be available to Buyer if Seller is entitled to terminate this Agreement pursuant to Section 13.1(f)(i);
provided, however, that, for the avoidance of doubt, a Party shall not be entitled to terminate this Agreement under Section 13.1(c), Section 13.1(d) or Section 13.1(e) if (i) the Closing has failed to occur as a result of the breach or failure of any of such Party’s representations, warranties or covenants hereunder that would give rise to the failure of any of the conditions specified in Article 12, including, if and when required, such Party’s obligations to consummate the Transaction or (ii) a Party is entitled to and is enforcing its right to specific performance of this Agreement under Section 13.2(b) or Section 13.2(c) below.
Section 13.2Effect of Termination.
(a)In the event of the termination of this Agreement pursuant to Section 13.1, this Agreement shall immediately become null and void, without any liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (i) the Confidentiality Agreement and the agreements contained in Article 1 (and the provisions that substantively define any related defined terms not substantively defined in Article 1), Section 9.1(e), Section 9.3, Section 9.4, this Section 13.2, and Article 14 of this Agreement shall survive any termination of this Agreement and remain in full force and effect and (ii) no such termination shall impair the right of any Party hereto to compel specific performance by the other Party of such other Party’s obligations under this Agreement that expressly continue following termination of this Agreement, including each Party’s remedies pursuant to Section 13.2(g) and either Party’s obligations with respect to the distribution of amounts deposited with the Escrow Agent pursuant to this Agreement.
(b)In the event that (i) all conditions precedent to the obligations of Seller set forth in Section 12.1 and Section 12.3 have been satisfied or waived in writing by Seller (or would have been satisfied except for the breach or failure of any of Seller’s or Company’s representations, warranties, or covenants hereunder), (ii) the Closing has not occurred solely as a result of the material breach or material failure of any of Seller’s or Company’s representations, warranties or covenants hereunder, including, if and when required, Seller’s or Company’s obligations to consummate the transactions contemplated hereunder at the Closing and (iii) Buyer has the right to terminate this Agreement pursuant to Section 13.1(c), Section 13.1(e) or Section 13.1(f)(ii), then Buyer shall be entitled to either (1) seek specific performance of this Agreement, or (2) if Buyer does not seek, or is not successful in obtaining specific performance pursuant to clause (1), terminate this Agreement, receive the return of the entirety of the Performance Deposit for the sole account and use of Buyer and be entitled to recover an amount equal to Buyer’s actual, direct damages in connection with the negotiation of this Agreement and the transaction contemplated herein (in an aggregate amount up to, but not to exceed, Twenty Million Dollars ($20,000,000)).
(c)In the event that (i) all conditions precedent to the obligations of Buyer set forth in Section 12.1 and Section 12.2 have been satisfied or waived in writing by Buyer (or would have been satisfied except for the breach or failure of any of Buyer’s representations, warranties or covenants hereunder), (ii) the Closing has not occurred solely as a result of the breach or failure of any of Buyer’s representations, warranties or covenants hereunder, including, if and when required, the Buyer’s obligations to consummate the transactions contemplated hereunder at the Closing and (iii) Seller has the right to terminate this Agreement pursuant to Section 13.1(c), Section 13.1(d) or Section 13.1(f)(i), then Seller shall be entitled to either (1) seek specific performance of this Agreement, or (2) if Seller does not seek, or is not successful in obtaining specific performance pursuant to clause (1), terminate this Agreement and receive the entirety of the Performance Deposit for the sole account and use of Seller as liquidated damages hereunder. Each Seller and Buyer acknowledge and agree that (x) Seller’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (y) the Performance Deposit is a fair and reasonable estimate by the Parties of such aggregate actual damages of Seller and (z) such liquidated damages do not constitute a penalty.
(d)In the event that this Agreement is terminated under Section 13.1 for any reason other than as set forth in Section 13.2(b) or Section 13.2(c), Buyer shall be entitled to receive the entirety of the Performance Deposit for the account of Buyer, and Seller shall be free to enjoy immediately all rights of ownership of the Company Interests, the Company, and/or the Assets as to any Person without any restriction under this Agreement.
(e)If (A) Buyer seeks to terminate this Agreement pursuant to Section 13.1(c) as a result of the failure of the condition of Buyer in Section 12.1(c) to be satisfied, and (B) Seller disagrees and disputes that Buyer has the right to terminate this Agreement under Section 13.1(c) as a result of the failure of the condition of Buyer in Section 12.1(c), then (provided that Buyer is not otherwise in breach of this agreement that would preclude Buyer from terminating this Agreement), this Agreement shall be terminated, which shall be an effective termination, and, subject to the remaining provisions of this Section 13.2(e) with respect to the treatment of the Performance Deposit, Seller shall be free to enjoy immediately all rights of ownership of the Company Interests, the Company, the Business, and/or the Assets; provided that either Buyer or Seller may refer the Dispute as to whether Buyer has the right to terminate this Agreement pursuant to Section 13.1(c) as a result of the failure of the condition of Buyer in Section 12.1(c) to the Title Arbitrator and/or Environmental Arbitrator, as applicable, for the sole purposes of determining whether such termination right was applicable. Any such Dispute will be conducted in accordance with Section 3.1(i)(ii) and/or Section 4.5, mutatis mutandis, but subject to the timing set forth in this provision and during the pendency of any such Dispute, the Performance Deposit will remain in escrow pending final resolution by the Title Arbitrator and/or Environmental Arbitrator, as applicable, pursuant to this Section 13.2(e).
(f)Promptly, but in no event later than three (3) Business Days after the Termination Date, Seller and Buyer shall execute and deliver to the Escrow Agent written instructions instructing the Escrow Agent to disburse via wire transfer of immediately available funds the entirety of the Performance Deposit to the Party or Parties entitled to receive the Performance Deposit as provided in this Section 13.2.
(g)Each Party acknowledges that as express consideration for the Parties entering into this Agreement and such Party’s representations, warranties and covenants set forth herein, each Party covenants and agrees that solely with respect to each Party’s rights under Section 13.2(b) and Section 13.2(c), (i) the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at Law, (ii) each Party would be irreparably harmed by any breaches by the other Party of its obligations to consummate the transactions hereunder as and when required by such Party hereunder, (iii) monetary damages would not be a sufficient remedy for any violation of the terms of this Agreement with respect to each Party’s rights under Section 13.2(b) and Section 13.2(c), (iv) the other Party shall be entitled to equitable relief, including injunction (without the posting of any bond and without proof of actual damages) and specific performance, in the event of any breach of the provisions of this Agreement with respect to each Party’s rights under Section 13.2(b) and Section 13.2(c), (v) neither Party, nor its representatives, shall oppose the granting of specific performance or any such relief as a remedy with respect to each Party’s rights under Section 13.2(b) and Section 13.2(c) and (vi) each Party agrees to waive any requirement for the security or posting of any bond in connection with the remedies described in Section 13.2(b) and Section 13.2(c).
ARTICLE 14
OTHER PROVISIONS
Section 14.1Notices.
(a)Any notice, request, instruction, correspondence, or other document to be given hereunder by any Party to the other Parties (herein collectively called “Notice”) shall be in writing and delivered (i) by courier or certified mail, in each case requiring acknowledgement of receipt, or (ii) in person or electronic mail, in any such case as follows:
If to Seller, addressed to:
Ridgemar Energy Operating, LLC
5847 San Felipe, Suite 930
Houston, TX, 77057
Attention:    Preston Powell, Chief Executive Officer
Email:    ppowell@ridgemarenergy.com
With copies to (which shall not constitute notice):
Carnelian Energy Capital Management, L.P.
2229 San Felipe Street, Suite 1450
Houston, TX 77019
Attention:     Matt Savage
Email:     matts@carnelianec.com
and
Vinson & Elkins LLP
845 Texas Avenue, Suite 4700
Houston, Texas 77002
Attention: Bryan Edward Loocke
Email: bloocke@velaw.com
If to Buyer, addressed to:
Crescent Energy Company
600 Travis Street, Suite 7200
Houston, TX 77002
Attention:    Bo Shi
Email:    bo.shi@crescentenergyco.com

With a copy to (which shall not constitute notice):
Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Telephone: 713-836-3609
Attn:     David Castro, Jr., P.C.
Christopher S.C. Heasley, P.C.
R.J. Malenfant
E-mail: David.castro@kirkland.com
christopher.heasley@kirkland.com
rj.malenfant@kirkland.com
(b)Notice shall be effective upon actual receipt; provided, however, that Notice by e-mail shall be effective as of the date of confirmed delivery if delivered before 5:00 P.M. Central Time on any Business Day at the place of receipt or the next succeeding Business Day if confirmed delivery is after 5:00 P.M. Central Time on any Business Day or during any non-Business Day at the place of receipt. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.
Section 14.2Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
(a)THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION; PROVIDED, HOWEVER, in connection with the determination of the existence of any Environmental Defect and/or Environmental Defect Amount attributable to any Environmental Defect, the federal Laws of the United States of America and the Laws of the State of Texas shall govern and control such determination. Except as otherwise expressly provided in this Agreement, any dispute, controversy, matter or claim between the Parties (each, subject to such exceptions, a “Dispute”), that cannot be resolved between the Parties, will be instituted exclusively in the courts of the Eleventh Business Court of the State of Texas located in Houston, Texas or the United States District Court located in Houston, Texas, and each Party hereby irrevocably consents to the exclusive jurisdiction in connection with any Dispute or Proceeding arising out of this Agreement or any of the transactions contemplated thereby. All Disputes between the Parties to this Agreement and the transactions contemplated hereby shall have exclusive jurisdiction and venue only in the Eleventh Business Court of the State of Texas located in Houston, Texas or the United States District Court located in Houston, Texas. Each Party irrevocably waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any Proceeding in the foregoing courts. Each Party agrees that any and all process directed to it in any such Proceeding may be served upon it outside of the State of Texas in and for Harris County or the United States District Court or the Eleventh Business Court of the State of Texas located in Houston, Texas with the same force and effect as if such service had been made within the State of Texas in and for Harris County or the United States District Court or the Eleventh Business Court of the State of Texas located in Houston, Texas.
(b)To the extent that any Party or any of its Affiliates has acquired, or hereafter may acquire, immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 14.2(a). Further, each Party waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any Proceeding in the foregoing courts. Each Party agrees that any and all process directed to it in any such Proceeding may be served upon it outside of the State of Texas in and for Houston County, Texas or the United States District Court located in Houston, Texas with the same force and effect as if such service had been made within the State of Texas in and for Harris County, Texas or the United States District Court located in Houston, Texas.
(c)The Parties agree that a Dispute under this Agreement may raise issues that are common with one or more of the Related Agreements or other documents executed by the Parties in connection herewith or which are substantially the same or interdependent and interrelated or connected with issues raised in a related dispute, controversy or claim between or among the Parties and their Affiliates. Accordingly, any Party to a new Dispute under this Agreement may elect in writing within fifteen (15) days after the initiation of a new Dispute to refer such new Dispute for resolution by the applicable court together with any existing Dispute arising under this Agreement, the Related Agreements or other documents executed by the Parties in connection herewith or which are substantially the same or interdependent and interrelated or connected. If the applicable court does not determine to consolidate such new Dispute with the existing Dispute within thirty (30) days of receipt of written request, then the new Dispute shall not be consolidated, and the resolution of the new Dispute shall proceed separately.
(d)EACH OF THE PARTIES HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY LITIGATION, ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT.
Section 14.3Entire Agreement; Amendments and Waivers. This Agreement, the Confidentiality Agreement and the Related Agreements constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. The Annexes, Schedules and the Exhibits referred to herein and attached hereto are made a part of this Agreement. No amendment, supplement, modification, consent or waiver of this Agreement shall be binding unless executed in writing by each Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 14.4Conflicting Provisions. This Agreement and the Related Agreements, read as a whole, set forth the Parties’ rights, responsibilities, and liabilities with respect to the Transaction. In this Agreement and the Related Agreements, and as between them, specific provisions prevail over general provisions. In the event of a conflict between this Agreement and the Related Agreements, this Agreement shall govern and control.
Section 14.5Binding Effect, Assignment and Third Party Beneficiaries. Subject to the terms of this Section 14.5, this Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns, but neither this Agreement nor any of the rights, benefits, or obligations hereunder shall be assigned or transferred, by operation of Law, or otherwise, by any Party hereto without the prior written consent of the other Party and any assignment, transfer or delegation made without such consent shall be null and void ab initio; provided, however, that Seller shall have the right to assign or transfer any or all of its rights or benefits under Section 2.2(a)(ii) to any Person without the prior written consent of Buyer or Parent. Unless expressly agreed to in writing by each Party, no permitted assignment of any Party’s rights or duties that is subject to the consent of the other Parties shall relieve or release the assigning Party from the performance of such Party’s rights or obligations hereunder, and such assigning Party shall be fully liable for the performance of all such rights and duties. Nothing in this Agreement shall entitle any Person(s) other than a Party to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to such Person(s) hereunder, including pursuant to Section 4.7, Section 9.1(e), Section 9.3, Section 9.5, Section 9.7, Section 9.10, Section 10.1, Section 10.2, Section 14.10, and/or Section 14.11, in each case, only to the extent such rights are exercised or pursued, if at all, by Seller, Company, or Buyer acting on behalf of such Person (which rights may be exercised in the sole discretion of the applicable Party hereunder). Notwithstanding the foregoing: (a) the Parties reserve the right to amend, modify, terminate, supplement or waive any provision of this Agreement or this entire Agreement without the consent or approval of any other Person (including any Indemnified Person pursuant to this Agreement) and (b) except as provided in Section 9.7 and Section 9.11, no Party hereunder shall have any direct liability to any permitted Third Party beneficiary, nor shall any permitted Third Party beneficiary have any right to exercise any rights hereunder for such Third Party beneficiary’s benefit except to the extent such rights are brought, exercised, and administered by a Party hereto in accordance with Article 10 or by a Non-Recourse Party or a Party Affiliate in connection with the enforcement of Section 14.10.
Section 14.6Severability. If any provision (or any part of a provision) of this Agreement is rendered or declared invalid, illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Parties shall promptly meet and negotiate substitute provisions (that come closest to expressing the intention of the invalid, illegal or unenforceable provision) for those rendered or declared invalid, illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.
Section 14.7Interpretation. The rights and obligations of each Party shall be determined pursuant to this Agreement. Each Party has had the opportunity to exercise business discretion in relation to the negotiation of the details and terms of the transaction contemplated hereby. This Agreement is the result of arm’s length negotiations from equal bargaining positions. Neither this Agreement nor any of the Related Agreements shall be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement, any Related Agreement, or any provision hereof or thereof, or who supplied the form of this Agreement or any of the Related Agreements. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the Transaction and, therefore, waives the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
Section 14.8Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
Section 14.9Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures of a Party to this Agreement or other documents executed in connection herewith that are sent to the other Parties by facsimile transmission, .pdf or electronic mail shall be binding as evidence of acceptance of the terms hereof or thereof by such signatory Party and any enforcement hereof.
Section 14.10No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Related Agreements or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder, under any Related Agreements or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith against, any former, current or future director, officer, agent, attorney, financing source, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future direct or indirect equityholder, general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, attorney, financing source, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, a “Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such Party against the Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Party Affiliate, as such, for any obligations of the applicable Party under this Agreement, with respect to the Transaction, or under any Related

Agreement or under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Party Affiliate is expressly intended as a third-party beneficiary of this Section 14.10.
Section 14.11Disclaimer of Warranties and Representations.
(a)Buyer acknowledges and agrees that it is sophisticated in the evaluation and purchase of, and investment (directly or indirectly) in, the industry in which the Company operates, oil and gas properties and related facilities, and is capable of evaluating the merits and risks of the Transaction and is able to bear the substantial economic risk of such investment for an indefinite period of time. In making its decision to enter into this Agreement, the Related Agreements and to consummate the Transaction, Buyer, except to the extent of the express representations and warranties set forth in Article 6 and Article 7 hereof and in the Closing Certificates delivered by Seller at Closing pursuant to Section 2.9(a)(i), (i) has relied and shall rely solely on its own independent investigation and evaluation of the Company and the Oil & Gas Assets and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and the Related Agreements and not on any comments, statements, projections or other materials made or given by any employees, officers, managers, representatives, consultants or advisors engaged by Seller, Company or any of their respective Affiliates and (ii) has satisfied or shall satisfy itself through its own due diligence as to the title, environmental and physical condition of and contractual arrangements and other matters affecting the Company (including the Oil & Gas Assets). Buyer acknowledges and agrees that it has been afforded full access to the books and records, facilities and personnel of the Company for purposes of conducting a due diligence investigation to allow it to enter into this Agreement. Buyer has had an opportunity to ask questions of, and receive answers from, the officers and representatives of Seller, the Company and their respective Affiliates concerning this Agreement, the Related Agreements and the Transaction, as well as the Company’s business, operations, properties, prospects, plans, management and financial affairs, which questions were answered to its satisfaction. Buyer may be in possession of certain projections and other forecasts regarding the Company, including projected financial statements, cash flow items and other data of the Company and certain business plan information of the Company. Buyer acknowledges that there are substantial uncertainties inherent in attempting to make such projections and other forecasts and plans, that Buyer is not relying on such projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and Buyer shall not have any claim against any Person with respect thereto. Accordingly, Buyer acknowledges and agrees that neither Seller, Company, any member of the Sponsor Group nor any of their respective Affiliates nor any of their respective employees, officers, managers, representatives, consultants or advisors has made any representation or warranty with respect to such projections and other forecasts and plans. Buyer acknowledges and represents, warrants and agrees that it has not relied upon the accuracy or completeness of any express or implied representation, warranty, statement or information of any nature (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability or fitness for a particular purpose) made or provided by or on behalf of Seller or in respect of the Company, except for the representations and warranties in Article 6 and Article 7 and in the Closing Certificate delivered by Seller at Closing pursuant to Section 2.9(a)(i), and waives any right Buyer or any of its respective Affiliates may have against Seller, Company, any member of the Sponsor Group, any of their respective Affiliates or any of their respective representatives, consultants, advisors, employees, officers or managers with respect to any inaccuracy in any such representation, warranty, statement or information, or with respect to any omission or concealment, on the part of Seller, the Company or any of their respective representatives, consultants, advisors, employees, officers or managers, of any potentially material information. For the avoidance of doubt and notwithstanding anything to the contrary, this Section 14.11 shall survive the Closing.
(b)EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE 6 AND ARTICLE 7 AND IN THE CLOSING CERTIFICATE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 2.9(a)(i): (I)  BUYER ACKNOWLEDGES NEITHER SELLER, NOR THE COMPANY, NOR THEIR RESPECTIVE AFFILIATES, REPRESENTATIVES, CONSULTANTS, ADVISORS, OFFICERS, MANAGERS, OR EMPLOYEES HAS MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES AND ITS AND THEIR RESPECTIVE, REPRESENTATIVES, CONSULTANTS, ADVISORS, OFFICERS, MANAGERS, OR EMPLOYEES), AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE WITH RESPECT TO (X) THE COMPANY INTERESTS, (Y) THE OIL & GAS ASSETS AND OTHER ASSETS AND PROPERTIES OF THE COMPANY AND (Z) THE TRANSACTION, AND (II) SELLER EXPRESSLY DISCLAIMS (ON ITS BEHALF AND ON BEHALF OF ITS AFFILIATES AND ITS AND THEIR RESPECTIVE REPRESENTATIVES, CONSULTANTS, ADVISORS, OFFICERS, MANAGERS, OR EMPLOYEES), AND BUYER HEREBY EXPRESSLY WAIVES, ANY AND ALL LIABILITY AND RESPONSIBILITY OF ANY SUCH PERSON FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION WITH RESPECT TO (X) THE COMPANY INTERESTS, (Y) THE OIL & GAS ASSETS AND OTHER ASSETS AND PROPERTIES OF THE COMPANY AND (Z) THE TRANSACTION, MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, REPRESENTATIVES, CONSULTANTS, ADVISORS, OFFICERS, MANAGERS, OR EMPLOYEES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO ANY SUCH PERSON).
(c)EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE 6 AND ARTICLE 7 AND IN THE CLOSING CERTIFICATE

DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 2.9(a)(i), AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, AS TO ANY OF THE FOLLOWING: (I) THE ACCURACY, COMPLETENESS OR MATERIALITY OF RECORDS, INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER OR ANY ITS RESPECTIVE AFFILIATES, REPRESENTATIVES, CONSULTANTS, ADVISORS, OFFICERS, MANAGERS, OR EMPLOYEES; (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE OIL & GAS ASSETS; (III) ANY ESTIMATES OF THE VALUE OF, OR FUTURE REVENUES GENERATED BY, THE OIL & GAS ASSETS OR THE COMPANY’S BUSINESSES OR OPERATIONS; (IV) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION, OR THE QUALITY, QUANTITY, VOLUME, OR RECOVERABILITY OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE OIL & GAS ASSETS OR THE COMPANY’S INTEREST THEREIN; (V) TITLE TO ANY OF THE OIL & GAS ASSETS OR OTHER ASSETS OR PROPERTIES OF THE COMPANY; (VI) MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, MARKETABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE OIL & GAS ASSETS OR OTHER ASSETS OR PROPERTIES OF THE COMPANY; (VII) ANY RIGHTS OF BUYER OR ANY OF ITS AFFILIATES UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE; (VIII) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS WITH RESPECT TO THE OIL & GAS ASSETS OR OTHER ASSETS OR PROPERTIES OF THE COMPANY, WHETHER KNOWN OR UNKNOWN; (IX) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW WITH RESPECT TO THE OIL & GAS ASSETS, THE OTHER ASSETS OR PROPERTIES OF THE COMPANY OR THE TRANSACTION, AND (X) THE ENVIRONMENTAL CONDITION OF THE OIL & GAS ASSETS OR OTHER ASSETS OR PROPERTIES OF THE COMPANY, INCLUDING ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF HAZARDOUS SUBSTANCES INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH. WITHOUT LIMITING BUYER’S REMEDIES UNDER ARTICLE 4, IT IS THE EXPRESS INTENTION OF THE PARTIES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER IN ARTICLE 6 AND ARTICLE 7 AND IN THE CERTIFICATE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 2.9(a)(i), SUBJECT TO ARTICLE 4, THE OIL & GAS ASSETS AND OTHER ASSETS AND PROPERTIES OF THE COMPANY ARE BEING ACCEPTED BY BUYER, “AS IS, WHERE IS, WITH ALL FAULTS AND DEFECTS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND BUYER HAS MADE OR WILL MAKE SUCH INSPECTIONS OF SUCH ASSETS AND PROPERTIES AS BUYER DEEMS APPROPRIATE.

(d)BUYER ACKNOWLEDGES THAT THE OIL & GAS ASSETS HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT, AND PRODUCTION OF OIL & GAS AND THAT EQUIPMENT AND SITES INCLUDED IN THE PROPERTIES MAY CONTAIN ASBESTOS, NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”) OR OTHER HAZARDOUS SUBSTANCES. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS, AND EQUIPMENT AS SCALE, OR IN OTHER FORMS. THE WELLS, MATERIALS, AND EQUIPMENT LOCATED ON THE OIL & GAS ASSETS OR OTHER PROPERTIES OF THE COMPANY OR INCLUDED IN SUCH ASSETS OR PROPERTIES MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES. NORM CONTAINING MATERIAL, OTHER WASTES AND/OR HAZARDOUS SUBSTANCES MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING AIR, WATER, SOILS OR SEDIMENT. SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION, OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND/OR HAZARDOUS SUBSTANCES FROM THE OIL & GAS ASSETS OR OTHER PROPERTIES OF THE COMPANY.
(e)WITH RESPECT TO THE OIL & GAS ASSETS CURRENTLY OPERATED BY THE COMPANY AND ITS AFFILIATES, SELLER MAKES NO REPRESENTATION, WARRANTY, OR COVENANT HEREIN THAT BUYER OR ITS RESPECTIVE AFFILIATES WILL (EITHER DIRECTLY OR INDIRECTLY THROUGH OWNERSHIP OF THE COMPANY) BECOME OPERATOR OF ANY OR ALL OF SUCH OIL & GAS ASSETS. BUYER ACKNOWLEDGES THAT OPERATIONS AND OPERATORSHIP AFTER CLOSING WILL BE GOVERNED BY THE APPLICABLE OPERATING AGREEMENTS OR OTHER RELATED AGREEMENTS AFFECTING SUCH OIL & GAS ASSETS.
(f)THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 14.11 ARE “CONSPICUOUS” DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW.
(g)NOTHING CONTAINED IN THIS AGREEMENT SHALL BE DEEMED TO LIMIT OR OTHERWISE PRECLUDE CLAIMS FOR LOSSES RESULTING FROM FRAUD (AS DEFINED HEREIN).
Section 14.12Conflicts and Privilege. Buyer agrees, on its own behalf and on behalf of the other members of the Buyer Group (including the Company following Closing), that, following the Closing, Vinson & Elkins LLP (“Seller Counsel”) may serve as counsel to Seller and its Affiliates in connection with any matters related to this Agreement and the Transaction, including any Dispute arising out of or relating to this Agreement and the Transaction, notwithstanding any representation by Seller Counsel of the Company or any of its Affiliates prior to the Closing Date. Buyer, on behalf of itself and the other members of the Buyer Group (including the Company after the Closing) hereby (a) consents to Seller Counsel’s representation of Seller or its Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby (the “Subject Representation”), (b) waives any claim it has or may have that Seller Counsel’s has a conflict of interest or is otherwise prohibited from engaging in such Subject Representation based on its representation of the Company prior to the Closing and (c) agrees that, in the event that a Dispute arises between Buyer, Company or any of their respective Affiliates, on the one hand, and Seller, Sponsor Group and/or any of their respective Affiliates, on the other hand, none of Buyer, Company or any of their respective Affiliates will object to Seller Counsel representing Seller, Sponsor Group and/or any of their respective Affiliates in such Dispute due to the interests of Seller, Sponsor Group and/or any of their respective Affiliates being directly adverse to Buyer, Company or any of their respective Affiliates or due to Seller Counsel having represented Company in a matter substantially related to such Dispute. Buyer further agrees that, as to all communications among Seller Counsel, Company, Seller or their respective Affiliates and representatives prior to the Closing that relate to the Subject Representation, the attorney-client privilege belongs, to the extent such privilege exists, to Seller and its Affiliates and may be controlled by Seller and each of its Affiliates and will not, with respect to such privileged communications, pass to or be claimed by the Buyer, Company or any of their respective Affiliates. To the extent that Buyer, Company or any of their respective Affiliates has or maintains any ownership of the privilege with respect to these communications, they agree, except as may be required by applicable Law, not to waive or to attempt to waive the privilege without the express written approval of Seller. Notwithstanding the foregoing, in the event that a Dispute arises between Buyer, Company and a Third Party (other than Seller and its Affiliates) or any Governmental Authority after the Closing, Company may assert the attorney-client privilege against such Third Party to prevent disclosure of confidential communications by or with Seller Counsel.
Section 14.13Schedules. Any fact or item disclosed in any Schedule shall be deemed disclosed in each other Schedule to which such fact or item may apply so long as it is reasonably apparent on the face of such Schedule that such disclosure is applicable to the subject matter of the representations and warranties to which such other Schedule(s) relate. The headings contained in each Schedule are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in a Schedule or this Agreement. The Schedules are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. Neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any fact or item disclosed in the Schedules shall by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Schedules in any Dispute or controversy as to whether any obligation, item or matter not described or included in the Schedules is or is not required to be disclosed to avoid a breach of this Agreement or any Related Agreement (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business. The Schedules shall not be deemed to expand in any way the scope or effect of any of representations, warranties, covenants or agreements contained in this Agreement. Any item of information, matter or document disclosed or referenced in, or attached to, the Schedules shall not constitute, or be interpreted to expand the scope of the Parties’ respective representations and warranties, covenants, conditions or agreements contained in this Agreement or any Related Agreement. Matters reflected in the Schedules are not necessarily limited to matters required by this Agreement or any Related Agreement to be reflected herein to avoid a breach of this Agreement or any such Related Agreement and may be included solely for informational purposes. No disclosure on a Schedule relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The information contained in the Schedules shall be kept strictly confidential by the Parties in accordance with the terms of this Agreement and the Confidentiality Agreement and no Third Party may rely on any information disclosed or set forth therein. Moreover, in disclosing the information in the Schedules, neither Seller nor Company expressly waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.
Section 14.14Time is of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
Section 14.15Non-Compensatory Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PERSON SHALL BE ENTITLED TO PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND BUYER, COMPANY AND SELLER, FOR ITSELF AND ON BEHALF OF ITS RESPECTIVE MEMBERS OF THE BUYER GROUP AND SELLER GROUP, RESPECTIVELY, HEREBY EXPRESSLY WAIVES ANY RIGHT TO PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN PUNITIVE DAMAGES SUFFERED BY ANY THIRD PARTY FOR WHICH RESPONSIBILITY IS ALLOCATED AMONG THE PARTIES UNDER THE TERMS HEREOF.
Section 14.16Parent Guarantee. Parent hereby irrevocably, absolutely, fully and unconditionally guarantees (the “Parent Guarantee”) to Seller, the Company, the Seller Group and their respective successors and permitted assigns the prompt and complete performance of all of Buyer’s obligations under this Agreement. Parent agrees that the Parent Guarantee is a primary obligation of Parent and that Seller, the Company, the Seller Group and/or their respective successors and permitted assigns may enforce the Parent Guarantee without the necessity at any time of resorting to or exhausting any other security or collateral. This is a guarantee of Buyer’s payment and performance of the Buyer’s obligations under this Agreement when and as due and not merely of collection. Parent agrees that the guarantee set forth in this Section 14.16 shall not be discharged except by the complete and irrevocable performance of all of the Buyer’s obligations under this Agreement. Parent reserves the right to assert any and all defenses which Buyer may assert against Seller under this Agreement with respect to payment or performance of any of the Buyer’s obligations under this Agreement. Parent hereby expressly waives diligence, presentment, protest and all notices whatsoever and any requirement that Seller exhaust any right, power or remedy or proceed against Buyer under this Agreement or any other agreement or instrument referred to herein or therein.
[Signature pages to follow]

Each of the Parties has executed this Agreement as of the date first written above.

SELLER:

RIDGEMAR ENERGY OPERATING, LLC

By:	/s/ Preston Powell
Name: Preston Powell
Title: Chief Executive Officer

COMPANY:

RIDGEMAR (EAGLE FORD) LLC

By:	/s/ Preston Powell
Name: Preston Powell
Title: Chief Executive Officer

BUYER:

CRESCENT ENERGY FINANCE, LLC

By:	/s/ Clay Rynd
Name:	Clay Rynd
Title:	Vice President

PARENT:

CRESCENT ENERGY COMPANY

By:	/s/ Clay Rynd
Name:	Clay Rynd
Title:	Executive Vice President, Investments

EXHIBIT H
Form of Registration Rights Agreement
This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], is entered into by and between Crescent Energy Company, a Delaware corporation (the “Company”) and Ridgemar Energy Operating, LLC, a Delaware limited liability company (the “Initial Holder” and, together with the Company, the “Parties”).
WHEREAS, pursuant to the Membership Interest Purchase Agreement, dated as of December 3, 2024, by and among the Company, [●], a [●] and a subsidiary of the Company, the Initial Holder and Ridgemar (Eagle Ford) LLC, a Delaware limited liability company (the “Transaction Agreement”), the Company has agreed to provide registration rights with respect to the Registrable Securities (as hereinafter defined) as set forth in this Agreement; and
WHEREAS, in connection with the foregoing, the Parties now desire to execute this Agreement to set forth the rights and obligations created hereby.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each Party, the Parties hereby agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS.
As used in this Agreement, the following terms have the meanings indicated:
“Affiliate” means, with respect to any Person, any other Person, directly or indirectly through one or more intermediaries, Controlling, Controlled by or under common Control with, such Person.
“Agreement” has the meaning set forth in the preamble hereto.
“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined under Rule 405.
“Blackout Period” has the meaning set forth in Section 3(k).
“Board” means the board of directors of the Company.
“Business Day” means any day other than a Saturday, Sunday, any federal holiday or any other day on which banking institutions in New York, New York, Boston, Massachusetts or Houston, Texas are authorized or required to be closed by law or governmental action.
“Commission” means the Securities and Exchange Commission or any other federal agency then administering the Securities Act or Exchange Act.
“Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of the Company.

“Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.
“Company” has the meaning set forth in the preamble hereto.
“Company Securities” means any equity interest of any class or series in the Company.
“Control” (including the correlative terms “Controlled by” and “Controlling”) means the possession, directly or indirectly, of the power to direct, or to cause the direction of, the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Effective Date” means the time and date that a Registration Statement is first declared effective by the Commission or otherwise becomes effective.
“Effectiveness Period” has the meaning set forth in Section 2.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.
“Financial Counterparty” has the meaning set forth in Section 3(l).
“Holder” means (a) each Initial Holder until such Initial Holder ceases to hold (or ceases to have the right to acquire by exchange for, conversion of or similar method) any Registrable Securities and (b) any holder of Registrable Securities to whom registration rights conferred by this Agreement have been transferred in compliance with Section 7(e); provided, that any Person referenced in clause (b) shall be a Holder only if such Person agrees in writing to be bound by and subject to the terms set forth in this Agreement.
“Initial Holder” has the meaning set forth in the preamble hereto.
“Legend Removal Documents” has the meaning set forth in Section 3(m).
“Parties” has the meaning set forth in the preamble hereto.
“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any government agency or political subdivision thereof.
“Proceeding” means any action, claim, suit, proceeding or investigation (including a preliminary investigation or partial proceeding, such as a deposition) pending or, to the knowledge of the Company, threatened.
“Prospectus” means the prospectus included in a Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registrable Securities” means the Shares; provided, that Registrable Securities shall not include: (a) any Shares for which the offering and sale have been registered under the Securities Act and disposed of pursuant to an effective Registration Statement or otherwise transferred to a Person who is not entitled to the registration and other rights hereunder; (b) any Shares that have been sold or transferred by the Holder thereof pursuant to Rule 144 (or any similar provision then in force under the Securities Act) and the transferee thereof does not receive “restricted securities” as defined in Rule 144; and (c) any Shares that cease to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise). Notwithstanding the foregoing, with respect to any Holder, such Holder’s Shares shall not constitute Registrable Securities when all of such Holder’s Shares (together with any Shares held by Affiliates of such Holder) are eligible for immediate sale in a single transaction pursuant to Rule 144 (or any successor provision) with no volume or other restrictions or limitations under Rule 144 (or any such successor provision).
“Registration Expenses” means, without limitation, (a) all registration and filing fees (including fees and expenses (i) with respect to filings required to be made with the Trading Market and (ii) in compliance with applicable state securities or “Blue Sky” laws), (b) printing expenses (including expenses of printing certificates for Company Securities and of printing Prospectuses if the printing of Prospectuses is reasonably requested by a Holder of Registrable Securities included in the Registration Statement), (c) messenger, telephone and delivery expenses, (d) fees and disbursements of counsel, auditors, accountants and independent petroleum engineers for the Company, (e) Securities Act liability insurance, if the Company so desires such insurance, and (f) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement.
“Registration Statement” has the meaning set forth in Section 2.
“Rule 144” means Rule 144, as amended from time to time, promulgated by the Commission pursuant to the Securities Act.
“Rule 405” means Rule 405, as amended from time to time, promulgated by the Commission pursuant to the Securities Act.
“Rule 415” means Rule 415, as amended from time to time, promulgated by the Commission pursuant to the Securities Act.
“Rule 424” means Rule 424, as amended from time to time, promulgated by the Commission pursuant to the Securities Act.
“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.
“Selling Expenses” means all selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder.
“Shares” means the shares of Common Stock (a) held by the Holders, (b) issued or issuable upon exchange for, redemption of, conversion of or similar method with respect to Company Securities (including any equity securities issued by reason of or in connection with any stock dividend, stock split, combination, reorganization, recapitalization, conversion to another type of entity or similar event involving a change in the capital structure of the Company) and (c) any other equity interests in the Company or equity interests in any successor of the Company issued in respect of such shares by reason of or in connection with any stock dividend, stock split, combination, reorganization, recapitalization, conversion to another type of entity or similar event involving a change in the capital structure of the Company.
“Trading Market” means the principal national securities exchange on which Registrable Securities are listed.
“Transaction Agreement” has the meaning set forth in the preamble hereto.
“Transactions” means the transactions contemplated by the Transaction Agreement.
“Underwritten Offering” means an underwritten offering of Common Stock for cash, excluding an offering relating solely to an employee benefit plan, an offering relating to a transaction on Form S-4 or S-8 or an offering on any registration statement form that does not permit secondary sales.
“WKSI” means a “well known seasoned issuer” as defined under Rule 405.
Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (b) references to Sections refer to sections of this Agreement; (c) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation”; (d) the terms “hereof,” “hereto,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) the term “or” is not exclusive and shall have the inclusive meaning of “and/or”; (f) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (g) references to any law or statute shall include all rules and regulations promulgated thereunder, and references to any law or statute shall be construed as including any legal and statutory provisions consolidating, amending, succeeding or replacing the applicable law or statute; (h) references to any Person include such Person’s successors and permitted assigns; (i) references to “days” are to calendar days unless otherwise indicated; and (j) all references to dollars refer to United States dollars.
ARTICLE 2
REGISTRATION.
Section 2.1The Company shall prepare and file (if not previously filed) within one (1) Business Day of the consummation of the Transactions, and use commercially reasonable efforts to cause to become effective as promptly as reasonably practicable after the filing thereof, a shelf registration statement (it being agreed that such shelf registration statement shall be an Automatic Shelf Registration Statement if the Company is a WKSI at the most recent applicable eligibility determination date) and prospectus supplement under the Securities Act (or shall file an amendment or prospectus supplement to an existing shelf registration statement) to permit the resale of the Registrable Securities from time to time, including as permitted by Rule 415 under the Securities Act (or any similar provision then in force), under the Securities Act with respect to all of the Registrable Securities in accordance with the method or methods of disposition thereof (other than an Underwritten Offering) as may be reasonably requested by any Holder in writing prior to the filing of such shelf registration statement or prospectus supplement, as applicable (the “Registration Statement”). A Registration Statement filed pursuant to this Section 2 shall be on Form S-3 (or any successor form or other appropriate form under the Securities Act), or, if the Company is not then permitted to file a registration statement on Form S-3, a registration statement on Form S-1 (or any successor form or other appropriate form under the Securities Act); in each case, provided that such Registration Statement shall permit the resale of the Registrable Securities in accordance with the method or methods of disposition thereof (other than an Underwritten Offering) as may be reasonably requested by any Holder in writing prior to the filing of the Registration Statement. The Company will use its commercially reasonable efforts to cause the Registration Statement filed pursuant to this Section 2 to remain continuously effective, including by filing any supplements or amendments thereto, under the Securities Act until the earlier of (i) the date as of which all such Registrable Securities are sold by the Holders or cease to be Registrable Securities or (ii) one year from the initial effective date of such Registration Statement or prospectus supplement (the “Effectiveness Period”). The Registration Statement when it becomes effective (including the documents incorporated therein by reference) shall comply in all material respects as to form with all applicable requirements of the Securities Act and the Exchange Act and shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
ARTICLE 3
REGISTRATION PROCEDURES.
The procedures to be followed by the Company and each Holder electing to sell Registrable Securities in a Registration Statement pursuant to this Agreement, and the respective rights and obligations of the Company and such Holders with respect to the preparation, filing and effectiveness of such Registration Statement are as follows:
Section 3.1The Company will, at least three (3) Business Days prior to the anticipated filing of the Registration Statement and any related Prospectus or any amendment or supplement thereto (other than, after effectiveness of the Registration Statement, any filing made under the Exchange Act that is incorporated by reference into the Registration Statement), (i) furnish to such Holders copies of all such documents prior to filing and (ii) use reasonable best efforts to address in each such document when so filed with the Commission such comments as such Holders reasonably shall propose prior to the filing thereof.
Section 3.2The Company will use reasonable best efforts to as promptly as reasonably practicable (i) prepare and file with the Commission such amendments, including post-effective amendments, and supplements to the Registration Statement and the Prospectus used in connection therewith as may be necessary under applicable law to keep such Registration Statement continuously effective with respect to the disposition of all Registrable Securities covered thereby for its Effectiveness Period and, subject to the limitations contained in this Agreement, prepare and file with the Commission such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities held by the

Holders, (ii) cause the related Prospectus to be amended or supplemented by any required prospectus supplement, and, as so supplemented or amended, filed pursuant to Rule 424, and (iii) respond to any comments received from the Commission with respect to each Registration Statement or any amendment thereto and, as promptly as reasonably practicable, provide such Holders true and complete copies of all correspondence from and to the Commission relating to such Registration Statement that pertains to such Holders as selling stockholders (but not any comments that would result in the disclosure to such Holders of material and non-public information concerning the Company).
Section 3.3The Company will comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the Registration Statements and the disposition of all Registrable Securities covered by each Registration Statement.
Section 3.4The Company will notify such Holders who are included in a Registration Statement as promptly as reasonably practicable: (i) (A) when a Prospectus or any prospectus supplement or post-effective amendment to a Registration Statement in which such Holder is included has been filed; (B) when the Commission notifies the Company whether there will be a “review” of the applicable Registration Statement and whenever the Commission comments in writing on such Registration Statement (in which case the Company shall provide true and complete copies thereof and all written responses thereto to each of such Holders that pertain to such Holders as selling stockholders); and (C) with respect to each applicable Registration Statement or any post-effective amendment thereto, when the same has been declared effective; (ii) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to such Registration Statement or Prospectus or for additional information that pertains to such Holders as sellers of Registrable Securities; (iii) of the issuance by the Commission of any stop order suspending the effectiveness of such Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; and (v) of the occurrence of any event or passage of time that makes any statement made in such Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to such Registration Statement, Prospectus or other documents so that, in the case of such Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or, in the case of the Prospectus, it will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (provided, that no notice by the Company shall be required pursuant to this clause (v) in the event that the Company either promptly files a prospectus supplement to update the Prospectus or a Form 8-K or other appropriate Exchange Act report that is incorporated by reference into the Registration Statement, which, in either case, contains the requisite information that results in such Registration Statement no longer containing any untrue statement of material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein not misleading or results in such Prospectus no longer including any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading).
Section 3.5The Company will use reasonable best efforts to avoid the issuance of or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, in each case, as promptly as reasonably practicable, or if any such order or suspension is made effective during any Blackout Period (as defined below) or Suspension Period, as promptly as reasonably practicable after the expiration of such Blackout Period or Suspension Period, as applicable.
Section 3.6During the Effectiveness Period, the Company will furnish to each such Holder, upon request and without charge, at least one (1) conformed copy of each Registration Statement and each amendment thereto and all exhibits to the extent requested by such Holder (including those incorporated by reference) promptly after the filing of such documents with the Commission; provided, that the Company will not have any obligation to provide any document pursuant to this clause that is publicly available on the Commission’s EDGAR system.
Section 3.7The Company will promptly deliver to each Holder, upon request and without charge, as many copies of each Prospectus or Prospectuses (including each form of prospectus) authorized by the Company for use and each amendment or supplement thereto as such Holder may reasonably request during the Effectiveness Period. Subject to the terms of this Agreement, including Section 7(b), the Company consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Holders in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto.
Section 3.8The Company will cooperate with such Holders to facilitate the timely preparation and delivery of certificates or book-entry notations, as applicable, representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates or book-entry notations, as applicable, shall be free of all restrictive legends indicating that the Registrable Securities are unregistered or unqualified for resale under the Securities Act, Exchange Act or other applicable securities laws, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Holder may request in writing. In connection therewith, if required by the Company’s transfer agent, the Company will promptly, after the Effective Date of the Registration Statement, cause an opinion of counsel as to the effectiveness of the Registration Statement to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to issue or transfer such Registrable Securities without any such legend upon sale by the Holder of such Registrable Securities under the Registration Statement; provided that the applicable Holder shall (i) deliver such documents reasonably requested by the Company or the Company’s transfer agent in connection with such request and (ii) agree not to sell such shares unless an effective registration statement is on file with the SEC or there is an applicable exemption from registration for such sale under the Securities Act or the rules promulgated thereunder.
Section 3.9Upon the occurrence of any event contemplated by Section 3(d)(v), as promptly as reasonably practicable, the Company will prepare a supplement or amendment, including a post-effective amendment, if required by applicable law, to the affected Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, no Registration Statement will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and no Prospectus will include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
Section 3.10Each Holder agrees to furnish to the Company any other information regarding the Holder and the distribution of such securities as the Company reasonably determines is required to be included in the Registration Statement or any Prospectus or prospectus supplement.
Section 3.11Notwithstanding any other provision of this Agreement, the Company shall not be required to file a Registration Statement (or any amendment thereto) or, if the Company has filed a Registration Statement and has included Registrable Securities therein, the Company shall be entitled to suspend the offer and sale of Registrable Securities pursuant to such Registration Statement, for a reasonable period of time but not in excess of forty-five (45) days if (i) the Board reasonably determines that a postponement is in the best interest of the Company and its stockholders generally due to a pending transaction involving the Company (including a pending securities offering by the Company) which filing or failure to suspend the offer and sale of Registrable Securities pursuant to such Registration Statement would materially interfere with such transaction, (ii) the Board reasonably determines such registration would render the Company unable to comply with applicable securities laws or (iii) the Board reasonably determines such registration would require disclosure of material information that the Company has a bona fide and material business purpose for preserving as confidential (any such period, a “Blackout Period”); provided, that in no event shall any Blackout Period together with any Suspension Period exceed an aggregate of one hundred (100) days in any one- (1-) year period.
Section 3.12In connection with any transaction or series of anticipated transactions (i) effected pursuant to the Registration Statement, (ii) with reasonably anticipated gross proceeds in excess of $25 million or involving Registrable Securities having a fair market value in excess of $25 million and (iii) involving a broker, agent, counterparty, underwriter, bank or other financial institution (“Financial Counterparty”), to the extent reasonably requested by the Financial Counterparty in order to engage in the proposed transaction, the Company will use commercially reasonable efforts to cooperate with the Holders to allow the Financial Counterparty to conduct due diligence reasonable and customary in connection with such transactions, including a customary due diligence call with members of management of the Company and the Financial Counterparty.

Section 3.13The restrictive legend on any Shares covered by this Agreement shall be removed if (a) such Shares are sold pursuant to an effective Registration Statement, (b) a Registration Statement covering the sale of such Shares is effective under the Securities Act (subject to Section 3(h)), (c) the Shares may be resold pursuant to Rule 144 subject only to compliance with paragraph (c) of Rule 144 (i.e., such Holder is not an affiliate of the Company, and has not been an affiliate of the Company for the previous three months, and has satisfied the six-month holding period under Rule 144) and the applicable Holder delivers to the Company a representation and/or “will comply” letter, as applicable, certifying that, among other things, such Holder will only transfer such Shares pursuant to Rule 144 and will, upon request following any lapse of availability of Rule 144, cooperate with the Company to not make sales pursuant to Rule 144 until Rule 144 is available, (d) such Shares may be sold by the applicable Holder free of restrictions without regard to Rule 144(b) under the Securities Act (i.e., such Holder is not an affiliate of the Company, and has not been an affiliate of the Company for the previous three months, and has satisfied the one-year holding period under Rule 144) or (e) such Shares are being sold, assigned or otherwise transferred pursuant to Rule 144; provided, that with respect to clause (c), (d) or (e) above, the applicable Holder has provided all documentation and evidence (which may include representation letters and an opinion of counsel) as may reasonably be required by the Company or its transfer agent to confirm that the legend may be removed under applicable securities laws (the “Legend Removal Documents”). The Company shall cooperate with the applicable Holder covered by this Agreement to effect the removal of the legends on such Shares pursuant to this Section 3(l) as soon as reasonably practicable after the delivery of notice from such Holder that the conditions to removal are satisfied (together with any Legend Removal Documents), including, without limitation, by delivering an instruction letter and an opinion of counsel to the Company to the Company’s transfer agent no later than one Trading Day following the delivery of such notice. The Company shall bear all direct costs and expenses associated with the removal of a legend pursuant to this Section 3(l) (including, without limitation, costs of counsel of the Company and any fees required for processing of any instruction letter delivered by the Company); provided, that the applicable Holder shall be responsible for all fees and expenses (including of counsel for such Holder) incurred by such Holder with respect to delivering the Legend Removal Documents.
ARTICLE 4
REGISTRATION EXPENSES.
All Registration Expenses incident to the Parties’ performance of or compliance with their respective obligations under this Agreement or otherwise excluding any Selling Expenses shall be borne by the Company, whether or not any Registrable Securities are sold pursuant to a Registration Statement. In addition, the Company shall be responsible for all of its expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including expenses payable to third parties and including all salaries and expenses of their officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on the Trading Market.

ARTICLE 5
INDEMNIFICATION.
Section 5.1The Company shall indemnify and hold harmless each Holder, its Affiliates and each of their respective direct and indirect partners (including partners of partners and stockholders and members of partners), members, stockholders, officers, directors, employees and any agent thereof (collectively, “Holder Indemnified Persons”), to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, joint or several, costs (including reasonable costs of preparation and reasonable attorneys’ fees of a single counsel representing all the Holder Indemnified Persons or, if the representation of all the Holder Indemnified Persons by the same counsel would be inappropriate under applicable standards of professional conduct, then as many counsel as may be needed under such standards of professional conduct to represent all the Holder Indemnified Persons) and expenses, judgments, taxes, fines, penalties, diminution in value, interest, settlements or other amounts of any kind or nature whatsoever (including all amounts paid in investigation, defense or settlement of the foregoing and consequential damages) arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Holder Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (collectively, “Losses”), as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which any Registrable Securities were registered, or included in any preliminary prospectus (if the Company authorized the use of such preliminary prospectus prior to the Effective Date), or in any summary or final prospectus or free writing prospectus (if such free writing prospectus was authorized for use by the Company) or in any amendment or supplement thereto (if used during the period the Company is required to keep the Registration Statement current), or arising out of, based upon or resulting from the omission or alleged omission to state in any such Registration Statement a material fact required to be stated therein or necessary to make the statements made therein not misleading or in any such preliminary prospectus (if the Company authorized the use of such preliminary prospectus prior to the Effective Date), or in any summary or final prospectus or free writing prospectus (if such free writing prospectus was authorized for use by the Company) or in any amendment or supplement thereto (if used during the period the Company is required to keep the Registration Statement current) a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that the Company shall not be liable to any Holder Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue or alleged untrue statement or omission or alleged omission made in such Registration Statement, such preliminary, summary or final prospectus or free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder Indemnified Person specifically for use in the preparation thereof. The Company shall notify the Holders promptly of the institution, threat or assertion of any Proceeding of which the Company is aware in connection with the transactions contemplated by this Agreement. This indemnity shall be in addition to any liability the Company may otherwise have and shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder Indemnified Person or any indemnified party and shall survive the transfer of such securities by such Holder. Notwithstanding anything to the contrary herein, this Section 5 shall survive any termination or expiration of this Agreement indefinitely.
Section 5.2In connection with any Registration Statement in which a Holder participates, such Holder shall, severally and not jointly, indemnify and hold harmless the Company, its Affiliates and each of their respective officers, directors and any agent thereof, to the fullest extent permitted by applicable law, from and against any and all Losses as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in any such Registration Statement, or included in any preliminary prospectus (if used prior to the Effective Date of such Registration Statement), or in any summary or final prospectus or free writing prospectus or in any amendment or supplement thereto (if used during the period the Company is required to keep the Registration Statement current), or arising out of, based upon or resulting from the omission or alleged omission to state in any such Registration Statement a material fact required to be stated therein or necessary to make the statements made therein not misleading or in any such preliminary prospectus (if the Company authorized the use of such preliminary prospectus prior to the Effective Date), or in any summary or final prospectus or free writing prospectus (if such free writing prospectus was authorized for use by the Company) or in any amendment or supplement thereto (if used during the period the Company is required to keep the Registration Statement current) a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, but only to the extent that the same are made in reliance and in conformity with information relating to the Holder furnished in writing to the Company by such Holder for use therein. This indemnity shall be in addition to any liability such Holder may otherwise have and shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any indemnified party. In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the proceeds received by such Holder from the sale of the Registrable Securities giving rise to such indemnification obligation.
Section 5.3Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). Failure to give prompt written notice shall not release the indemnifying party from its obligations hereunder.
Section 5.4If the indemnification provided for in this Section 5 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any Losses referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such Losses (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Holders, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the untrue or alleged untrue statement of a material fact or the omission to state a material fact that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.
ARTICLE 6
FACILITATION OF SALES PURSUANT TO RULE 144.
To the extent it shall be required to do so under the Exchange Act, the Company shall timely file the reports required to be filed by it under the Exchange Act or the Securities Act (including the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144), and shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144. Upon the request of any Holder in connection with that Holder’s sale pursuant to Rule 144, the Company shall deliver to such Holder a written statement as to whether it has complied with such requirements.
ARTICLE 7
MISCELLANEOUS.
Section 7.1Remedies. In the event of actual or potential breach by the Company of any of its obligations under this Agreement, each Holder, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.
Section 7.2Discontinued Disposition. Each Holder agrees that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in clauses (ii) through (v) of Section 3(d), such Holder will forthwith discontinue disposition of such Registrable Securities under the Registration Statement until such Holder’s receipt of the copies of the prospectus supplement or amended Registration Statement as contemplated by Section 3(i) or until it is advised in writing by the Company that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement (a “Suspension Period”). The Company may provide appropriate stop orders to enforce the provisions of this Section 7(b).
Section 7.3Amendments and Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and Holders that hold a majority of the Registrable Securities as of the date of such waiver or amendment; provided, that any waiver or amendment that would have a disproportionate adverse effect on a Holder relative to the other Holders shall require the consent of such Holder. The Company shall provide prior notice to all Holders of any proposed waiver or amendment. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.
Section 7.4Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via electronic mail with confirmation of receipt as specified in this Section 7(d) prior to 5:00 p.m. in the time zone of the receiving party on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via electronic mail with confirmation of receipt as specified in this Agreement later than 5:00 p.m. in the time zone of the receiving party on any date, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service or (iv) upon actual receipt by the Party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:	Crescent Energy Company Attention: Bo Shi, General Counsel 600 Travis Street, Suite 7200 Houston, Texas 77002 E-mail: Bo.Shi@crescentenergyco.com

With copy to:

Kirkland & Ellis LLP Attention: Michael W. Rigdon, P.C.; Billy Vranish 609 Main St., Suite 4700 Houston, Texas 77002 E-mail: michael.rigdon@kirkland.com; billy.vranish@kirkland.com

If to any Person who is then the registered Holder:
To the address of such Holder as indicated on the signature page of this Agreement or, if different, as it appears in the applicable register for the Registrable Securities or as may be designated in writing by such Holder in accordance with this Section 7(d).

Section 7.5Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns. Except as provided in this Section 7(e), this Agreement, and any rights or obligations hereunder, may not be assigned without the prior written consent of the Company. Notwithstanding anything in the foregoing to the contrary, the rights of a Holder pursuant to this Agreement with respect to all or any portion of its Registrable Securities may be assigned without such consent (but only with all related obligations) with respect to such Registrable Securities (and any Registrable Securities issued as a dividend or other distribution with respect to, in exchange for or in replacement of such Registrable Securities) by such Holder to a transferee of such Registrable Securities; provided, that (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Registrable Securities with respect to which such registration rights are being assigned, (ii) the transferee of such Registrable Securities is an Affiliate of the transferring Holder, and (iii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Agreement. The Company may not assign its rights or obligations hereunder without the prior written consent of the Holders.
Section 7.6No Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, shall be construed to give any Person, other than the Parties hereto or their respective successors and permitted assigns, and the Persons entitled to indemnification pursuant to Section 5, who are each hereby made an express third party beneficiary thereof, with the right to enforce their respective rights to indemnification pursuant thereto under this Agreement, any legal or equitable right, remedy, claim or benefit under or in respect of this Agreement.
Section 7.7Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. In the event that any signature is delivered by electronic mail transmission, such signature shall create a valid binding obligation of the Party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such signature delivered by facsimile or electronic mail transmission were the original thereof.
Section 7.8Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware. Each of the Parties irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the United States District Court for the District of Delaware and the appellate courts therefrom for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.

Service of process in connection with any such suit, action or proceeding may be served on each Party anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the Parties irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.
Section 7.9Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.
Section 7.10Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.
Section 7.11Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior contracts or agreements with respect to the subject matter hereof and the matters addressed or governed hereby, whether oral or written.
Section 7.12Termination. Except for Section 5, this Agreement shall terminate as to any Holder, when all Registrable Securities held by such Holder no longer constitute Registrable Securities.
[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY:

CRESCENT ENERGY COMPANY

By:
Name:	David C. Rockecharlie
Title:	Chief Executive Officer
[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

HOLDER:

RIDGEMAR ENERGY OPERATING, LLC

By:
Name:
Title: